The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-164414
SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 20, 2010)

$1,000,000,000

Energy Transfer Equity, L.P.
     % Senior Notes due 2020

We are offering $1,000,000,000 aggregate principal amount of our     % Senior Notes due 2020. Interest on the notes will accrue from          , 2010 and will be payable semi-annually on           and           of each year, beginning on          , 2011. The notes will mature on          , 2020.

We may redeem some or all of the notes at any time at a price equal to 100% of the principal amount of the notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date.

The notes initially will be secured on a first priority, equal and ratable basis with the loans under our senior secured revolving credit facility and our senior secured term loan facility by a lien on all assets that from time to time secure our obligations under those facilities, subject to certain exceptions and permitted liens and subject to the terms of an intercreditor agreement. The liens securing the notes will be released in full if the liens securing our senior secured term loan facility are released, after which the notes will be unsecured. If the indebtedness under our senior secured term loan facility is discharged concurrently with the closing of this offering, the notes will be unsecured when issued. The notes will be our senior obligations, ranking equally in right of payment with our other existing and future unsubordinated debt and senior to any of our future subordinated debt.

If we experience a Change of Control together with a Rating Decline, each as defined herein, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Covenants.”

The obligations to make payments of principal, premium, if any, and interest on the notes are solely our obligations. The notes will initially not be guaranteed by any of our subsidiaries, including Energy Transfer Partners, L.P. and Regency Energy Partners LP.

None of the Securities and Exchange Commission, any state securities commission or any other U.S. regulatory authority has approved or disapproved of the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the notes.

Per
	Note	Total

Price to Public(1)	%	$
Underwriting Discount	%	$
Proceeds to Energy Transfer Equity, L.P. (Before Expenses)	%	$

(1)	Plus accrued interest from , 2010, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company on or about          , 2010.

Joint Book-Running Managers
Credit Suisse
Morgan Stanley
Wells Fargo Securities
BofA Merrill Lynch
CITI
UBS Investment Bank

Co-Managers
BNP PARIBAS
Deutsche Bank Securities
SunTrust Robinson Humphrey

The date of this prospectus supplement is September   , 2010.

Prospectus Supplement

Prospectus
About This Prospectus	1
Energy Transfer Equity, L.P.	1
Energy Transfer Partners, L.P.	1
Cautionary Statement Concerning Forward-Looking Statements	2
Risk Factors	4
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Debt Securities	5
Plan of Distribution	8
Legal Matters	9
Experts	9
Where You Can Find More Information	10
Incorporation of Certain Documents by Reference	10

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents that offer varying levels of detail:

•	the accompanying prospectus, which provides general information, some of which may not apply to the notes; and

•	this prospectus supplement, which provides a summary of the specific terms of the notes.

Generally, when we refer to this “prospectus,” we are referring to both documents combined.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should not assume that any information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

None of Energy Transfer Equity, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes by you under applicable laws. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of an investment in the notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.energytransfer.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus supplement and does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement and the accompanying prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Forms 8-K and 8-K/A filed January 20, 2010, January 28, 2010, March 30, 2010, April 29, 2010, May 11, 2010, May 13, 2010, June 2, 2010, July 29, 2010, August 10, 2010 and September 15, 2010; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and before the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement and the accompanying prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet web site at the address provided above or by writing or calling us at the address set forth below.

Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Attention: Sonia Aubé
Telephone: (214) 981-0700

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain forward-looking statements that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations, cash flow and financial condition and our ability to make scheduled payments on or to refinance our debt obligations are:

•	the ability of our subsidiaries, Energy Transfer Partners, L.P., or ETP, and Regency Energy Partners LP, or Regency, to make cash distributions to us, which is dependent on the results of operations, cash flows and financial condition of ETP and Regency;

•	the actual amount of cash distributions by ETP and Regency to us, which is affected by the amount of cash reserves, if any, established by the respective Board of Directors of the general partners of ETP and Regency and is outside of our control;

•	the amount of natural gas transported on ETP’s and Regency’s pipelines and gathering systems;

•	the level of throughput in ETP’s and Regency’s natural gas processing and treating facilities;

•	the fees charged and the margins realized by ETP and Regency for gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the prices of natural gas and propane compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil, propane and natural gas production;

•	the availability of imported oil and natural gas;

•	ETP’s ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	availability of local, intrastate and interstate transportation systems;

•	ETP’s and Regency’s continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to ETP’s and Regency’s pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	the maturity of the propane industry and competition from other propane distributors;

•	competition from other midstream companies, interstate pipeline companies and propane distribution companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with ETP’s and Regency’s pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of ETP’s and Regency’s liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by ETP’s and Regency’s customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of ETP’s or Regency’s internal growth projects;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to ETP’s or Regency’s existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and ETP’s and Regency’s ability to access certain capital sources;

•	the deterioration of the credit and capital markets;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to ETP’s or Regency’s financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we, ETP or Regency are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described under “Risk Factors” in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the information contained in this prospectus supplement. It is not complete and may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer herein, including the risk factors beginning on page S-20 and the financial statements incorporated by reference in this prospectus supplement. Unless the context requires otherwise, references to “we,” “us,” “our,” and “ETE” shall mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (or ETP), Energy Transfer Partners GP, L.P. (or ETP GP), the general partner of ETP, ETP GP’s general partner, Energy Transfer Partners, L.L.C. (or ETP LLC), Regency Energy Partners LP (or Regency), Regency GP LP (or Regency GP), the general partner of Regency, and Regency GP’s general partner, Regency GP LLC (or Regency LLC).

We are a publicly traded Delaware limited partnership (NYSE: ETE) that directly and indirectly owns equity interests in ETP and Regency. Our equity interests in ETP and Regency currently consist of:

	General Partner	Incentive
	Interest	Distribution Rights	Common Units

ETP	1.8%	100%	50,226,967
Regency	2.0%	100%	26,266,791

We acquired our equity interests in Regency in a series of transactions, which we refer to as the Regency Transactions, that were completed on May 26, 2010. In the Regency Transactions, we (1) acquired the general partner interest in Regency in exchange for 3,000,000 Series A Convertible Preferred Units having an aggregate liquidation preference of $300.0 million, (2) acquired from ETP an indirect 49.9% interest in Midcontinent Express Pipeline, LLC, or MEP, ETP’s joint venture with Kinder Morgan Energy Partners, L.P., or KMP, that owns the Midcontinent Express Pipeline, and an option to acquire an additional 0.1% interest in MEP in exchange for the redemption by ETP of approximately 12.3 million ETP common units we previously owned and (3) acquired approximately 26.3 million Regency common units in exchange for our contribution of all of our interests in MEP, including the option to acquire an additional 0.1% interest, to Regency. For additional information regarding the Regency Transactions, please see “— Recent Developments — Regency Transactions.”

ETP is a publicly traded, investment-grade limited partnership (NYSE: ETP) that owns and operates a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include approximately 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. In addition to its natural gas operations, ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. Regency is a publicly traded, midstream energy limited partnership (NASDAQ: RGNC) engaged in the gathering, treating, processing, compressing, marketing and transporting of natural gas and natural gas liquids, or NGLs. ETP had total consolidated operating income of $1.1 billion and $543.5 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. Regency had total consolidated operating income of $224.6 million for the year ended December 31, 2009. Regency’s operating income was $19.9 million during January 1, 2010 through May 25, 2010 (the 2010 period prior to the Regency Transactions), and Regency recorded an operating loss of $1.2 million during the period from May 26, 2010 (the date of the Regency Transactions) through June 30, 2010.

Our Interests in ETP

Our equity interests in ETP consist of the following:

•	an approximate 1.8% general partner interest, which we hold through our ownership interests in ETP GP;

•	100% of the incentive distribution rights in ETP, which we hold through our ownership interests in ETP GP; and

•	approximately 50.2 million ETP common units, representing an approximate 26% limited partner interest in ETP.

The ETP incentive distribution rights entitle us, as the indirect holder of those rights, to receive the following percentages of cash distributed by ETP as the following target cash distribution levels are reached:

•	13.0% of all incremental cash distributed in a fiscal quarter after $0.275 has been distributed in respect of each common unit of ETP for that quarter;

•	23.0% of all incremental cash distributed in a fiscal quarter after $0.3175 has been distributed in respect of each common unit of ETP for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed in a fiscal quarter after $0.4125 has been distributed in respect of each common unit of ETP for that quarter.

The aggregate amount of ETP’s cash distributions to us in respect of any given quarter will vary depending on several factors, including ETP’s total outstanding partnership interests on the record date for the distribution, the aggregate cash distributions made by ETP and the amount of ETP’s partnership interests we own. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in ETE and the underlying business of ETP. See “Risk Factors” beginning on page S-20.

Cash Distributions Received from ETP

Prior to the completion of the Regency Transactions on May 26, 2010, our only cash-generating assets were our direct and indirect partnership interests in ETP. These ETP interests consisted of all of ETP’s general partner interest, 100% of ETP’s incentive distribution rights and 62,500,797 ETP common units held by us. Following the completion of the Regency Transactions, the number of ETP common units that we own was reduced to 50,226,967 common units as a result of the redemption by ETP of 12,273,830 common units in connection with the Regency Transactions.

The total amount of distributions we received from ETP relating to our limited partner interests, general partner interest and incentive distribution rights for the periods ended as noted below is as follows (in thousands):

	Six Months
	Ended		Years Ended
	June 30,		December 31,
	2010	2009	2009	2008

Limited Partner Interests	$100,750	$111,720	$223,440	$221,878
General Partner Interest	9,754	9,721	19,505	17,322
Incentive Distribution Rights	184,751	168,310	350,486	298,575

Total distributions received from ETP(1)(2)	$295,255	$289,751	$593,431	$537,775

(1)	Represents cash distributions received in respect of each of the quarters included within the period, including distributions paid in respect of the last quarter of such period after the end of such quarter and excluding distributions paid during the first quarter of such period in respect of the prior quarter.

(2)	The distributions paid by ETP for the periods prior to May 26, 2010, the date of the closing of the Regency Transactions, do not reflect the reduction in the number of ETP common units held by us as a result of the Regency Transactions and the associated reduction in distributions payable in respect of the incentive distribution rights.

For the quarter ended June 30, 2010, we received from ETP a cash distribution of $139.6 million based on our ownership interests in ETP on August 9, 2010, the record date for the cash distributions for such period, of which $4.9 million related to our general partner interest, $89.8 million to our incentive distribution rights and $44.9 million to the approximately 50.2 million ETP common units we currently own. On a pro forma basis assuming no change from ETP’s historical quarterly distribution rates, after giving effect to the reduction in ETP common units held by us as a result of the Regency Transactions and the associated reduction in distributions payable in respect of the incentive distribution rights, we would have received

$524.9 million in cash distributions from ETP for the year ended December 31, 2009, of which $18.8 million would relate to our general partner interest, $326.5 million to our incentive distribution rights and $179.6 million to the approximately 50.2 million ETP common units we currently own.

ETE’s primary cash requirements are for general and administrative expenses, debt service and distributions to its partners. ETE’s assets and liabilities are not available to satisfy the debts and other obligations of ETP, Regency or their respective subsidiaries.

ETP’s Business

ETP is a publicly traded, investment-grade limited partnership that owns and operates a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, an interstate pipeline, natural gas gathering, processing and treating assets located in Texas, New Mexico, Arizona, Louisiana, Utah and Colorado, and three natural gas storage facilities located in Texas. These assets include approximately 17,500 miles of pipeline in service. ETP’s intrastate and interstate pipeline systems transport natural gas from several significant natural gas producing areas, including the Barnett Shale in the Fort Worth Basin in north Texas, the Bossier Sands in east Texas, the Permian Basin in west Texas and New Mexico, the San Juan Basin in New Mexico and other producing areas in south Texas and central Texas. ETP’s gathering and processing operations are conducted in many of these same producing areas as well as in the Piceance and Uinta Basins in Colorado and Utah and the Haynesville Shale in north Louisiana. In addition to its natural gas operations, ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

The following map depicts the major components of ETP’s natural gas operations:

ETP is one of the largest publicly traded limited partnerships in the United States in terms of equity market capitalization and had $11.36 billion of total assets as of June 30, 2010. ETP groups its operations into four reportable segments as outlined below.

Intrastate Transportation and Storage Operations

ETP owns and operates nearly 8,000 miles of intrastate natural gas transportation pipelines and three natural gas storage facilities. ETP owns the largest intrastate pipeline system in the United States. ETP’s intrastate pipeline system interconnects to many major consumption areas in the United States. ETP’s intrastate transportation and storage segment focuses on the transportation of natural gas from various natural gas producing areas to major natural gas consuming markets through connections with other pipeline systems. ETP’s intrastate natural gas pipeline system has an aggregate throughput capacity of approximately 14.3 billion cubic feet per day, or Bcf/d, of natural gas. For the six months ended June 30, 2010, ETP transported an average of 11.6 Bcf/d of natural gas through its intrastate natural gas pipeline system. ETP also provides natural gas storage services for third parties for which it charges storage fees as well as injection and withdrawal fees from the use of its three natural gas storage facilities. ETP’s storage facilities have an aggregate working gas capacity of approximately 74.4 Bcf. In addition to its natural gas storage services, ETP utilizes its Bammel gas storage facility to engage in natural gas storage transactions in which it seeks to find and profit from pricing differences that occur over time. These transactions typically involve a purchase of physical natural gas that is injected into its storage facilities and a related sale of natural gas pursuant to financial futures contracts at a price sufficient to cover its natural gas purchase price and related carrying costs and provide for a gross profit margin.

Based primarily on the increased drilling activities and increased natural gas production in the Barnett Shale in north Texas and the Bossier Sands in east Texas, ETP has pursued a significant expansion of its natural gas pipeline system in order to provide greater transportation capacity from these natural gas supply areas to markets for natural gas. This expansion initiative, which has resulted in the addition of approximately 900 miles of large diameter pipeline ranging from 20 inches to 42 inches with approximately 8.7 Bcf/d of natural gas transportation capacity, includes the following pipeline projects:

•	In April 2007, ETP completed its 243-mile pipeline from Cleburne in north Texas to Carthage in east Texas, which we refer to as the Cleburne to Carthage pipeline, to expand its capacity to transport natural gas produced from the Barnett Shale and the Bossier Sands to its Texoma pipeline and other pipeline interconnections. The Cleburne to Carthage pipeline is primarily a 42-inch diameter natural gas pipeline. In December 2007, ETP completed two natural gas compression projects that added approximately 90,000 horsepower on the Cleburne to Carthage pipeline, increasing its natural gas deliverability at the Carthage Hub to more than 2.0 Bcf/d.

•	In April 2008, ETP completed its approximately 150-mile Southeast Bossier 42-inch natural gas pipeline, which we refer to as the Southeast Bossier pipeline. This pipeline connects ETP’s Cleburne to Carthage pipeline and its East Texas pipeline to its Texoma pipeline. The Southeast Bossier pipeline has an initial throughput capacity of 900 million cubic feet per day, or MMcf/d, that can be increased to 1.3 Bcf/d with the addition of compression. The Southeast Bossier pipeline increases ETP’s takeaway capacity from the Barnett Shale and Bossier Sands and provides increased market access for natural gas produced in these areas.

•	In July 2008, ETP completed its 36-inch Paris Loop natural gas pipeline expansion project in north Texas. This 135-mile pipeline initially provided ETP with an additional 400 MMcf/d of capacity out of the Barnett Shale, which increased to 900 MMcf/d in May 2009. The Paris Loop originates near Eagle Mountain Lake in northwest Tarrant County, Texas and connects to ETP’s Houston Pipe Line system near Paris, Texas.

•	In August 2008, ETP completed an expansion of its Cleburne to Carthage pipeline from the Texoma pipeline interconnect to the Carthage Hub through the installation of 32 miles of 42-inch pipeline. This expansion, which we refer to as the Carthage Loop, added 500 MMcf/d of pipeline capacity from Cleburne to the Carthage Hub. In September 2009, ETP increased the capacity of the Carthage Loop to 1.1 Bcf/d by adding compression to this pipeline.

•	In August 2008, ETP completed the first segment of its 36-inch Maypearl to Malone natural gas pipeline expansion project. This 25-mile pipeline extends from Maypearl, Texas to Malone, Texas, and provides an additional 600 MMcf/d of capacity out of the Fort Worth Basin.

•	In January 2009, ETP completed its Southern Shale natural gas pipeline project, which consists of 31 miles of 36-inch pipeline that originates in southern Tarrant County, Texas and delivers natural gas to its Maypearl to Malone pipeline expansion project. The Southern Shale pipeline provides an additional 700 MMcf/d of takeaway capacity from the Barnett Shale.

•	In January 2009, ETP completed its 36-inch Cleburne to Tolar natural gas pipeline expansion project. This 20-mile pipeline extends from Cleburne, Texas to Tolar, Texas and provides an additional 400 MMcf/d of takeaway capacity from the Barnett Shale.

•	In February 2009, ETP completed its 56-mile Katy Expansion pipeline project. This 36-inch expansion project increased the capacity of its existing ETC Katy natural gas pipeline in southeast Texas by more than 400 MMcf/d.

•	In August 2009, ETP completed its Texas Independence Pipeline, which consists of 143 miles of 42-inch pipeline originating near Maypearl, Texas and ending near Henderson, Texas. This pipeline connects ETP’s ET Fuel System and North Texas System with its East Texas pipeline. The Texas Independence Pipeline expands ETP’s ET Fuel System’s throughput capacity by an incremental 1.1 Bcf/d and, with the addition of compression, the capacity may be expanded to 1.75 Bcf/d.

•	In June 2010, ETP announced plans to construct a 63-mile natural gas pipeline that will originate in Shelby County, Texas, and terminate in Nacogdoches County, Texas. This project will consist of 20- and 24-inch pipe and will have an initial capacity of 645 MMcf/d. The pipeline will interconnect with two interstate pipelines in addition to ETP’s Houston Pipe Line system. Partial service is expected to begin in the third quarter of 2010, with full in-service capabilities by the fourth quarter of 2010.

These pipeline projects are supported principally by fee-based contracts for periods ranging from five to 15 years.

ETP’s intrastate transportation and storage segment accounted for approximately 56% of its total consolidated operating income for the year ended December 31, 2009 and approximately 65% of its total consolidated operating income for the year ended December 31, 2008.

Interstate Transportation Operations

ETP owns and operates the Transwestern pipeline through its subsidiary, Transwestern Pipeline Company, LLC, which we refer to as Transwestern. The Transwestern pipeline is an open-access natural gas interstate pipeline extending from the gas producing regions of west Texas, eastern and northwest New Mexico, and southern Colorado primarily to pipeline interconnects off the east end of its system and to pipeline interconnects at the California border. Including the recently completed projects described below, the Transwestern pipeline comprises approximately 2,700 miles of pipeline with a capacity of 2.1 Bcf/d. The Transwestern pipeline has access to three significant gas basins: the Permian Basin in west Texas and eastern New Mexico; the San Juan Basin in northwest New Mexico and southern Colorado; and the Anadarko Basin in the Texas and Oklahoma panhandle. Natural gas sources from the San Juan Basin and surrounding producing areas can be delivered eastward to Texas intrastate and mid-continent connecting pipelines and natural gas market hubs as well as westward to markets like Arizona, Nevada and California. Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users.

During 2007, ETP initiated the Phoenix pipeline expansion project, consisting of 260 miles of 42-inch and 36-inch pipeline lateral, with a throughput capacity of 500 MMcf/d, connecting the Phoenix, Arizona area to Transwestern’s existing mainline at Ash Fork, Arizona. The Phoenix lateral pipeline was completed in February 2009.

During the third quarter of 2008, ETP completed the San Juan Loop pipeline, a 26-mile loop that provides an additional 375 MMcf/d of capacity to Transwestern’s existing San Juan lateral. This expansion project supports the Phoenix pipeline expansion project by providing additional throughput capacity from the San Juan Basin natural gas producing area to Transwestern’s primary transmission pipeline to supply natural gas for the Phoenix lateral pipeline.

In October 2008, ETP entered into a 50/50 joint venture with KMP for the development of the Fayetteville Express Pipeline, an approximately 185-mile, 42-inch pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. In December 2009, Fayetteville Express Pipeline, LLC, or FEP, received approval of its application for authority from the Federal Energy Regulatory Commission, or FERC, to construct and operate this pipeline. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. Construction began on this project in March 2010 and the pipeline is expected to be in service by late 2010. FEP has secured binding commitments for a minimum of 10 years for transportation of gas volumes with energy equivalents totaling 1.8 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America, or NGPL, in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi, and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc., which owns the general partner of KMP.

In January 2009, ETP announced that it had entered into an agreement with a wholly owned subsidiary of Chesapeake Energy Corporation, or Chesapeake, to construct an approximately 175-mile, 42-inch interstate natural gas pipeline, which we refer to as the Tiger Pipeline. The pipeline will connect to ETP’s dual 42-inch pipeline system near Carthage, Texas, extend through the heart of the Haynesville Shale and end near Delhi, Louisiana, with interconnects to at least seven interstate pipelines at various points in Louisiana. The Tiger Pipeline is anticipated to have an initial throughput capacity of 2.0 Bcf/d, which capacity may be increased up to 2.4 Bcf/d with added compression. The agreement with Chesapeake provides for a 15-year commitment for firm transportation capacity of approximately 1.0 Bcf/d. ETP has also entered into agreements with EnCana Marketing (USA), Inc., a subsidiary of EnCana Corporation, and other shippers that provide for 10-year commitments for firm transportation capacity on the Tiger Pipeline equal to the full initial design capacity of 2.0 Bcf/d in the aggregate. In April 2010, ETP’s application for authority to construct and operate this pipeline was approved by the FERC, and construction began on this project in June 2010. Pending necessary regulatory approvals, the Tiger Pipeline is expected to be in service in the first quarter of 2011. In June 2010, ETP filed an application for authority to construct and operate an expansion of the Tiger Pipeline to add the necessary 400 MMcf/d of capacity. Pending necessary regulatory approvals, this expansion is expected to be completed in the second half of 2011.

ETP’s pipeline segment formerly included its 50% interest in MEP, a 50/50 joint venture with KMP that owns the Midcontinent Express Pipeline. The Midcontinent Express Pipeline is an approximately 500-mile interstate natural gas pipeline that originates near Bennington, Oklahoma, routes through Perryville, Louisiana, and terminates at an interconnect with Transcontinental Gas Pipe Line Corporation’s, or Transco, interstate natural gas pipeline in Butler, Alabama. The first zone of the pipeline, from Bennington, Oklahoma to Perryville, Louisiana, was placed in service in April 2009, and the second zone of the pipeline, from Perryville, Louisiana to Butler, Alabama, was placed in service in August 2009. On May 26, 2010, ETP transferred to ETE substantially all of ETP’s interest in MEP in exchange for 12,273,830 ETP common units owned by ETE. See “— Recent Developments — Regency Transactions” below.

ETP’s interstate transportation segment accounted for approximately 12% of its total consolidated operating income for the year ended December 31, 2009 and approximately 11% of its total consolidated operating income for the year ended December 31, 2008.

Midstream Operations

ETP owns and operates approximately 7,000 miles of in-service natural gas gathering pipelines, three natural gas processing plants, 15 natural gas treating facilities and 11 natural gas conditioning facilities. ETP’s midstream segment focuses on the gathering, compression, treating, conditioning, processing and marketing of natural gas, and its operations are currently concentrated in the Barnett Shale in north Texas, the Bossier Sands in east Texas, the Austin Chalk trend of southeast Texas, the Permian Basin in west Texas, the Piceance and Uinta Basins in Colorado and Utah and the Haynesville Shale in north Louisiana.

ETP’s midstream segment accounted for approximately 12% of its total consolidated operating income for the year ended December 31, 2009 and approximately 14% of its total consolidated operating income for the year ended December 31, 2008.

Retail Propane Operations

ETP is one of the three largest retail propane marketers in the United States, serving more than one million customers across the country. ETP’s propane operations extend from coast to coast with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States. ETP’s propane business has grown primarily through acquisitions of retail propane operations and, to a lesser extent, through internal growth.

The retail propane segment is a margin-based business in which gross profits depend on the excess of sales price over propane supply cost. The market price of propane is often subject to volatile changes as a result of supply or other market conditions over which ETP has no control.

ETP’s propane business is largely seasonal and dependent upon weather conditions in its service areas. Historically, approximately two-thirds of ETP’s retail propane volume and substantially all of its propane-related operating income are attributable to sales during the six-month peak-heating season of October through March. This generally results in higher operating revenues and net income in the propane segment during the period from October through March of each year, and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Cash flow from operations is generally greatest during the period from December to May of each year when customers pay for propane purchased during the six-month peak-heating season. Sales to commercial and industrial customers are much less weather sensitive.

ETP’s retail propane operations accounted for approximately 20% of its total consolidated operating income for the year ended December 31, 2009 and 10% of its total consolidated operating income for the year ended December 31, 2008.

ETP’s Business Strategy

ETP’s business strategy is to increase unitholder distributions and the value of its common units. ETP believes it has engaged, and will continue to engage, in a well-balanced plan for growth through acquisitions, internally generated expansion, and measures aimed at increasing the profitability of its existing assets.

ETP intends to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each common unit. ETP believes that by pursuing independent operating and growth strategies for its natural gas operations and retail propane business, it will be best positioned to achieve its objectives. ETP balances its desire for growth with its goal of preserving a strong balance sheet, strong liquidity and investment grade credit metrics.

ETP expects that acquisitions in natural gas operations will be the primary focus of its acquisition strategy going forward as evidenced by its acquisitions of the Transwestern pipeline and Canyon Gathering System, although ETP also expects to continue to pursue complementary propane acquisitions. ETP also anticipates that its natural gas operations will provide internal growth projects of greater scale compared to those available in its propane business as demonstrated by its significant number of completed natural gas pipeline projects as well as its recently announced pipeline projects.

ETP believes that it is well-positioned to compete in both the natural gas transportation and storage industry and the retail propane industry based on the following strengths:

•	ETP believes that the size and scope of its operations, its stable asset base and cash flow profile, and its investment grade status will be significant positive factors in its efforts to obtain new debt or equity financing in light of current market conditions.

•	ETP’s experienced management team has an established reputation as highly-effective, strategic operators within its operating segments. In addition, ETP’s management team is motivated to effectively and efficiently manage its business operations through performance-based incentive compensation programs and through ownership of a substantial equity position in us and therefore benefits from incentive distribution payments ETP makes to ETP GP.

Our Interests in Regency

Our equity interests in Regency consist of the following:

•	a 2.0% general partner interest, which we hold through our ownership interests in Regency GP and Regency LLC;

•	100% of the incentive distribution rights in Regency, which we hold through our ownership interests in Regency GP; and

•	approximately 26.3 million Regency common units, representing an approximate 19% limited partner interest in Regency.

The Regency incentive distribution rights entitle us, as the indirect holder of those rights, to receive the following percentages of cash distributed by Regency as the following target cash distribution levels are reached:

•	13% of all incremental cash distributed in a fiscal quarter after $0.4025 has been distributed in respect of each common unit of Regency for that quarter;

•	23% of all incremental cash distributed in a fiscal quarter after $0.4375 has been distributed in respect of each common unit of Regency for that quarter; and

•	the maximum sharing level of 48% of all incremental cash distributed in a fiscal quarter after $0.525 has been distributed in respect of each common unit of Regency for that quarter.

The aggregate amount of Regency’s cash distributions to us in respect of any given quarter will vary depending on several factors, including Regency’s total outstanding partnership interests on the record date for the distribution, the aggregate cash distributions made by Regency and the amount of Regency’s partnership interests we own. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in ETE and the underlying business of Regency. See “Risk Factors” beginning on page S-20.

Cash Distributions Receivable from Regency

For the quarter ended June 30, 2010, we received from Regency a cash distribution of $13.7 million based on our ownership interests in Regency on August 6, 2010, the record date for the cash distributions for such period, of which $1.1 million related to our general partner interest, $0.9 million to our incentive distribution rights and $11.7 million to the approximately 26.3 million Regency common units we currently own. On a pro forma basis assuming no change from Regency’s historical quarterly distribution rates, after giving effect to the acquisition of our equity interests in Regency pursuant to the Regency Transactions, we would have received $53.9 million in cash distributions from Regency for the year ended December 31, 2009, of which $3.9 million would relate to our general partner interest, $3.2 million to our incentive distribution rights and $46.8 million to the approximately 26.3 million Regency common units we currently own.

Regency’s Business

Regency is a publicly traded Delaware limited partnership, formed in 2005, engaged in the gathering, treating, processing, compressing, marketing and transporting of natural gas and NGLs. Regency provides these services through pipeline systems located primarily in Louisiana, Texas, Arkansas, Pennsylvania and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. Regency’s midstream assets are located in historically well-established areas of natural gas production that have been characterized by long-lived, predictable reserves.

Regency divides its operations into four business segments:

Gathering, Treating and Processing

Regency provides “wellhead-to-market” services to producers of natural gas, including transporting raw natural gas from the wellhead through gathering systems, treating raw natural gas to remove carbon dioxide and hydrogen sulfide, processing raw natural gas to separate NGLs and selling or delivering the pipeline-quality natural gas and NGLs to various markets and pipeline systems;

Transportation

Regency owns an approximate 49.99% interest in its RIGS Haynesville Partnership Co. joint venture, or HPC, which, through its ownership of the Regency Intrastate Gas System, or RIGS, delivers natural gas from northwest Louisiana to markets as well as downstream pipelines in northeast Louisiana through a 450-mile intrastate pipeline system. Regency serves as the operator of the joint venture and provides all employees and services for the operation and management of the joint venture’s assets. Following the completion of the Regency Transactions, Regency also owns an indirect 49.9% interest in MEP, a joint venture with KMP to own the Midcontinent Express Pipeline. The Midcontinent Express Pipeline, operated by KMP, is an approximate 500-mile interstate natural gas pipeline that originates near Bennington, Oklahoma, routes through Perryville, Louisiana, and terminates at an interconnect with Transco’s interstate natural gas pipeline in Butler, Alabama;

Contract Services

Regency provides turn-key natural gas compression services whereby Regency guarantees its customers 98% mechanical availability of its compression units for land installation and 96% mechanical availability for over-water installations. Regency also provides a full range of field services, including gas cooling, dehydration, JT plant leasing and sulfur treating services through the recently acquired Zephyr Gas Services, LP, or Zephyr;

Corporate and Other

Regency’s fourth business segment primarily consists of Regency’s corporate offices and Gulf States Transmission Corporation, a 10-mile interstate pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana. This pipeline has a FERC-certificated capacity of 150 MMcf/d.

Recent Developments

Regency Transactions

On May 26, 2010, we, ETP, Regency and certain affiliates of GE Energy Financial Services, Inc., or GE EFS, completed a series of transactions, which we refer to as the Regency Transactions, pursuant to which:

•	we acquired a 100% equity interest in Regency GP and Regency LLC, the general partner entities of Regency, from an affiliate of GE EFS in exchange for 3,000,000 Series A Convertible Preferred Units having an aggregate liquidation preference of $300.0 million;

•	we acquired the equity interests in an entity that owns a 49.9% membership interest in MEP and an option to acquire the equity interests in an entity that owns a 0.1% membership interest in MEP, which is exercisable on May 27, 2011, which we refer to as the Option, from ETP in exchange for the redemption by ETP of approximately 12.3 million ETP common units owned by us; and

•	we contributed the equity interests in the entity that owns a 49.9% membership interest in MEP along with our rights under the Option to a subsidiary of Regency in exchange for approximately 26.3 million newly issued Regency common units.

New Revolving Credit Facility

ETE has received commitments from financial institutions for a new five-year $200.0 million revolving credit facility. The new facility will replace the existing revolving credit facility and is expected to close concurrently with the closing of the offering of the notes offered hereby.

Our Management and Management of ETP and Regency

LE GP, LLC is our general partner. Our general partner manages and directs all of our activities. Our officers and directors are officers and directors of LE GP, LLC. The members of our general partner elect our general partner’s Board of Directors. The Board of Directors of our general partner has the authority to appoint our executive officers, subject to provisions in the limited liability company agreement of our general partner. Pursuant to other authority, the Board of Directors of our general partner may appoint additional management personnel to assist in the management of our operations and, in the event of the death, resignation or removal of our president, may appoint a replacement.

ETP is managed by its general partner, ETP GP, which is in turn managed by its general partner, ETP LLC. ETP LLC is ultimately responsible for the business and operations of ETP GP and ETP. Accordingly, the board of directors and officers of ETP LLC make decisions on behalf of ETP. For example, the amount of distributions paid under ETP’s cash distribution policy is subject to the determination of the board of directors of ETP LLC, taking into consideration the terms of ETP’s partnership agreement. Seven of the 10 current directors of our general partner also serve as directors of ETP LLC.

Regency is managed by its general partner, Regency GP, which is in turn managed by its general partner, Regency LLC. Regency LLC is ultimately responsible for the business and operations of Regency GP and Regency. Accordingly, the board of directors and officers of Regency LLC make decisions on behalf of Regency. Following the completion of the Regency Transactions, we own the membership interests in Regency LLC and the partnership interests in Regency GP. Additionally, two of the 10 current directors of our general partner also serve on the board of directors of Regency LLC.

Our Principal Executive Offices

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. Our web site address is www.energytransfer.com. Information contained on our web site, however, is not incorporated into or otherwise a part of this prospectus supplement or accompanying prospectus.

Organizational Structure

The following chart depicts our organizational structure as of the date of this prospectus supplement and our June 30, 2010 debt balances, as adjusted to give effect to the issuance of the notes and the application of the net proceeds as described in “Use of Proceeds” and to our entry into a new revolving credit agreement. Additionally, the information below reflects June 30, 2010 debt balances for ETP and Regency, as adjusted for reductions in those balances from the proceeds of recent equity issuances.

(1)	Includes approximately 560,000 common units owned by management of ETP.

(2)	Includes unamortized discounts and fair value adjustments.

(3)	Does not include the outstanding debt of joint ventures of ETP and Regency. See “Capitalization” and “Description of Other Indebtedness.”

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should also read the more detailed information contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Energy Transfer Equity, L.P.

Notes Offered	We are offering $1,000,000,000 aggregate principal amount of % Senior Notes due 2020.

Maturity	, 2020.

Interest Rate	Interest on the notes will accrue at the per annum rate of %.

Interest Payment Dates	Interest on the notes will accrue from the issue date of the notes and be payable semi-annually on and of each year, beginning on , 2011.

Ranking	Unless the collateral release event described below has occurred, our obligations under the notes will be secured on a first priority, equal and ratable basis with our obligations under our senior secured revolving credit facility, which we refer to as the revolving credit facility, and our senior secured term loan facility, which we refer to as the term loan facility, by a lien on substantially all assets that from time to time secure our obligations under those facilities, subject to certain exceptions and permitted liens. Initially, the collateral for the notes and our credit facilities will consist primarily of all of the common units of ETP and Regency that are owned by us and the equity interests we own in our restricted subsidiaries. Our restricted subsidiaries own all of the incentive distribution rights related to ETP and Regency and the general partner interests in ETP and Regency. The liens securing the notes will be subject to the terms of an intercreditor agreement, under which the collateral agent for the lenders under our revolving credit facility, referred to as the revolving bank collateral agent, will generally be entitled to sole control of all decisions and actions, including foreclosure, with respect to the collateral, even if an event of default under the notes has occurred, and neither the holders of notes nor the trustee will generally be entitled to independently exercise remedies with respect to the collateral. In addition, the revolving bank collateral agent will be entitled, without the consent of holders of notes or the trustee, to amend the terms of the security documents securing the notes (subject to certain limitations) and to release the liens of the secured parties on any part of the collateral at any time.

All of the liens securing the notes may be released, at our election, if all outstanding indebtedness under our term loan facility is discharged or if all liens on the collateral securing our obligations under the term loan facility are released. We refer to such a release as the “collateral release event.” After the collateral release event, the notes will be unsecured and will effectively rank junior to our secured indebtedness to the extent of the value of collateral securing such indebtedness. If the indebtedness under our term loan facility is discharged concurrently with the closing of this offering, the notes will be unsecured when issued. We expect our revolving credit facility to continue to be secured by a substantial portion of our assets following the occurrence of the collateral release event.

The notes will be our senior obligations. The notes will rank equally in right of payment with all of our other existing and future senior indebtedness and senior to any of our subordinated indebtedness. Assuming we had completed this offering on June 30, 2010, after giving effect to the application of the use of proceeds of this offering, we would have had approximately $700.5 million of indebtedness outstanding that would rank equally in right of payment to the notes as of that date. See “Description of Notes — Ranking” and “— Security for the Notes.”

The notes initially will not be guaranteed by any of our subsidiaries. However, if at any time following the issue date of the notes, any of our subsidiaries guarantees or becomes a co-obligor with respect to any indebtedness, or if at any time following the issue date of the notes any Restricted Subsidiary of ETE otherwise incurs any indebtedness, then such subsidiary or Restricted Subsidiary, as the case may be, will also guarantee the notes on terms provided for in the indenture; provided, however, that prior to November 2, 2012, ETE GP Acquirer LLC and ETE Services Company, LLC may guarantee our obligations in respect of the credit facility without guaranteeing our obligations with respect to the notes. With respect to the assets of our subsidiaries that do not guarantee the notes, including ETP and Regency, the notes will effectively rank junior to all existing and future obligations of those subsidiaries. As of September 8, 2010, our subsidiaries, including ETP, Regency and their respective subsidiaries, had outstanding approximately $7.14 billion of indebtedness that would effectively rank senior to the notes with respect to the assets of those subsidiaries.

Optional Redemption	We may redeem the notes in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. See “Description of Notes — Optional Redemption.”

Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The covenants in the indenture include a limitation on liens, a limitation on transactions with affiliates and a restriction on sale-leaseback transactions. The covenants will generally not apply to ETP, Regency and their respective subsidiaries. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described in “Description of Notes — Covenants.”

Mandatory Offer to Repurchase	If we experience a change of control together with a rating decline, each as defined in the indenture, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Covenants.”

Use of Proceeds	We anticipate using approximately $142.1 million of the net proceeds of this offering to repay all of the outstanding indebtedness under our revolving credit facility and approximately $741.9 million of the net proceeds of this offering to repay a portion of the indebtedness outstanding under our term loan facility. In addition, we anticipate using the remaining approximately $99.0 million of the net proceeds of this offering to fund the estimated cost to terminate interest rate swap agreements relating to these outstanding borrowings. See “Use of Proceeds” and “Description of Other Indebtedness.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the state of New York.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the notes.

Original Issue Discount	The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. If the notes are issued with OID, then such OID will accrue from the date of issuance of the notes and will be included as interest income in a U.S. holder’s gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable, regardless of such holder’s method of tax accounting. See “Certain United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Stated Interest and OID on the Notes.”

Summary Historical Financial Data

We historically have had no separate operating activities apart from those conducted by ETP. On May 26, 2010, we completed the Regency Transactions as described in “ — Recent Developments — Regency Transactions.” We have accounted for the Regency Transactions using the purchase method of accounting. As a result, we commenced consolidating the results of Regency and its consolidated subsidiaries on May 26, 2010. The table below under “Consolidated Financial Data” reflects our consolidated operations prior to the consummation of the Regency Transactions, including the operations of ETP and its consolidated subsidiaries, except as indicated below. The table under “Energy Transfer Equity Unconsolidated Stand-Alone Financial Data” reflects the operations of ETE and its subsidiaries ETP LLC and ETP GP on an unconsolidated stand-alone basis, excluding the operations of the other subsidiaries of ETE. References in this prospectus supplement to financial information for ETE on a stand-alone basis refer to the financial information for ETE on an unconsolidated stand-alone basis without including the operations of the subsidiaries of ETE.

In November 2007, we changed our fiscal year end from August 31 to December 31 and, in connection with such change, we have reported financial results for a four-month transition period ended December 31, 2007.

The selected historical financial data should be read in conjunction with the consolidated financial statements of Energy Transfer Equity, L.P., which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The amounts in the tables below are in thousands.

Consolidated Financial Data

					Four Months
	Six Months Ended		Years Ended		Ended	Year Ended
	June 30,		December 31,		December 31,	August 31,
	2010	2009	2009	2008	2007	2007
	(unaudited)

Statement of Operations Data:
Revenues:
Investment in ETP	$3,139,687	$2,781,917	$5,417,295	$9,293,868	$2,349,510	$6,792,037
Investment in Regency	102,980	—	—	—	—	—
Other	(2,157)	(253)	—	(501)	(168)	—

Total revenues	3,240,510	2,781,664	5,417,295	9,293,367	2,349,342	6,792,037
Gross margin	1,171,285	1,196,532	2,295,239	2,355,287	675,688	1,713,831
Depreciation and amortization	184,816	154,888	325,024	274,372	75,406	191,383
Operating income	518,289	571,129	1,110,398	1,098,903	316,651	809,336
Interest expense, net of interest capitalized	(250,734)	(220,950)	(468,420)	(357,541)	(103,375)	(279,986)
Income before income tax expense	192,867	430,978	707,100	683,562	192,758	563,359
Income tax expense	9,264	9,470	9,229	3,808	9,949	11,391
Net income attributable to noncontrolling interest	51,558	165,597	255,398	304,710	90,132	232,608
Net income attributable to partners	132,045	255,911	442,473	375,044	92,677	319,360
Balance Sheet Data (at period end):
Current assets	$1,084,534	$872,030	$1,267,959	$1,180,995	$1,403,796	$1,050,578
Total assets	16,361,954	11,435,309	12,160,509	11,069,902	9,462,094	8,183,089
Current liabilities	1,183,068	925,714	889,745	1,208,921	1,241,433	932,815
Long-term debt, less current maturities	8,776,173	7,265,314	7,750,998	7,190,357	5,870,106	5,198,676
Total equity	5,630,258	2,945,635	3,220,251	2,339,316	2,091,156	1,835,300
Other Financial Data:
Cash flow provided by operating activities	$801,936	$653,488	$723,461	$1,143,720	$208,635	$1,006,320
Cash flow used in investing activities	(786,185)	(875,514)	(1,345,756)	(2,015,585)	(995,943)	(2,158,090)
Cash flow provided by financing activities	183	244,364	598,587	907,331	766,515	1,202,916
Capital expenditures:
Maintenance (accrual basis)	43,855	44,283	102,652	140,968	48,998	89,226
Growth (accrual basis)	600,944	402,240	530,333	1,921,679	604,371	998,075
Cash (received in) paid for acquisitions	129,390	6,362	(30,367)	84,783	337,092	90,695
Ratio of earnings to fixed charges	1.67	2.81	2.39	2.74	2.58	2.75

Energy Transfer Equity Unconsolidated Stand-Alone Financial Data

					Four Months
	Six Months Ended		Years Ended		Ended	Year Ended
	June 30,		December 31,		December 31,	August 31,
	2010	2009	2009	2008	2007	2007
	(unaudited)

Statement of Operations Data:
Equity in earnings of affiliates	$221,740	$287,534	$526,383	$551,835	$168,547	$435,247
Selling, general and administration expense	(17,415)	(2,822)	(4,970)	(6,453)	(2,875)	(8,496)
Interest expense	(36,916)	(38,139)	(74,049)	(91,822)	(37,071)	(104,405)
(Losses) Gains on non-hedged interest rate derivatives	(35,177)	9,394	(5,620)	(77,435)	(27,670)	(1,952)
Other, net	(212)	(628)	79	(1,056)	(8,128)	(405)
Net income	132,045	255,911	442,473	375,044	92,677	319,360
Balance Sheet Data (at period end):
Current assets	$2,895	$2,136	$1,446	$684	$11,694	$25,783
Total assets	2,228,837	1,721,281	1,718,948	1,671,339	1,630,940	1,537,875
Current liabilities	198,939	70,777	71,513	61,419	27,978	10,507
Long-term debt, less current maturities	1,450,000	1,572,498	1,573,951	1,571,642	1,572,643	1,571,500
Cash Flow Data:
Cash flow provided by operating activities	$233,100	$230,641	$468,969	$436,819	$77,360	$239,777
Cash flow from investing activities	3,016	—	—	—	—	—
Cash flow provided by (used in) financing activities	(236,116)	(230,641)	(468,969)	(436,799)	(85,919)	968,689
Distributable Cash Flow:
Cash distributions related to period expected from ETP associated with:
Limited partner interests	$100,750	$111,720	$223,440	$221,878	$70,313	$199,221
General partner interest	9,754	9,721	19,505	17,322	5,110	13,676
Incentive distribution rights	184,751	168,310	350,486	298,575	85,775	222,353

Total distributions related to period expected from ETP	295,255	289,751	593,431	537,775	161,198	435,250
Cash distributions related to period expected from Regency associated with:
Limited partner interests	$11,689	$—	$—	$—	$—	$—
General partner interest	1,105	—	—	—	—	—
Incentive distribution rights	915	—	—	—	—	—

Total cash distribution expected from Regency	13,709	—	—	—	—	—
Pro rata cash settlement related to Regency Transactions:
Received from ETP related to 12,273,830 ETP common units redeemed	$10,451	$—	$—	$—	$—	$—
Paid to Regency related to 26,266,791 Regency common units	(7,436)	—	—	—	—	—

Net pro rata cash settlement for period from April 1, 2010 through May 25, 2010	$3,015	$—	$—	$—	$—	$—

Total cash distributions expected from ETP and Regency including pro rata cash settlement	311,979	289,751	593,431	537,775	161,198	435,250
ETE related expenses	(17,161)	(2,603)	(3,678)	(7,007)	(11,288)	(10,343)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate derivatives	(53,160)	(44,888)	(95,337)	(97,654)	(34,748)	(100,933)

Distributable Cash Flow	$241,658	$242,260	$494,416	$433,114	$115,162	$323,974

Distributable Cash Flow is an important non-GAAP financial measure for management and investors because it indicates whether we are generating cash flows at levels that can sustain quarterly cash distributions to our unitholders at current or increased levels. There are material limitations to using measures such as Distributable Cash Flow, including the difficulty associated with using such a measure as the sole method to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculation of Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income and cash flow from operating activities.

Definition of Distributable Cash Flow

For the periods shown in the table above, we define Distributable Cash Flow for a period as cash distributions from ETP and Regency in respect of such period in connection with our investments in limited and general partner interests of ETP and Regency (determined based on cash distributions declared by ETP and Regency during such period), net of our cash expenditures for general and administrative costs and interest. The calculation of Distributable Cash Flow includes cash distributions received in respect of each of the quarters included within the period, including distributions paid in respect of the last quarter of such period after the end of such quarter and excluding distributions paid during the first quarter of such period in respect of the prior quarter. The GAAP measures most directly comparable to Distributable Cash Flow are net income and cash flow provided by operating activities for ETE on a stand-alone basis.

Distributable Cash Flow previously presented in our press releases was reduced by contributions made to ETP to maintain our general partner interest at 2.0%. In July 2009, ETP amended and restated its partnership agreement and as a result, we are no longer required to maintain a 2.0% general partner interest. Consequently, our capital contributions to ETP have been removed from the calculation of Distributable Cash Flow. Contributions to maintain the general partner interest were $3.4 million and $13.1 million for the years ended December 31, 2009 and December 31, 2008, respectively.

					Four Months
	Six Months Ended		Years Ended		Ended	Year Ended
	June 30,		December 31,		December 31,	August 31,
	2010	2009	2009	2008	2007	2007

Reconciliation of Net income to Distributable Cash Flow:
Net income	$132,045	$255,911	$442,473	$375,044	$92,677	$319,360
Adjustments to derive Distributable Cash Flow:
Equity in income of unconsolidated affiliates	(221,740)	(287,534)	(526,383)	(551,835)	(168,547)	(435,247)
Distributions related to period expected from ETP	295,255	289,751	593,431	537,775	161,198	435,251
Distributions related to period expected from Regency	13,709	—	—	—	—	—
Net pro rata cash settlement related to Regency Transactions	3,015	—	—	—	—	—
Amortization included in interest	2,153	4,162	6,309	5,076	1,006	2,630
Unrealized (gains) losses on non-hedged interest rate swaps	16,764	(20,307)	(21,965)	66,231	28,805	1,952
Other non-cash	457	277	551	823	23	28

Distributable Cash Flow	$241,658	$242,260	$494,416	$433,114	$115,162	$323,974

					Four Months
	Six Months Ended		Years Ended		Ended	Year Ended
	June 30,		December 31,		December 31,	August 31,
	2010	2009	2009	2008	2007	2007

Reconciliation of Cash flow provided by operating activities to Distributable Cash Flow:
Cash flow provided by operating activities	$233,100	$230,641	$468,969	$436,819	$77,360	$239,777
Adjustments to derive Distributable Cash Flow:
Distributions related to period expected from ETP	295,255	289,751	593,431	537,775	161,198	435,251
Distributions related to period expected from Regency	13,709	—	—	—	—	—
Cash distributions received from ETP	(301,206)	(281,205)	(574,775)	(535,342)	(110,878)	(360,602)
Net pro rata cash settlement related to Regency Transactions	3,015	—	—	—	—	—
Deferred income taxes	(858)	573	645	—	—	—
Net changes in operating assets and liabilities	(1,357)	2,500	6,146	(6,138)	(12,518)	9,548

Distributable Cash Flow	$241,658	$242,260	$494,416	$433,114	$115,162	$323,974

Regency Energy Partners Consolidated Financial Data

The table below reflects the consolidated operations of Regency and its subsidiaries for the periods provided. The selected historical financial data should be read in conjunction with the consolidated financial statements of Regency, which are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K filed on September 15, 2010. The amounts in the table below are in thousands.

	Successor	Predecessor
	Period from
	Acquisition
	(May 26,	Period from	Six Months
	2010) to	January 1,	Ended	Years Ended
	June 30,	2010 to	June 30,	December 31,
	2010	May 25, 2010	2009	2009	2008	2007
Statement of Operations Data:
Revenues:
Gas sales	$48,103	$232,063	$254,793	$481,400	$1,126,760	$744,681
NGL sales	28,766	166,362	107,261	262,652	409,476	347,737
Gathering, transportation and other fees	22,884	116,061	142,079	273,770	286,507	100,644
Net realized and unrealized gain from derivatives	(130)	(716)	26,970	41,577	(21,233)	(34,266)
Other	3,357	15,477	12,417	30,098	62,294	31,442

Total revenues	102,980	529,247	543,520	1,089,497	1,863,804	1,190,238
Depreciation and amortization	10,995	46,084	54,125	109,893	102,566	55,074
Operating (loss) income	(1,152)	19,936	185,579	224,636	163,973	59,364
Interest expense, net	(8,109)	(36,459)	(33,795)	(77,996)	(63,243)	(52,016)
Income (loss) before income tax expense	(4,650)	(4,542)	153,963	139,394	101,062	(12,600)
Income tax (benefit) expense	245	404	(416)	(1,095)	(266)	931
Net income attributable to noncontrolling interest	(29)	(406)	(100)	(91)	(312)	(305)
Net income attributable to Regency	(4,924)	(5,352)	154,279	140,398	101,016	(13,836)

	Successor		Predecessor
	Period from
	Acquisition
	(May 26,		Period from	Six Months
	2010) to		January 1,	Ended	Years Ended
	June 30,		2010 to	June 30,	December 31,
	2010		May 25, 2010	2009	2009	2008	2007
Balance Sheet Data (at period end):
Current assets	$166,077			$158,827	$178,776	$236,403	$179,893
Total assets	4,595,292			2,477,284	2,533,414	2,458,639	1,278,410
Current liabilities	154,365			128,506	161,308	216,950	198,258
Long-term debt, net	1,276,640			1,185,385	1,014,299	1,126,229	481,500
Total partners’ capital and non-controlling interest	3,026,579			1,148,520	1,243,010	1,099,413	563,293
Other Financial Data:
Net cash flows (used in) provided by operating activities	$(16,207)		$89,421	$69,271	$143,960	$181,298	$79,529
Net cash flows (used in) provided by investing activities	(46,935)		(148,450)	(36,003)	(156,165)	(948,629)	(157,933)
Net cash flows provided by (used in) financing activities	44,454		72,186	(24,592)	21,433	734,959	99,443
Capital expenditures:
Growth	77,271	(a)		81,349	136,260	354,727	78,305
Maintenance	7,858	(a)		7,933	20,170	18,247	7,734

(a)	Includes capital expenditures incurred during the period from January 1, 2010 through May 25, 2010.

RISK FACTORS

In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our structure as a limited partnership, our industry and our partnership could materially impact our future performance and results of operations. We have provided below a list of these risk factors that should be reviewed when considering an investment in the notes. These are not all the risks we face and other factors currently considered immaterial or unknown to us may impact our future operations.

Risks Related to the Notes

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries.

We do not own any operating assets. Our principal assets consist of approximately 50.2 million common units of ETP and 26.3 million common units of Regency in addition to the incentive distribution rights and general partner interests of ETP and Regency. We own these incentive distribution rights and general partner interests through wholly owned subsidiaries. Initially, none of our subsidiaries will guarantee our obligations with respect to the notes. Creditors of our subsidiaries that do not guarantee the notes will have claims with respect to the assets of those subsidiaries that rank effectively senior to claims of the holders of the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. Also, there are federal and state laws that could invalidate any guarantee of our subsidiary or subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of a guaranteeing subsidiary would also rank effectively senior to the notes, to the extent of the assets of that subsidiary. Furthermore, such subsidiaries are not prohibited under the indenture from incurring additional indebtedness.

None of ETP, Regency or any of their respective subsidiaries will guarantee the payment of the notes, and our ability to pay principal and interest on the notes is dependent upon ETP and Regency having sufficient cash available for distributions on their respective common units and incentive distribution rights after satisfaction of the debt obligations of ETP, Regency and their respective subsidiaries.

None of ETP, Regency or any of their respective subsidiaries will guarantee our obligations with respect to the notes. Our ability to pay principal and interest on the notes is dependent upon our receipt of cash distributions from ETP and Regency in respect of our ETP and Regency common units and incentive distribution rights, which cash distributions are subject to the priority rights of creditors of ETP, Regency and their respective subsidiaries. Accordingly, creditors of ETP, Regency and their respective subsidiaries will have claims, with respect to the assets of ETP, Regency and their respective subsidiaries, that rank effectively senior to the notes. In the event of any distribution or payment of assets of ETP, Regency and their respective subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of the creditors of ETP, Regency and their respective subsidiaries must be satisfied prior to ETP or Regency making any such distribution to us in respect of our direct or indirect equity interests in ETP or Regency. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts distributed to us to make payments in respect of the notes. As of September 8, 2010, the notes would have been effectively subordinated to approximately $7.14 billion of outstanding indebtedness of ETP, Regency and their respective subsidiaries. Furthermore, none of ETP, Regency or any of their respective subsidiaries are subject to any provisions of the indenture, and therefore the indenture does not prohibit ETP, Regency or any of their respective subsidiaries from incurring additional indebtedness.

We will have a substantial amount of indebtedness following this offering, which may adversely affect our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

We have significant debt obligations. If we are unable to meet our debt obligations, we may need to consider refinancing or amending credit agreements or debt indentures or adopting alternative strategies to reduce or delay expenditures or seeking additional equity capital. Assuming we had completed this offering on June 30, 2010, after giving effect to the notes offered hereby and the use of proceeds therefrom, we would have had indebtedness of approximately $9.1 billion. In addition, our subsidiaries, including ETP, Regency and their respective subsidiaries, had outstanding approximately $7.14 billion of indebtedness as of September 8, 2010 that would effectively rank senior to the notes with respect to the assets of those subsidiaries.

Our substantial debt could have important consequences to you. For example, it could make it more difficult for us to satisfy our obligations with respect to the notes, increase our vulnerability to general adverse economic and industry conditions, and limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity. In addition, the indenture governing the notes, the agreements governing our revolving and term loan facilities and any of our future debt agreements may contain financial and other restrictive covenants that will limit our ability to decide how to operate our business. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

There may not be sufficient collateral to pay all or any of the notes.

Our indebtedness and other obligations under our revolving and term loan credit facilities and the notes (unless the collateral release event has occurred) are, and certain other secured indebtedness that we may incur in the future will be, secured by a first-priority lien on certain of our assets. No fair market value appraisals of any collateral have been prepared in connection with this offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Although a public trading market exists for the portion of the collateral represented by the common units of ETP and Regency, the market may not be sufficiently liquid for you to realize that value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends.

In addition, the collateral securing the notes is subject to liens permitted under the terms of the indenture and the intercreditor agreement, whether arising on or after the date the notes were issued. To the extent that third parties hold prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral securing the notes. The indenture will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our senior secured debt obligations, including the notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our unsecured senior indebtedness and other obligations, including trade payables.

The collateral securing the Notes may be diluted under certain circumstances.

The revolving and term loan facilities will permit us to incur additional debt up to applicable maximum debt threshold amounts. Any additional debt secured by the collateral pursuant to the revolving and term loan facilities would dilute the value of the rights the holders of the notes have in the collateral.

Under certain circumstances, the collateral securing the notes may be released, and the notes will thereafter become unsecured.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent, including:

•	if all outstanding indebtedness under our term loan facility is discharged or if all liens on collateral securing our obligations under the term loan facility are released, all of the liens securing the notes may be released in accordance with the covenant described under “Description of Notes — Security for the Notes — Release of Collateral;” or

•	upon the consent of holders of at least two-thirds in principal amount of the notes then outstanding, in accordance with the covenant described under “Description of Notes — Amendments and Waivers.”

If the collateral securing the notes is released or the notes are unsecured when issued, the notes will rank effectively junior to any of our secured indebtedness to the extent of the collateral value of that secured indebtedness.

The provisions of the intercreditor agreement relating to the collateral securing the notes will limit the rights of holders of the notes with respect to that collateral, even during an event of default.

Under the intercreditor agreement, the controlling agent will generally be entitled to sole control of all decisions and actions, including foreclosure, with respect to collateral, even if an event of default under the notes has occurred, and neither the holders of the notes nor the trustee will generally be entitled to independently exercise remedies with respect to the collateral. In addition, the controlling agent will be entitled, without the consent of holders of the notes or the trustee, to amend the terms of the security documents securing the notes (subject to certain limitations) and to release the liens of the secured parties on any part of the collateral at any time. See “Description of Notes — Security for the Notes — Intercreditor Agreement.”

Your interest in the collateral may be adversely affected by the failure to record or perfect security interests in certain collateral.

Applicable law requires that security interests in certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The liens on the collateral securing the notes may not be perfected if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, even though it may constitute an event of default under the indenture governing the notes, a third-party creditor could gain priority over one or more liens on the collateral securing the notes by recording an intervening lien or liens. Although the indenture will contain customary further assurances covenants, the trustee will not monitor the future acquisition of property and rights that constitute collateral, or take any action to perfect security interests in such acquired collateral.

Our credit ratings may not reflect all the risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Bankruptcy laws may limit your ability to realize value from a sale of the collateral securing the notes.

The right of any collateral agent to foreclose upon and sell the collateral securing the notes upon the occurrence of an event of default under the indenture could be restricted under the United States Bankruptcy Code, or the Bankruptcy Code, if a bankruptcy case is commenced by or against us before the collateral agent has repossessed and disposed of the collateral. Upon the commencement of a case for relief under Chapter 11 of the Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case or from disposing of security repossessed from the debtor without bankruptcy court approval. Furthermore, the Bankruptcy Code permits a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the amount of debt it secures.

In light of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of bankruptcy courts, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due under the notes, the holders of the notes would hold secured claims to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

We may incur substantially more debt, which could further exacerbate the risks related to our indebtedness.

Assuming we had completed this offering on June 30, 2010, after giving effect to the notes offered hereby and the use of proceeds therefrom, we would have had approximately $9.1 billion of indebtedness outstanding. In addition, as of September 8, 2010, our subsidiaries, including ETP, Regency and their respective subsidiaries, had outstanding approximately $7.14 billion of indebtedness outstanding. We and our subsidiaries, including ETP and Regency, may incur substantial additional indebtedness in the future, including pursuant to our revolving credit facility. The terms of the indenture do not prohibit us from doing so. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our partnership. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Notes” and “Description of Other Indebtedness.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control triggering event because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under our revolving credit facility. Our revolving credit facility provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction.

The notes may be issued with original issue discount, in which case you generally will be required to accrue income before you receive cash attributable to the original issue discount on the notes. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the original discount on the notes.

The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. If the notes are issued with OID and if you are a U.S. holder (as defined below), you generally will be required to accrue OID on a current basis as ordinary income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “Certain United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders— Stated Interest and OID on the Notes.”

Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of OID on the notes.

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities for which there is no established public market. Although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended, we do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

Risks Inherent in an Investment in Us

Our only assets are our partnership interests, including the incentive distribution rights, in ETP and Regency and, therefore, our cash flow is dependent upon the ability of ETP and Regency to make distributions in respect of those partnership interests.

We do not have any significant assets other than our partnership interests in ETP and Regency. As a result, our ability to make required payments on the notes depends on the performance of ETP, Regency and their respective subsidiaries and ETP’s and Regency’s ability to make cash distributions to us, which is dependent on the results of operations, cash flows and financial condition of ETP and Regency.

The amount of cash that ETP and Regency can distribute to their partners, including us, each quarter depends upon the amount of cash they generate from their operations, which will fluctuate from quarter to quarter and will depend on, among other things:

•	the amount of natural gas transported through ETP’s and Regency’s transportation pipelines and gathering systems;

•	the level of throughput in processing and treating operations;

•	the fees charged and the margins realized by ETP and Regency for gathering, treating, processing, storage and transportation services;

•	the price of natural gas;

•	the relationship between natural gas and NGL prices;

•	the weather in their respective operating areas;

•	the cost of the propane ETP buys for resale and the prices it receives for its propane;

•	the level of competition from other midstream companies, interstate pipeline companies, propane companies and other energy providers;

•	the level of their respective operating costs;

•	prevailing economic conditions; and

•	the level of their respective derivative activities.

In addition, the actual amount of cash that ETP and Regency will have available for distribution will also depend on other factors, such as:

•	the level of capital expenditures they make;

•	the level of costs related to litigation and regulatory compliance matters;

•	the cost of acquisitions, if any;

•	the levels of any margin calls that result from changes in commodity prices;

•	debt service requirements;

•	fluctuations in working capital needs;

•	their ability to make working capital borrowings under their respective credit facilities to make distributions;

•	their ability to access capital markets;

•	restrictions on distributions contained in their respective debt agreements; and

•	the amount, if any, of cash reserves established by the board of directors of their respective general partners in their discretion for the proper conduct of their respective businesses.

ETE does not have any control over many of these factors, including the level of cash reserves established by the board of directors of ETP’s and Regency’s respective general partners. Accordingly, we cannot guarantee that ETP or Regency will have sufficient available cash to pay a specific level of cash distributions to its partners.

Furthermore, you should be aware that the amount of cash that ETP and Regency have available for distribution depends primarily upon cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, ETP and Regency may make cash distributions during periods when they record net losses and may not make cash distributions during periods when they record net income. Please read “Risks Related to the Businesses of ETP and Regency” for a discussion of further risks affecting ETP’s and Regency’s ability to generate distributable cash flow.

A reduction in ETP’s or Regency’s distributions will disproportionately affect the amount of cash distributions to which we are entitled, which may adversely impact our ability to make required payments on the notes.

Our indirect ownership of 100% of the incentive distribution rights in ETP, through our ownership of equity interests in ETP GP, the holder of the incentive distribution rights, entitles us to receive our pro rata share of specified percentages of total cash distributions made by ETP as it reaches established target cash distribution levels. We currently receive our pro rata share of cash distributions from ETP based on the highest incremental percentage, 48%, to which ETP GP is entitled pursuant to its incentive distribution rights in ETP. A decrease in the amount of distributions by ETP to less than $0.4125 per common unit per quarter would reduce ETP GP’s percentage of the incremental cash distributions above $0.3175 per common unit per quarter from 48% to 23%. As a result, any such reduction in quarterly cash distributions from ETP would have the effect of disproportionately reducing the amount of all distributions that we receive from ETP based on our ownership interest in the incentive distribution rights in ETP as compared to cash distributions we receive from ETP on our general partner interest in ETP and our ETP common units.

Similarly, at the historical level of Regency distributions prior to the completion of the Regency Transactions, Regency GP received its pro rata share of incremental cash distributions from Regency at the 23% level pursuant to its incentive distribution rights in Regency. A decrease in the amount of distributions by Regency to less than $0.4375 per common unit per quarter would have reduced Regency GP’s percentage of the incremental cash distributions above $0.4025 per common unit per quarter from 23% to 13%. As a result, following the completion of the Regency Transactions and our acquisition of the equity interests in Regency GP any such reduction in quarterly cash distributions from Regency would have the effect of disproportionately reducing the amount of all distributions that we receive from Regency based on our ownership interest in the incentive distribution rights of Regency as compared to cash distributions we receive from Regency on our general partner interest in Regency and our Regency common units.

The consolidated debt level and debt agreements of ETP and Regency and those of their subsidiaries may limit the distributions we receive from ETP and Regency, our future financial and operating flexibility and our ability to make required payments on the notes.

As of June 30, 2010, ETP had approximately $6.1 billion of consolidated debt outstanding, excluding the credit facilities of its joint ventures, which it guarantees in part, and Regency had approximately $1.3 billion of consolidated debt outstanding. ETP’s and Regency’s levels of indebtedness affect their operations in several ways, including, among other things:

•	a significant portion of ETP’s and Regency’s cash flows from operations will be dedicated to the payment of principal and interest on then outstanding debt and will not be available for other purposes, including payment of distributions to us;

•	covenants contained in ETP’s and Regency’s existing debt arrangements require ETP and Regency to meet financial tests that may adversely affect their flexibility in planning for and reacting to changes in their respective businesses;

•	ETP’s and Regency’s ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•	ETP and Regency may be at a competitive disadvantage relative to similar companies that have less debt;

•	ETP and Regency may be more vulnerable to adverse economic and industry conditions as a result of their significant debt levels; and

•	failure to comply with the various restrictive covenants of the debt agreements could negatively impact ETP’s and Regency’s ability to incur additional debt, including their ability to utilize the available capacity under their respective revolving credit facilities, and to pay distributions.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand as of the end of a fiscal quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to reimburse our general partner for all expenses it has incurred on our behalf;

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units may decrease with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease and we may not be able to issue equity to recapitalize.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes and our indebtedness under our credit facilities, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our credit agreement and the indenture that will govern the notes. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and any proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

ETP and Regency are not prohibited from competing with us.

Neither our partnership agreement nor the partnership agreements of ETP or Regency prohibit ETP or Regency from owning assets or engaging in businesses that compete directly or indirectly with us. Additionally, ETP’s partnership agreement prohibits us from engaging in the retail propane business in the United States. In addition, ETP or Regency may acquire, construct or dispose of any assets in the future without any obligation to offer us the opportunity to purchase or construct any of those assets.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

In addition to our exposure to commodity prices, we have significant exposure to increases in interest rates. As of June 30, 2010, we had approximately $2.3 billion of variable rate debt outstanding, including outstanding borrowings under ETP’s and Regency’s revolving credit facilities of $29.3 million and $655.7 million, respectively. We also had the following interest rate swaps outstanding as of June 30, 2010:

		Notional		Hedge
Entity	Term	Amount	Type	Designation
ETE	May 2016	$300,000	Pay an average fixed rate of 5.20% and receive a floating rate	Undesignated
ETE	November 2012	500,000	Pay a fixed rate of 4.57% and receive a floating rate	Undesignated
ETE	November 2012	700,000	Pay an average fixed rate of 4.84% and receive a floating rate	Cash flow
ETP	July 2013	350,000	Pay a floating rate (plus 3.75%) and receive a fixed rate of 6.00%	Fair value
ETP	August 2012	200,000	Forward starting to pay a fixed rate of 3.80% and receive a floating rate	Cash flow
Regency	April 2012	250,000	Pay a fixed rate of 1.325% and receive a floating rate	Undesignated

The credit and risk profile of our general partner and its owners could adversely affect our credit ratings and profile.

The credit and business risk profiles of our general partner or indirect owners of our general partner may be factors in credit evaluations of us as a master limited partnership due to the significant influence of our general partner and indirect owners over our business activities, including our cash distributions, acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of our general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from us to service their indebtedness.

If we cease to manage and control ETP or Regency in the future, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control ETP or Regency and are deemed to be an investment company under the Investment Company Act of 1940, or the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Securities and Exchange Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

Moreover, treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes, in which case we would be treated as a corporation for federal income tax purposes. For further discussion of the importance of our treatment as a partnership for federal income tax purposes and the implications that would result from our treatment as a corporation in any taxable year, please read the risk factor below entitled “Our tax treatment depends on our continuing status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us, ETP or Regency as a corporation for federal income tax purposes or if we, ETP or Regency become subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for payment of principal and interest on the notes.”

If ETP GP or Regency GP withdraws or is removed as ETP’s or Regency’s general partner, as applicable, then we would lose control over the management and affairs of ETP or Regency, the risk that we would be deemed an investment company under the Investment Company Act would be exacerbated and our indirect ownership of the general partner interests and 100% of the incentive distribution rights in ETP or Regency could be cashed out or converted into ETP or Regency common units, as applicable, at an unattractive valuation.

Under the terms of ETP’s or Regency’s respective partnership agreements, ETP GP or Regency GP, as applicable, will be deemed to have withdrawn as general partner if, among other things, it:

•	voluntarily withdraws from the partnership by giving notice to the other partners;

•	transfers all, but not less than all, of its partnership interests to another entity in accordance with the terms of ETP’s or Regency’s partnership agreement, as applicable;

•	makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, seeks to liquidate, acquiesces in the appointment of a trustee, receiver or liquidator, or becomes subject to an involuntary bankruptcy petition; or

•	dissolves itself under Delaware law without reinstatement within the requisite period.

In addition, ETP GP and Regency GP can be removed as general partner if that removal is approved by unitholders holding at least 66 2/3% of ETP’s or Regency’s respective outstanding common units (including units held by ETP GP or Regency GP and their respective affiliates). Currently, ETP GP and its affiliates own approximately 27% of ETP’s outstanding common units, and Regency GP and its affiliates own approximately 19% of Regency’s outstanding common units.

If ETP GP or Regency GP withdraws from being ETP’s or Regency’s respective general partner in compliance with ETP’s or Regency’s partnership agreement, as applicable, or is removed from being ETP’s or Regency’s respective general partner under circumstances not involving a final adjudication of actual fraud, gross negligence or willful and wanton misconduct, it may require the successor general partner to purchase its general partner interests, incentive distribution rights and limited partner interests in ETP or Regency, as applicable, for fair market value. If ETP GP or Regency GP withdraws from being ETP’s or Regency’s respective general partner in violation of ETP’s or Regency’s partnership agreement, as applicable, or is removed from being ETP’s or Regency’s respective general partner in circumstances where a court enters a judgment that cannot be appealed finding it liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as ETP’s or Regency’s respective general partner, and the successor general partner does not exercise its option to purchase the general partner interests, incentive distribution rights and limited partner interests in ETP or Regency, as applicable, for fair market value, then the general partner interests and incentive distribution rights in ETP or Regency, as applicable, could be converted into limited partner interests pursuant to a valuation performed by an investment banking firm or other independent expert. Under any of the foregoing scenarios, ETP GP or Regency GP would lose control over the management and affairs of ETP or Regency, as applicable, thereby increasing the risk that we would be deemed an investment company subject to regulation under the Investment Company Act. In addition, our indirect ownership of the general partner interests and 100% of the incentive distribution rights in ETP and Regency, to which a significant portion of the value of our common units is currently attributable, could be cashed out or converted into ETP or Regency common units, as applicable, at an unattractive valuation.

An impairment of goodwill and intangible assets could reduce our earnings.

At June 30, 2010, our consolidated balance sheet reflected $1.54 billion of goodwill and $933.2 million of intangible assets. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States require us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings with a correlative effect on partners’ equity and balance sheet leverage as measured by debt to total capitalization.

ETP or Regency may issue additional common units, which may increase the risk that ETP or Regency will not have sufficient available cash to maintain or increase its per unit distribution level.

The partnership agreements of each of ETP and Regency allow ETP and Regency, respectively, to issue an unlimited number of additional limited partner interests. The issuance of additional common units or other equity securities by ETP or Regency will have the following effects:

•	unitholders’ current proportionate ownership interest in ETP or Regency, as applicable, will decrease;

•	the amount of cash available for distribution on each common unit or partnership security may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of ETP’s or Regency’s common units, as applicable, may decline.

The payment of distributions on any additional units issued by ETP or Regency may increase the risk that ETP or Regency, as applicable, may not have sufficient cash available to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to meet our obligations, including obligations under the notes.

Our tax treatment depends on our continuing status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us, ETP or Regency as a corporation for federal income tax purposes or if we, ETP or Regency become subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for payment of principal and interest on the notes.

Despite the fact that we, ETP and Regency are each limited partnerships under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. If we are so treated, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we would likely pay additional state income taxes as well. If ETP or Regency were treated as a corporation for federal income tax purposes for any taxable year for which the statute of limitations remains open or for any future taxable year, it would pay federal income tax on its taxable income at the corporate tax rate. In general, distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow. In either case, our cash available for payment of principal and interest on the notes would be substantially reduced.

Moreover, current law may change, causing us, ETP or Regency to be treated as a corporation for federal income tax purposes or otherwise subjecting us, ETP or Regency to entity-level taxation. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that would have affected certain publicly traded partnerships. For example, in response to recent public offerings of interests in the management operations of private equity funds and hedge funds, the U.S. House of Representatives has passed, and the U.S. Senate is considering, legislation that may eliminate partnership tax treatment for certain publicly traded partnerships and recharacterize certain types of income received from partnerships. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the implementation of state income, franchise or other forms of taxation. We, ETP or Regency are unable to predict whether any of these changes, or other proposals, will ultimately be enacted.

Risks Related to Conflicts of Interest

Although we control ETP and Regency through our ownership of their respective general partners, ETP’s general partner owes fiduciary duties to ETP and ETP’s unitholders, and Regency’s general partner owes fiduciaries duties to Regency and Regency’s unitholders, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, on the one hand, and ETP, Regency and their respective limited partners, on the other hand. The directors and officers of ETP’s and Regency’s general partners have fiduciary duties to manage ETP and Regency, respectively, in a manner beneficial to us. At the same time, the general partners have fiduciary duties to manage ETP and Regency, respectively, in a manner beneficial to ETP, Regency and their respective limited partners. The board of directors of ETP’s general partner and Regency’s general partner will resolve any such conflict and have broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest.

For example, conflicts of interest with ETP or Regency may arise in the following situations:

•	the allocation of shared overhead expenses to ETP, Regency and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and ETP or Regency, on the other hand;

•	the determination of the amount of cash to be distributed to ETP’s or Regency’s partners and the amount of cash to be reserved for the future conduct of ETP’s or Regency’s business;

•	the determination of whether to make borrowings under ETP’s or Regency’s respective revolving credit facility to pay distributions to ETP’s or Regency’s partners, as applicable; and

•	any decision we make in the future to engage in business activities independent of ETP or Regency.

The fiduciary duties of our general partner’s officers and directors may conflict with those of ETP’s or Regency’s respective general partners.

Conflicts of interest may arise because of the relationships among ETP, Regency, their general partners and us. Our general partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our unitholders. Some of our general partner’s directors are also directors and officers of ETP’s general partner or Regency’s general partner, and have fiduciary duties to manage the respective businesses of ETP and Regency in a manner beneficial to ETP, Regency and their respective unitholders. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Affiliates of our general partner are not prohibited from competing with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Enterprise GP Holdings L.P. currently has a 40.6% non-controlling equity interest in our general partner and owns approximately 17.6% of our outstanding common units. Enterprise GP Holdings L.P. and its subsidiaries own and operate a North American midstream energy business that competes with us, ETP and Regency with respect to ETP’s and Regency’s respective natural gas midstream businesses.

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us, which may permit them to favor their own interests to the detriment of us.

Conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests. These conflicts include, among others, the following:

•	Our general partner is allowed to take into account the interests of parties other than us, including ETP, Regency and their respective affiliates and any general partners and limited partnerships acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duties to us.

•	Our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing our units, unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•	Our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution.

•	Our general partner determines which costs it and its affiliates have incurred are reimbursable by us.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our partnership agreement limits our general partner’s fiduciary duties to us and restricts the remedies available for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decisions are in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the Audit and Conflicts Committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-

appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Risks Related to the Businesses of ETP and Regency

Since our cash flows consist exclusively of distributions from ETP and Regency, risks to the businesses of ETP and Regency are also risks to us. We have set forth below risks to the businesses of ETP and Regency, the occurrence of which could have a negative impact on their respective financial performance and decrease the amount of cash distributed to us.

ETP and Regency are exposed to the credit risk of their respective customers, and an increase in the nonpayment and nonperformance by their respective customers could reduce their respective ability to make distributions to their unitholders, including to us.

The risks of nonpayment and nonperformance by ETP’s and Regency’s respective customers are a major concern in their respective businesses. Participants in the energy industry have been subjected to heightened scrutiny from the financial markets in light of past collapses and failures of other energy companies. ETP and Regency are subject to risks of loss resulting from nonpayment or nonperformance by their respective customers. The current tightening of credit in the financial markets may make it more difficult for customers to obtain financing and, depending on the degree to which this occurs, there may be a material increase in the nonpayment and nonperformance by ETP’s and Regency’s customers. Any substantial increase in the nonpayment and nonperformance by ETP’s or Regency’s customers could have a material adverse effect on ETP’s or Regency’s respective results of operations and operating cash flows.

ETP is exposed to claims by third parties related to the claims that were previously brought against ETP by the Federal Energy Regulatory Commission, or FERC.

On July 26, 2007, the FERC issued to ETP an Order to Show Cause and Notice of Proposed Penalties, which we refer to as the Order and Notice, that contains allegations that ETP violated FERC rules and regulations. The FERC alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from its commodities derivatives positions and from certain of its index-priced physical gas purchases in the Houston Ship Channel. The FERC alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by the FERC under authority of the Natural Gas Act, or NGA. The FERC alleged that ETP violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. The FERC also alleged that one of ETP’s intrastate pipelines violated various FERC regulations, by, among other things, granting undue preferences in favor of an affiliate. In its Order and Notice, the FERC specified that it was seeking $69.9 million in disgorgement of profits, plus interest, and $82.0 million in civil penalties relating to these market manipulation claims.

In February 2008, the FERC’s Enforcement Staff also recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005 for November 2005 monthly deliveries, a period not previously covered by the FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month.

On August 26, 2009, ETP entered into a settlement agreement with the FERC’s Enforcement Staff with respect to the pending FERC claims against it and on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement resolves all outstanding FERC claims against ETP and provides that ETP make a $5.0 million payment to the federal government and establish a $25.0 million fund for the purpose of settling related third-party claims based on or arising out of the market manipulation allegation against ETP by those third parties that may elect to make a claim against this fund, including existing litigation claims as well as any new claims that may be asserted against this fund. Pursuant to the settlement agreement, the FERC made no findings of fact or conclusions of law. In addition, the settlement agreement specifies that by executing the settlement agreement ETP does not admit or concede to the FERC or any third party any actual or potential fault, wrongdoing or liability in connection with its alleged conduct related to the FERC claims. The settlement agreement also requires ETP to maintain specified compliance programs and to conduct independent annual audits of such programs for a two-year period.

In September 2009, the FERC appointed an administrative law judge, or ALJ, to establish a process for potential claimants to make claims against the $25.0 million fund, to determine the validity of any such claims and to make a recommendation to the FERC relating to the application of this fund to any potential claimants. Pursuant to the process established by the ALJ, a number of parties submitted claims against this fund and, subsequent thereto, the ALJ made various determinations with respect to the validity of these claims and the methodology for making payments from the fund to claimants. In June 2010, each claimant that had been allocated a payment amount from the fund by the ALJ was required to make a determination as to whether to accept the ALJ’s recommended payment amount from the fund, and all such claimants accepted their allocated payment amounts. In connection with accepting the allocated payment amount, each such claimant was required to waive and release all claims against ETP related to this matter. The claims of third parties that did not accept a payment from the fund are not affected by the ALJ’s fund allocation process.

Taking into account the release of claims pursuant to the ALJ fund allocation process discussed above that were the subject of pending legal proceedings, ETP remains a party in three legal proceedings that assert contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in west Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.

One of these legal proceedings involves a complaint filed in February 2008 by an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. ETP filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable, and the state court granted ETP’s motion for summary judgment on that issue. The plaintiff appealed this determination to the First Court of Appeals, Houston, Texas. Both parties submitted briefs related to this appeal, and oral arguments to this appeal were made before the First Court of Appeals on June 9, 2010. On June 24, 2010, the First Court of Appeals issued an opinion affirming the judgment of the lower court granting ETP’s motion for summary judgment. No motion for rehearing was timely filed.

In October 2007, a consolidated class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange, or NYMEX, in violation of the Commodity Exchange Act, or CEA. It is further alleged that during the class period from December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions, and that ETP intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, ETP filed a motion to dismiss the complaint. On March 26, 2009, the court issued an order dismissing the complaint, with prejudice, for failure to state a claim. On April 9, 2009, the plaintiffs moved for reconsideration of the order dismissing the complaint, and on August 26, 2009, the court denied the plaintiffs’ motion for reconsideration. On September 24, 2009, the plaintiffs filed a Notice of Appeal with the United States Court of Appeals for the Fifth Circuit. Both parties submitted briefs related to the motion for reconsideration, and oral arguments on this motion were made before the Fifth Circuit on April 28, 2010. On June 23, 2010, the Fifth Circuit issued an opinion affirming the lower court’s order dismissing the plaintiff’s complaint. No petition for rehearing was timely filed.

In March 2008, a second class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period ETP exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit its own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, ETP filed a motion to dismiss this complaint. On March 26, 2009, the court issued an order dismissing the complaint. The court found that the plaintiffs failed to state a claim on all causes of action and for antitrust injury, but granted leave to amend. On April 23, 2009, the plaintiffs filed a motion for leave to amend to assert only one of the prior antitrust claims and to add a claim for common law fraud and attached a proposed amended complaint as an exhibit. ETP opposed the motion and cross-moved to dismiss. On August 7, 2009, the court denied the plaintiff’s motion and granted ETP’s motion to dismiss the complaint. On September 18, 2009, the plaintiff filed a Notice of Appeal with the United States Court of Appeals for the Fifth Circuit appealing only the common law fraud claim. Both parties submitted briefs related to the judgment regarding the common law fraud claim, and oral arguments were made before the Fifth Circuit on April 27, 2010. We are awaiting a decision from the Fifth Circuit.

ETP is expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such costs are incurred. ETP records accruals for litigation and other contingencies whenever required by applicable accounting standards. Based on the terms of the settlement agreement with the FERC described above, ETP made the $5.0 million payment and established the $25.0 million fund in October 2009. ETP expects the after-tax cash impact of the settlement to be less than $30.0 million due to tax benefits resulting from the portion of the payment that is used to satisfy third party claims, which ETP expects to realize in future periods. Although this payment covers the $25.0 million required by the settlement agreement to be applied to resolve third-party claims, including the existing third-party litigation described above, it is possible that the amount ETP becomes obliged to pay to resolve third-party litigation related to these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of the payment related to those matters. In accordance with applicable accounting standards, ETP will review the amount of its accrual related to these matters as developments related to these matters occur and ETP will adjust its accrual if it determines that it is probable that the amount it may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of its accrual for these matters. As its accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce ETP’s cash available to service its indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP may experience a material adverse impact on its results of operations and its liquidity.

The profitability of certain activities in midstream and intrastate transportation and storage operations is largely dependent upon natural gas commodity prices, price spreads between two or more physical locations and market demand for natural gas and NGLs, which are factors beyond ETP’s or Regency’s control and have been volatile.

Income from midstream and intrastate transportation and storage operations is exposed to risks due to fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been extremely volatile, and ETP and Regency expect this volatility to continue. For example, during the year ended

December 31, 2009, the NYMEX settlement price for the prompt month contract ranged from a high of $6.14 per million Btu, or MMBtu, to a low of $2.84 per MMBtu. Additionally, a composite of the Mt. Belvieu average NGLs price based upon ETP’s average NGLs composition during the year ended December 31, 2009 ranged from a high of approximately $1.17 per gallon to a low of approximately $0.57 per gallon.

The markets and prices for natural gas and NGLs depend upon factors beyond ETP’s and Regency’s control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions, and other factors, including:

•	the impact of weather on the demand for oil and natural gas;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the price, availability and marketing of competitive fuels;

•	the demand for electricity;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.

The use of derivative financial instruments could result in material financial losses by ETP and Regency.

From time to time, ETP and Regency have sought to limit a portion of the adverse effects resulting from changes in natural gas and other commodity prices and interest rates by using derivative financial instruments and other risk management mechanisms. To the extent that either ETP or Regency hedges its commodity price and interest rate exposures, it foregoes the benefits it would otherwise experience if commodity prices or interest rates were to change favorably. In addition, even though monitored by management, ETP’s and Regency’s derivatives activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the derivative arrangement, the hedge is imperfect, commodity prices move unfavorably related to ETP’s or Regency’s physical or financial positions, or internal hedging policies and procedures are not followed.

ETP’s and Regency’s success depends upon their ability to continually contract for new sources of natural gas supply.

In order to maintain or increase throughput levels on ETP’s and Regency’s gathering and transportation pipeline systems and asset utilization rates at their treating and processing plants, ETP and Regency must continually contract for new natural gas supplies and natural gas transportation services. ETP and Regency may not be able to obtain additional contracts for natural gas supplies for their natural gas gathering systems, and they may be unable to maintain or increase the levels of natural gas throughput on their transportation pipelines. The primary factors affecting ETP’s and Regency’s ability to connect new supplies of natural gas to their gathering systems include its success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity and production of natural gas near ETP’s and Regency’s gathering systems or in areas that provide access to its transportation pipelines or markets to which their systems connect. The primary factors affecting ETP’s and Regency’s ability to attract customers to their transportation pipelines consist of their access to other natural gas pipelines, natural gas markets, natural gas-fired power plants and other industrial end-users and the level of drilling and production of natural gas in areas connected to these pipelines and systems.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity and production generally decrease as oil and natural gas prices decrease. ETP and Regency have no control over the level of drilling activity in their areas of operation, the amount of reserves underlying the wells and the rate at which production from a well will decline, sometimes referred to as the “decline rate.” In addition, ETP and Regency have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital.

A substantial portion of ETP’s and Regency’s assets, including their gathering systems and their processing and treating plants, are connected to natural gas reserves and wells for which the production will naturally decline over time. Accordingly, ETP’s and Regency’s cash flows will also decline unless they are able to access new supplies of natural gas by connecting additional production to these systems.

ETP’s and Regency’s transportation pipelines are also dependent upon natural gas production in areas served by their pipelines or in areas served by other gathering systems or transportation pipelines that connect with their transportation pipelines. A material decrease in natural gas production in ETP’s and Regency’s areas of operation or in other areas that are connected to ETP’s or Regency’s areas of operation by third-party gathering systems or pipelines, as a result of depressed commodity prices or otherwise, would result in a decline in the volume of natural gas ETP and Regency handle, which would reduce their respective revenues and operating income. In addition, ETP’s and Regency’s future growth will depend, in part, upon whether they can contract for additional supplies at a greater rate than the natural decline rate in their currently connected supplies.

ETP and Regency may not be able to fully execute their growth strategies if they encounter increased competition for qualified assets.

Each of ETP and Regency have a strategy that contemplates growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. These strategies include constructing and acquiring additional assets and businesses to enhance their ability to compete effectively and diversify their respective asset portfolios, thereby providing more stable cash flow. ETP and Regency regularly consider and enter into discussions regarding, and are currently contemplating, the acquisition of additional assets and businesses, stand-alone development projects or other transactions that ETP and Regency believe will present opportunities to realize synergies and increase cash flow.

Consistent with their acquisition strategies, management of each of ETP and Regency is continuously engaged in discussions with potential sellers regarding the possible acquisition of additional assets or businesses. Such acquisition efforts may involve ETP or Regency management’s participation in processes that involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which ETP or Regency believes it is the only party or one of a very limited number of potential buyers in negotiations with the potential seller. We cannot assure you that ETP’s or Regency’s current or future acquisition efforts will be successful or that any such acquisition will be completed on favorable terms.

In addition, each of ETP and Regency is experiencing increased competition for the assets it purchases or contemplates purchasing. Increased competition for a limited pool of assets could result in ETP or Regency losing to other bidders more often or acquiring assets at higher prices, both of which would limit ETP’s or Regency’s ability to fully execute its growth strategy. Inability to execute their respective growth strategies may materially adversely impact ETP’s or Regency’s results of operations.

If ETP and Regency do not make acquisitions on economically acceptable terms, their future growth could be limited.

ETP’s and Regency’s results of operations and their ability to grow and to increase distributions to unitholders will depend in part on their ability to make acquisitions that are accretive to their respective distributable cash flow.

ETP and Regency may be unable to make accretive acquisitions for any of the following reasons, among others:

•	inability to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	inability to raise financing for such acquisitions on economically acceptable terms; or

•	inability to outbid competitors, some of which are substantially larger than ETP or Regency and may have greater financial resources and lower costs of capital.

Furthermore, even if ETP or Regency consummates acquisitions that it believes will be accretive, those acquisitions may in fact adversely affect its results of operations or result in a decrease in distributable cash flow per unit. Any acquisition involves potential risks, including the risk that ETP or Regency may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

•	significantly increase its interest expense or financial leverage if the acquisition is financed with additional debt;

•	encounter difficulties operating in new geographic areas or new lines of business;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired for which there is no indemnity or the indemnity is inadequate;

•	be unable to hire, train or retrain qualified personnel to manage and operate its growing business and assets;

•	less effectively manage its historical assets, due to the diversion of management’s attention from other business concerns; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If ETP and Regency consummate future acquisitions, their respective capitalization and results of operations may change significantly. As ETP and Regency determine the application of their funds and other resources, you will not have an opportunity to evaluate the economics, financial and other relevant information that ETP and Regency will consider.

If ETP and Regency do not continue to construct new pipelines, their future growth could be limited.

During the past several years, ETP and Regency have constructed several new pipelines, and ETP and Regency are currently involved in constructing additional pipelines. ETP’s and Regency’s results of operations and their ability to grow and to increase distributable cash flow will depend, in part, on their ability to construct pipelines that are accretive to their respective distributable cash flow. ETP or Regency may be unable to construct pipelines that are accretive to distributable cash flow for any of the following reasons, among others:

•	inability to identify pipeline construction opportunities with favorable projected financial returns;

•	inability to raise financing for its identified pipeline construction opportunities; or

•	inability to secure sufficient natural gas transportation commitments from potential customers due to competition from other Regency pipeline construction projects or for other reasons.

Furthermore, even if ETP or Regency constructs a pipeline that it believes will be accretive, the pipeline may in fact adversely affect its results of operations or fail to achieve results projected prior to commencement of construction.

Expanding ETP’s and Regency’s business by constructing new pipelines and treating and processing facilities subjects ETP and Regency to risks.

One of the ways that ETP and Regency have grown their respective businesses is through the construction of additions to existing gathering, compression, treating, processing and transportation systems. The construction of a new pipeline or the expansion of an existing pipeline, by adding additional compression capabilities or by adding a second pipeline along an existing pipeline, and the construction of new processing or treating facilities, involve numerous regulatory, environmental, political and legal uncertainties beyond ETP’s and Regency’s control and require the expenditure of significant amounts of capital to be financed through borrowings, the issuance of additional equity or from operating cash flow. If ETP or Regency undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. For example, ETP currently has several major expansion and new build projects planned or underway, including the Fayetteville Express pipeline and the Tiger pipeline. A variety of factors outside ETP’s or Regency’s control, such as weather, natural disasters and difficulties in obtaining permits and rights-of-way or other regulatory approvals, as well as the performance by third-party contractors has resulted in, and may continue to result in, increased costs or delays in construction. Cost overruns or delays in completing a project could have a material adverse effect on ETP’s or Regency’s results of operations and cash flows. Moreover, revenues may not increase immediately following the completion of particular projects. For instance, if ETP or Regency builds a new pipeline, the construction will occur over an extended period of time, but ETP or Regency, as applicable, may not materially increase its revenues until long after the project’s completion. In addition, the success of a pipeline construction project will likely depend upon the level of natural gas exploration and development drilling activity and the demand for pipeline transportation in the areas proposed to be serviced by the project as well as ETP’s and Regency’s abilities to obtain commitments from producers in these areas to utilize the newly constructed pipelines. In this regard, ETP and Regency may construct facilities to capture anticipated future growth in natural gas production in a region in which such growth does not materialize. As a result, new facilities may be unable to attract enough throughput or contracted capacity reservation commitments to achieve ETP’s or Regency’s expected investment return, which could adversely affect its results of operations and financial condition.

ETP and Regency depend on certain key producers for a significant portion of their supplies of natural gas. The loss of, or reduction in, any of these key producers could adversely affect ETP’s or Regency’s respective business and operating results.

ETP and Regency rely on a limited number of producers for a significant portion of their natural gas supplies. These contracts have terms that range from month-to-month to life of lease. As these contracts expire, ETP and Regency will have to negotiate extensions or renewals or replace the contracts with those of other suppliers. ETP and Regency may be unable to obtain new or renewed contracts on favorable terms, if at all. The loss of all or even a portion of the volumes of natural gas supplied by these producers and other customers, as a result of competition or otherwise, could have a material adverse effect on ETP’s and Regency’s business, results of operations, and financial condition.

ETP and Regency depend on key customers to transport natural gas through their pipelines.

ETP and Regency rely on a limited number of major shippers to transport certain minimum volumes of natural gas on their respective pipelines, and Regency maintains contracts for compression services with a limited number of key customers. The failure of the major shippers on ETP’s or Regency’s pipelines or of other key customers to fulfill their contractual obligations could have a material adverse effect on the cash flow and results of operations of us, ETP or Regency if ETP or Regency, as applicable, was not able to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

Federal, state or local regulatory measures could adversely affect the business and operations of ETP’s and Regency’s midstream and intrastate assets.

Midstream and intrastate transportation and storage operations are generally exempt from FERC regulation under the NGA, but FERC regulation still significantly affects ETP’s and Regency’s businesses and the market for their products. The rates, terms and conditions of some of the transportation and storage services ETP provides on the HPL System, the East Texas pipeline, the Oasis pipeline and the ET Fuel System are subject to FERC regulation under Section 311 of the Natural Gas Policy Act, or NGPA; similarly, FERC regulates the rates, terms and conditions of services with regard to Section 311 service provided by RIGS. Under Section 311, rates charged for transportation and storage must be fair and equitable. Amounts collected in excess of fair and equitable rates are subject to refund with interest, and the terms and conditions of service, set forth in the pipeline’s statement of operating conditions, are subject to FERC review and approval. Should FERC determine not to authorize rates equal to or greater than its currently approved rates, ETP or Regency may suffer a loss of revenue. Failure to observe the service limitations applicable to storage and transportation service under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status and/or the imposition of administrative, civil and criminal penalties.

FERC has adopted new market-monitoring and annual and quarterly reporting regulations, which regulations are applicable to many intrastate pipelines as well as other entities that are otherwise not subject to FERC’s NGA jurisdiction, such as natural gas marketers. These regulations are intended to increase the transparency of wholesale energy markets, to protect the integrity of such markets, and to improve FERC’s ability to assess market forces and detect market manipulation. These regulations may result in administrative burdens and additional compliance costs for ETP and Regency.

The expansion phase of RIGS in North Louisiana was placed in service on January 27, 2010. On January 28, 2010, Regency filed and implemented revised, maximum rates with FERC, which new rates were designed to reflect, on a system-wide basis, the costs of and contracts for the use of the expanded RIGS system. The rate case reflected a substantial increase in the rate base of RIGS, as well as increased costs, including return and income taxes, arising from the Haynesville Expansion Project and Red River Lateral.

On June 15, 2010, Regency filed an uncontested offer of settlement proposing to resolve all issues related to RIGS’ January 28, 2010 rate filing. Among other things, the offer of settlement would allow RIGS to place the revised maximum rates in effect on February 1, 2010 and to avoid any refund obligations. RIGS’ shippers are subject, in large part, to fixed or capped contract rates and as such may be largely unaffected by any increases in RIGS’ maximum rates. The proposed settlement, which was made subject to a shortened comment period, was not protested or made the subject of adverse comments by any party. The uncontested offer of settlement was accepted by FERC by order issued June 24, 2010.

Although the FERC order accepting the Regency’s offer of settlement constitutes a final agency action it is still subject to possible rehearing and judicial appeal. It is thus still possible that FERC may undertake a comprehensive review of the new rates and Regency’s operations and terms of service. FERC has the statutory authority to require a refund, with interest, of Regency’s rates from February 1, 2010. The timing and outcome of this proceeding thus remains uncertain. If FERC requires adjustments, including potential refunds, to the revised transportation rate, or if any contract rates to which Regency has agreed are below the maximum rates it otherwise could charge, Regency’s cash flows and ability to make distributions may be adversely affected. Such results could have a material adverse affect on HPC, the owner of Regency, and Regency’s results of operations and business through its ownership interest in HPC.

ETP and Regency hold transportation contracts with interstate pipelines that are subject to FERC regulation. As shippers on an interstate pipeline, ETP and Regency are subject to FERC requirements related to use of the interstate capacity. Any failure on ETP’s or Regency’s part to comply with the FERC’s regulations or orders could result in the imposition of administrative, civil and criminal penalties.

ETP’s intrastate transportation and storage operations are subject to state regulation in Texas, Louisiana, Utah and Colorado, the states in which ETP operates these types of natural gas facilities. Regency’s intrastate transportation operations are subject to state regulation in Louisiana, the state in which Regency operates this type of natural gas facility. ETP’s and Regency’s intrastate transportation operations located in Texas are subject to regulation as common purchasers and as gas utilities by the Texas Railroad Commission, or TRRC. The TRRC’s jurisdiction extends to both rates and pipeline safety. The rates ETP charges for transportation and storage services are deemed just and reasonable under Texas law unless challenged in a complaint. Should a complaint be filed or should regulation become more active, ETP’s business may be adversely affected.

ETP’s and Regency’s midstream and intrastate transportation operations are also subject to ratable take and common purchaser statutes in the states in which they have those types of operations. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting ETP’s or Regency’s rights as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which ETP and Regency operate have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which ETP and Regency operate that have adopted some form of complaint-based regulation, like Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering rates and access. Other state and local regulations also affect ETP’s or Regency’s business.

ETP’s storage facilities are also subject to the jurisdiction of the TRRC. Generally, the TRRC has jurisdiction over all underground storage of natural gas in Texas, unless the facility is part of an interstate gas pipeline facility. Because the natural gas storage facilities of the ET Fuel System and HPL System are only connected to intrastate gas pipelines, they fall within the TRRC’s jurisdiction and must be operated pursuant to TRRC permit. Certain changes in ownership or operation of TRRC-jurisdictional storage facilities, such as facility expansions and increases in the maximum operating pressure, must be approved by the TRRC through an amendment to the facility’s existing permit. In addition, the TRRC must approve transfers of the permits. Texas laws and regulations also require all natural gas storage facilities to be operated to prevent waste, the uncontrolled escape of gas, pollution and danger to life or property. Accordingly, the TRRC requires natural gas storage facilities to implement certain safety, monitoring, reporting and record-keeping measures.

Violations of the terms and provisions of a TRRC permit or a TRRC order or regulation can result in the modification, cancellation or suspension of an operating permit and/or civil penalties, injunctive relief, or both.

The states in which ETP and Regency conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, or the Pipeline Safety Act, which requires certain pipeline companies to comply with safety standards in constructing and operating the pipelines, and subjects pipelines to regular inspections. Some of ETP’s gathering facilities are exempt from the requirements of the Pipeline Safety Act. In respect to recent pipeline accidents in other parts of the country, Congress and the Department of Transportation have passed or are considering heightened pipeline safety requirements.

Failure to comply with applicable laws and regulations could result in the imposition of administrative, civil and criminal remedies.

ETP’s and Regency’s interstate pipelines are subject to laws, regulations and policies governing the rates they are allowed to charge for their services.

Laws, regulations and policies governing interstate natural gas pipeline rates could affect the ability of ETP’s and Regency’s interstate pipelines to establish rates, to charge rates that would cover future increases in its costs, or to continue to collect rates that cover current costs. NGA-jurisdictional natural gas companies must charge rates that are deemed just and reasonable by FERC. The rates charged by natural gas companies are generally required to be on file with FERC in FERC-approved tariffs. Pursuant to the NGA, existing tariff rates may be challenged by complaint and rate increases proposed by the natural gas company may be challenged by protest. ETP and Regency also may be limited by the terms of negotiated rate agreements from seeking future rate increases, or constrained by competitive factors from charging its FERC-approved maximum just and reasonable rates. Further, rates must, for the most part, be cost-based and FERC may, on a prospective basis, order refunds of amounts collected under rates that have been found by FERC to be in excess of a just and reasonable level.

Transwestern filed a general rate case in September 2006. The rates in this proceeding were settled and are final and no longer subject to refund. Transwestern is not required to file a new general rate case until October 2011. However, shippers (other than shippers that have agreed, as parties to the Stipulation and Agreement, not to challenge Transwestern’s tariff rates through the remaining term of the settlement) have the statutory ability to challenge the lawfulness of tariff rates that have become final and effective. FERC may also investigate such rates absent shipper complaint.

Most of the rates to be paid by the initial shippers on the Midcontinent Express pipeline are established pursuant to long-term, negotiated rate transportation agreements. Other prospective shippers on Midcontinent Express pipeline that elect not to pay a negotiated rate for service may opt instead to pay a cost-based recourse rate established by FERC as part of MEP’s certificate of public convenience and necessity. Negotiated rate agreements generally provide a degree of certainty to the pipeline and shipper as to a fixed rate during the term of the relevant transportation agreement, but such agreements can limit the pipeline’s future ability to collect costs associated with construction and operation of the pipeline that might be higher than anticipated at the time the negotiated rate agreement was entered. FERC applications for authorization to construct, own and operate the Fayetteville Express pipeline and the Tiger pipeline were filed on June 15, 2009 and August 31, 2009, respectively. On December 17, 2009, the FERC issued an order granting authorization to construct, own and operated the Fayetteville Express pipeline, subject to certain conditions. FERC granted the requested authority to construct and operate the Tiger pipeline on April 7, 2010. On June 15, 2010, ETC Tiger Pipeline, LLC (ETC Tiger) filed an application to expand the Tiger pipeline. FERC has not yet ruled on this application.

Any successful challenge to the rates of ETP’s interstate natural gas companies, whether brought by complaint, protest or investigation, could reduce its revenues associated with providing transportation services on a prospective basis. We and ETP cannot assure you that ETP’s interstate pipelines will be able to recover all of their costs through existing or future rates.

The ability of interstate pipelines held in tax-pass-through entities, like ETP and Regency, to include an allowance for income taxes in their regulated rates has been subject to extensive litigation before FERC and the courts, and the FERC’s current policy is subject to future refinement or change.

The ability of interstate pipelines held in tax-pass-through entities, like ETP and Regency, to include an allowance for income taxes as a cost-of-service element in their regulated rates has been subject to extensive litigation before FERC and the courts for a number of years. It is currently FERC’s policy to permit pipelines to include in cost-of-service a tax allowance to reflect actual or potential income tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. Under the FERC’s policy, ETP and Regency thus remain eligible to include an income tax allowance in the tariff rates their interstate pipelines charge for interstate natural gas transportation. The application of that policy remains subject to future refinement or change by FERC. With regard to rates charged and collected by Transwestern, the allowance for income taxes as a cost-of-service element in ETP’s tariff rates is generally not subject to challenge prior to the expiration of its settlement agreement in 2011.

The interstate pipelines are subject to laws, regulations and policies governing terms and conditions of service, which could adversely affect their business and operations.

In addition to rate oversight, FERC’s regulatory authority extends to many other aspects of the business and operations of ETP’s and Regency’s interstate pipelines, including:

•	operating terms and conditions of service;

•	the types of services interstate pipelines may offer their customers;

•	construction of new facilities;

•	acquisition, extension or abandonment of services or facilities;

•	reporting and information posting requirements;

•	accounts and records; and

•	relationships with affiliated companies involved in all aspects of the natural gas and energy businesses.

Compliance with these requirements can be costly and burdensome. Future changes to laws, regulations and policies in these areas may impair the ability of ETP’s and Regency’s interstate pipelines to compete for business, may impair their ability to recover costs, or may increase the cost and burden of operation.

ETP and Regency must on occasion rely upon rulings by FERC or other governmental authorities to carry out certain of their business plans. For example, in order to carry out its plan to construct the Fayetteville Express and Tiger pipelines ETP has had to, among other things, file and support before FERC NGA Section 7(c) applications for certificates of public convenience and necessity to build, own and operate such facilities. Although the FERC has authorized the construction and operation of the Fayetteville Express pipeline, subject to certain conditions, this order is subject to limited rehearing and possible judicial review. The FERC has authorized construction and operation of the Tiger pipeline. However, an application filed by ETP to expand the Tiger pipeline, filed in June 2010, has not yet been ruled upon by FERC. We and ETP cannot guarantee that the FERC will authorize construction and operation of that expansion or any future interstate natural gas transportation project ETP might propose. Moreover, there is no guarantee that, if granted, certificate authority for the Tiger pipeline expansion, or any future interstate projects, will be granted in a timely manner or will be free from potentially burdensome conditions.

Similarly, MEP was required to obtain from FERC a certificate of public convenience and necessity to build, own and operate the Midcontinent Express pipeline. Although the FERC has granted such certificate authority, the FERC’s certificate order is currently pending judicial review before the United States Court of Appeals for the District of Columbia Circuit. ETP and Regency cannot guarantee that the court will affirm, in all material respects, the FERC’s July 25, 2008 Midcontinent Express certificate order, or that the FERC will not materially alter the certificate order on any remand that might be ordered by the court. There are also pending requests for rehearing related to certain of the FERC’s post-certification orders related to the Midcontinent Express pipeline project. ETP and Regency cannot guarantee that these post-certification orders will not be altered on rehearing or that these orders will not be subject to judicial review.

Failure to comply with all applicable FERC-administered statutes, rules, regulations and orders, could bring substantial penalties and fines. Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1.0 million per day for each violation. FERC possesses similar authority under the NGPA.

Finally, we, ETP and Regency cannot give any assurance regarding the likely future regulations under which ETP or Regency will operate its interstate pipelines or the effect such regulation could have on its business, financial condition, and results of operations.

A change in the characterization of some of ETP’s or Regency’s assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation and cost.

The distinction between FERC-regulated transmission service and intrastate transportation or gathering services is the subject of regular litigation at FERC and in the courts and of policy discussions at FERC. The classification and regulation of some of the ETP or Regency gathering facilities or intrastate transportation pipelines may be subject to change based on future determinations by FERC, the courts, or Congress. Such a change could result in increased regulation by FERC, which may cause revenues to decline and operating expenses to increase.

ETP’s and Regency’s businesses involve hazardous substances and may be adversely affected by environmental regulation.

ETP’s and Regency’s natural gas operations, as well as ETP’s propane operations, are subject to stringent federal, state, and local environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of permits for ETP’s and Regency’s operations, result in capital expenditures to manage, limit, or prevent emissions, discharges, or releases of various materials from ETP’s and Regency’s pipelines, plants, and facilities, and impose substantial liabilities for pollution resulting from ETP’s and Regency’s operations. Several governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, have the power to enforce compliance with these laws and regulations and the permits issued under them and frequently mandate difficult and costly remediation measures and other actions. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief.

ETP and Regency may incur substantial environmental costs and liabilities because of the underlying risk inherent to its operations. Environmental laws provide for joint and several strict liability for cleanup costs incurred to address discharges or releases of petroleum hydrocarbons or wastes on, under, or from ETP’s and Regency’s properties and facilities, many of which have been used for industrial activities for a number of years, even if such discharges were caused by ETP’s or Regency’s respective predecessors. Private parties, including the owners of properties through which ETP’s and Regency’s gathering systems pass or facilities where their petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. For example, the accrued future estimated cost of remediation activities relating to ETP’s Transwestern pipeline operations is approximately $8.5 million, and such activities are expected to continue through 2018. Similarly, as of June 30, 2010, Regency had escrowed approximately $1.0 million of a former operator’s funds to secure that operator’s obligations to complete remediation of a few sites now operated or leased by Regency.

Changes in environmental laws and regulations occur frequently, and changes that result in significantly more stringent and costly waste handling, emission standards, or storage, transport, disposal or remediation requirements could have a material adverse effect on ETP’s and Regency’s operations or financial position. For example, the EPA in 2008 lowered the federal ozone standard from 0.08 parts per million to 0.075 parts per million, which will require the environmental agencies in states with areas that do not currently meet this standard to adopt new rules to further reduce NOx and other ozone precursor emissions. The EPA recently proposed to lower the standard even further, to somewhere between 0.060 and 0.070 pm. ETP and Regency have previously been able to satisfy the more stringent NOx emission reduction requirements that affect its compressor units in ozone non- attainment areas at reasonable cost, but there is no guarantee that the changes ETP or Regency may have to make in the future to meet the new ozone standard or other evolving standards will not require it to incur costs that could be material to its operations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the natural gas and other hydrocarbon products that ETP and Regency transport, store or otherwise handle in connection with their transportation, storage and midstream services.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Art. Accordingly, the EPA recently adopted two sets of regulations addressing greenhouse gas emissions under the Clean Air Act. The first limits emissions of greenhouse gases from motor vehicles beginning with the 2012 model year. EPA has asserted that these final motor vehicle greenhouse gas emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards take effect on January 2, 2011. On June 3, 2010, EPA published its final rule to address the permitting of greenhouse gas emissions from stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of greenhouse gas emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their greenhouse gas emissions will be required to also reduce those emissions according to “best available control technology” standards for greenhouse gases that have yet to be developed. Any regulatory or permitting obligation that limits emissions of greenhouse gases could require ETP and Regency to incur costs to reduce emissions of greenhouse gases associated with their operations and also could adversely affect demand for the natural gas and other hydrocarbon products that ETP and Regency transport, store, process, or otherwise handle in connection with their services.

In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas sources in the United States on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. Recently, in April 2010, the EPA proposed to expand its greenhouse gas reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. If the proposed rule is finalized as proposed, reporting of greenhouse gas emissions from such facilities, including many of ETP’s and Regency’s facilities, would be required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

In June 2009, the United States House of Representatives passed the “American Clean Energy and Security Act of 2009,” or “ACESA,” which would establish an economy-wide cap on emissions of greenhouse gases in the United States and would require most sources of greenhouse gas emissions to obtain and hold “allowances” corresponding to their annual emissions of greenhouse gases. By steadily reducing the number of available allowances over time, ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Legislation to reduce emissions of greenhouse gases by comparable amounts is currently pending in the United States Senate, and more than one-third of the states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and /or regional greenhouse gas cap and trade programs. The passage of legislation that limits emissions of greenhouse gases from the equipment and operations of ETP and Regency could require ETP and Regency to incur costs to reduce the greenhouse gas emissions from their own operations, and it could also adversely affect demand for their transportation, storage, and midstream services.

Some have suggested that one consequence of climate change could be increased severity of extreme weather, such as increased hurricanes and floods. If such effects were to occur, the operations of ETP and Regency could be adversely affected in various ways, including damages to their facilities from powerful winds or rising waters, or increased costs for insurance. Another possible consequence of climate change is increased volatility in seasonal temperatures. The market for ETP’s propane and ETP’s and Regency’s natural gas is generally improved by periods of colder weather and impaired by periods of warmer weather, so any changes in climate could affect the market for the fuels that ETP and Regency produce. Despite the use of the term “global warming” as a shorthand for climate change, some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. As a result, it is difficult to predict how the market for ETP’s and Regency’s fuels could be affected by increased temperature volatility, although if there is an overall trend of warmer temperatures, it would be expected to have an adverse effect on the business of ETP and Regency.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could slow ETP’s and Regency’s customers’ development of shale gas supplies.

Congress is considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and commonly used process in the completion of unconventional natural gas wells in shale formations. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of these bills, which are pending in the Energy and Commerce Committee and the Environmental and Public Works Committee of the House of Representatives and Senate, respectively, have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that chemicals used in the fracturing process had adversely affected groundwater. If adopted, these bills also would establish additional federal permitting and regulatory requirements that could lead to operational delays or increased operating costs. In addition, the EPA recently announced that it was beginning a comprehensive research study on the potential impacts that hydraulic fracturing may have on water quality and public health. Consequently, even if the introduced bills are not enacted, the EPA’s study could spur further action at a later date towards federal legislation and regulation of hydraulic fracturing activities. Legislative and regulatory initiatives have also arisen in several states, including New York and Pennsylvania. By slowing the pace of natural gas development, the imposition of additional regulatory requirements on hydraulic fracturing could affect the financial performance of ETP’s and Regency’s existing and planned pipeline systems, particularly those serving the Barnett and Haynesville areas or other shale gas plays.

Any reduction in the capacity of, or the allocations to, ETP’s and Regency’s shippers in interconnecting, third-party pipelines could cause a reduction of volumes transported in ETP’s and Regency’s pipelines, which would adversely affect revenues and cash flow.

Users of ETP’s and Regency’s pipelines are dependent upon connections to and from third-party pipelines to receive and deliver natural gas and NGLs. Any reduction in the capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes being transported in ETP’s and Regency’s pipelines. Similarly, if additional shippers begin transporting volumes of natural gas and NGLs over interconnecting pipelines, the allocations to existing shippers in these pipelines would be reduced, which could also reduce volumes transported in ETP’s and Regency’s pipelines. Any reduction in volumes transported in ETP’s and Regency’s pipelines would adversely affect their revenues and cash flow.

ETP and Regency encounter competition from other midstream, transportation and storage companies and propane companies.

ETP and Regency compete with similar enterprises in each of their areas of operations. Some of their competitors are large oil, natural gas, gathering and processing and natural gas pipeline companies that have greater financial resources and access to supplies of natural gas. In addition, ETP’s and Regency’s customers who are significant producers or consumers of NGLs may develop their own processing facilities in lieu of using those of ETP or Regency. Similarly, competitors may establish new connections with pipeline systems that would create additional competition for services that ETP and Regency provide to their customers. ETP’s and Regency’s ability to renew or replace existing contracts with their customers at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of their competitors.

The Transwestern, Midcontinent Express and Gulf States pipelines (and upon completion the Fayetteville Express and Tiger pipelines) compete with other interstate and intrastate pipeline companies in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service and the flexibility and reliability of service. Natural gas competes with other forms of energy available to ETP’s and Regency’s customers and end-users, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability or price of natural gas and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, the capability to convert to alternate fuels and other factors, including weather and natural gas storage levels, affect the levels of natural gas transportation volumes in the areas served by ETP’s and Regency’s pipelines.

ETP’s propane business competes with a number of large national and regional propane companies and several thousand small independent propane companies. Because of the relatively low barriers to entry into the retail propane market, there is potential for small independent propane retailers, as well as other companies that may not currently be engaged in retail propane distribution, to compete with ETP’s retail outlets. As a result, ETP is always subject to the risk of additional competition in the future. Generally, warmer-than-normal weather further intensifies competition. Most of ETP’s retail propane branch locations compete with several other marketers or distributors in their service areas. The principal factors influencing competition with other retail propane marketers are:

•	price;

•	reliability and quality of service;

•	responsiveness to customer needs;

•	safety concerns;

•	long-standing customer relationships;

•	the inconvenience of switching tanks and suppliers; and

•	the lack of growth in the industry.

The natural gas contract compression business is highly competitive, and there are low barriers to entry for individual projects. In addition, some of Regency’s competitors are large national and multinational companies that have greater financial and other resources. Regency’s ability to renew or replace existing contracts with its customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of its competitors and its customers. If Regency’s competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, Regency may be unable to compete effectively. Some of these competitors may expand or construct newer or more powerful compressor fleets that would create additional competition for Regency. In addition, Regency’s customers that are significant producers of natural gas and crude oil may purchase and operate their own compressor fleets in lieu of using Regency’s natural gas contract compression services. All of these competitive pressures could have a material adverse effect on Regency’s business, results of operations, and financial condition.

The inability to continue to access tribal lands could adversely affect Transwestern’s ability to operate its pipeline system and the inability to recover the cost of right-of-way grants on tribal lands could adversely affect its financial results.

Transwestern’s ability to operate its pipeline system on certain lands held in trust by the United States for the benefit of a Native American tribe, which we refer to as tribal lands, will depend on its success in maintaining existing rights-of-way and obtaining new rights-of-way on those tribal lands. Securing extensions of existing and any additional rights-of-way is also critical to Transwestern’s ability to pursue expansion projects. We cannot provide any assurance that Transwestern will be able to acquire new rights-of-way on tribal lands or maintain access to existing rights-of-way upon the expiration of the current grants. ETP’s financial position could be adversely affected if the costs of new or extended right-of-way grants cannot be recovered in rates. Transwestern’s existing right-of-way agreements with the Navajo Nation, Southern Ute, Pueblo of Laguna and Fort Mojave tribes extend through November 2029, September 2020, December 2022 and April 2019, respectively.

ETP and Regency may be unable to bypass the processing plants, which could expose them to the risk of unfavorable processing margins.

ETP and Regency can generally elect to bypass their respective processing plants when processing margins are unfavorable and instead deliver pipeline-quality gas by blending rich gas from the gathering systems with lean gas transported on their other gathering pipelines and systems. In some circumstances, such as when ETP and Regency do not have a sufficient amount of lean gas to blend with the volume of rich gas that they receive at the processing plant, ETP and Regency may have to process the rich gas. If ETP or Regency has to process gas when processing margins are unfavorable, its results of operations will be adversely affected.

ETP and Regency may be unable to retain existing customers or secure new customers, which would reduce their revenues and limit future profitability.

The renewal or replacement of existing contracts with ETP’s and Regency’s customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond its control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets ETP and Regency serve.

As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are increasingly reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are many companies of greatly varying size and financial capacity that compete with ETP and Regency in the marketing of natural gas, ETP and Regency often compete in the end-user and utilities markets primarily on the basis of price. The inability of ETP’s or Regency’s management to renew or replace its current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on ETP’s or Regency’s profitability.

ETP’s storage business may depend on neighboring pipelines to transport natural gas.

To obtain natural gas, ETP’s storage business depends on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with ETP or Regency. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on ETP’s or Regency’s ability, and the ability of its customers, to transport natural gas to and from its facilities and a corresponding material adverse effect on ETP’s storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from ETP’s facilities affect the utilization and value of its storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on ETP’s storage revenues.

ETP’s and Regency’s pipeline integrity programs may cause them to incur significant costs and liabilities.

ETP’s and Regency’s operations are subject to regulation by the U.S. Department of Transportation, or DOT, under the Pipeline Hazardous Materials Safety Administration, or PHMSA, pursuant to which the PHMSA has established regulations relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Based on the results of ETP’s current pipeline integrity testing programs, ETP estimates that compliance with these federal regulations and analogous state pipeline integrity requirements will result in capital costs of $15.9 million and operating and maintenance costs of $16.2 million during the remainder of 2010. Regency estimates that it will incur pipeline integrity costs of $0.6 million in 2010. For the three months ended June 30, 2010 and 2009, $3.6 million and $11.6 million, respectively, of capital costs and $4.4 million and $5.6 million, respectively, of operating and maintenance costs have been incurred by ETP for pipeline integrity testing. For the six months ended June 30, 2010 and 2009, $5.0 million and $15.3 million, respectively, of capital costs and $6.3 million and $9.0 million, respectively, of operating and maintenance costs have been incurred by ETP for pipeline integrity testing. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause ETP and Regency to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of their pipelines.

Since weather conditions may adversely affect demand for propane, ETP’s financial conditions may be vulnerable to warm winters.

Weather conditions have a significant impact on the demand for propane for heating purposes because the majority of ETP’s customers rely heavily on propane as a heating fuel. Typically, ETP sells approximately two-thirds of its retail propane volume during the peak-heating season of October through March. ETP’s results of operations can be adversely affected by warmer winter weather, which results in lower sales volumes. In addition, to the extent that warm weather or other factors adversely affect ETP’s operating and financial results, ETP’s access to capital and its acquisition activities may be limited. Variations in weather in one or more of the regions where ETP operates can significantly affect the total volume of propane that ETP sells and the profits realized on these sales. Agricultural demand for propane may also be affected by weather, including unseasonably cold or hot periods or dry weather conditions that impact agricultural operations.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail ETP’s and Regency’s operations and otherwise materially adversely affect their cash flow.

Some of ETP’s and Regency’s operations involve risks of personal injury, property damage and environmental damage, which could curtail its operations and otherwise materially adversely affect its cash flow. For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. Virtually all of ETP’s and Regency’s operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes.

If one or more facilities that are owned by ETP or Regency or that deliver natural gas or other products to ETP or Regency are damaged by severe weather or any other disaster, accident, catastrophe or event, ETP’s or Regency’s operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply ETP’s or Regency’s facilities or other stoppages arising from factors beyond its control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Any event that interrupts the revenues generated by ETP’s or Regency’s operations, or which causes it to make significant expenditures not covered by insurance, could reduce ETP’s or Regency’s cash available for paying distributions to its unitholders, including us.

As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, ETP and Regency may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If ETP or Regency were to incur a significant liability for which it was not fully insured, it could have a material adverse effect on ETP’s or Regency’s financial position and results of operations, as applicable. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

Terrorist attacks aimed at ETP’s or Regency’s facilities could adversely affect its business, results of operations, cash flows and financial condition.

Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including the nation’s pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on ETP’s or Regency’s facilities or pipelines or those of its customers could have a material adverse effect on ETP’s or Regency’s business, as applicable.

Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect ETP’s profit margins.

The propane industry is a “margin-based” business in which gross profits depend on the excess of sales prices over supply costs. As a result, ETP’s profitability is sensitive to changes in energy prices, and in particular, changes in wholesale prices of propane. When there are sudden and sharp increases in the wholesale cost of propane, ETP may be unable to pass on these increases to its customers through retail or wholesale prices. Propane is a commodity and the price ETP pays for it can fluctuate significantly in response to changes in supply or other market conditions over which ETP has no control. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce ETP’s gross profits and could, if continued over an extended period of time, reduce demand by encouraging ETP’s retail customers to conserve their propane usage or convert to alternative energy sources.

ETP’s results of operations could be negatively impacted by price and inventory risk related to its propane business and management of these risks.

ETP generally attempts to minimize its cost and inventory risk related to its propane business by purchasing propane on a short-term basis under supply contracts that typically have a one-year term and at a cost that fluctuates based on the prevailing market prices at major delivery points. In order to help ensure adequate supply sources are available during periods of high demand, ETP may purchase large volumes of propane during periods of low demand or low price, which generally occur during the summer months, for storage in its facilities, at major storage facilities owned by third parties or for future delivery. This strategy may not be effective in limiting ETP’s cost and inventory risks if, for example, market, weather or other conditions prevent or allocate the delivery of physical product during periods of peak demand. If the market price falls below the cost at which ETP made such purchases, it could adversely affect its profits.

Some of ETP’s propane sales are pursuant to commitments at fixed prices. To mitigate the price risk related to ETP’s anticipated sales volumes under the commitments, ETP may purchase and store physical product and/or enter into fixed price over-the-counter energy commodity forward contracts and options. Generally, over-the-counter energy commodity forward contracts have terms of less than one year. ETP enters into such contracts and exercises such options at volume levels that it believes are necessary to manage these commitments. The risk management of ETP’s inventory and contracts for the future purchase of product could impair its profitability if the customers do not fulfill their obligations.

ETP also engages in other trading activities, and may enter into other types of over-the-counter energy commodity forward contracts and options. These trading activities are based on ETP management’s estimates of future events and prices and are intended to generate a profit. However, if those estimates are incorrect or other market events outside of ETP’s control occur, such activities could generate a loss in future periods and potentially impair its profitability.

ETP is dependent on its principal propane suppliers, which increases the risk of an interruption in supply.

During 2009, ETP purchased approximately 50.3%, 14.3% and 15.1% of its propane from Enterprise Products Operating L.P., or Enterprise, Targa Liquids and M.P. Oils, Ltd., respectively. Enterprise is a subsidiary of Enterprise GP Holdings L.P., or Enterprise GP, an entity that owns approximately 17.6% of ETE’s outstanding common units and a 40.6% non-controlling equity interest in our general partner. Titan Energy Partners, L.P., or Titan, purchases the majority of its propane from Enterprise pursuant to an agreement that expired in March 2010. ETP’s propane operations executed a five year extension as of April 2010. The extension will continue until March 2015 and includes an option to extend the agreement for an additional year. If supplies from these sources were interrupted, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, margins could be adversely affected. Supply from Canada is subject to the additional risk of disruption associated with foreign trade such as trade restrictions, shipping delays and political, regulatory and economic instability.

Historically, a substantial portion of the propane that ETP purchases originated from one of the industry’s major markets located in Mt. Belvieu, Texas and has been shipped to ETP through major common carrier pipelines. Any significant interruption in the service at Mt. Belvieu or other major market points, or on the common carrier pipelines ETP uses, would adversely affect its ability to obtain propane.

Competition from alternative energy sources may cause ETP to lose propane customers, thereby reducing its revenues.

Competition in ETP’s propane business from alternative energy sources has been increasing as a result of reduced regulation of many utilities. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and the availability of natural gas in many areas that previously depended upon propane could cause ETP to lose customers, thereby reducing its revenues. Fuel oil also competes with propane and is generally less expensive than propane. In addition, the successful development and increasing usage of alternative energy sources could adversely affect ETP’s operations.

Energy efficiency and technological advances may affect the demand for propane and adversely affect ETP’s operating results.

The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has decreased the demand for propane by retail customers. Stricter conservation measures in the future or technological advances in heating, conservation, energy generation or other devices could adversely affect ETP’s operations.

Regency’s contract compression segment depends on particular suppliers and is vulnerable to parts and equipment shortages and price increases, which could have a negative impact on its results of operations.

The principal manufacturers of components for Regency’s natural gas compression equipment include Caterpillar, Inc. for engines, Air-X-Changers for coolers, and Ariel Corporation for compressors and frames. Regency’s reliance on these suppliers involves several risks, including price increases and a potential inability to obtain an adequate supply of required components in a timely manner. Regency also relies primarily on two vendors, Spitzer Industries Corp. and Standard Equipment Corp., to package and assemble its compression units. Regency does not have long-term contracts with these suppliers or packagers, and a partial or complete loss of certain of these sources could have a negative impact on Regency’s results of operations and could damage its customer relationships. In addition, since Regency expects any increase in component prices for compression equipment or packaging costs will be passed on to Regency, a significant increase in their pricing could have a negative impact on Regency’s results of operations.

The recent adoption of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

The United States Congress recently adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (HR 4173), which, among other provisions, establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. The new legislation was signed into law by the President on July 21, 2010 and requires the Commodities Futures Trading Commission (the “CFTC”) and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. The CFTC has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the new legislation. The financial reform legislation may also require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our derivative activities, although the application of those provisions to us is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure its existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $983.0 million from the sale of notes offered hereby, after deducting the underwriters’ discount and estimated offering expenses.

We anticipate using approximately $142.1 million of the net proceeds of this offering to repay all of the outstanding indebtedness under our existing revolving credit facility and approximately $741.9 million of the net proceeds of this offering to repay a portion of the indebtedness outstanding under our term loan facility. In addition, we anticipate using the remaining approximately $99.0 million of the net proceeds of this offering to fund a portion of the estimated cost to terminate interest rate swap agreements relating to these outstanding borrowings.

As of September 8, 2010, there was an aggregate of approximately $142.1 million of borrowings outstanding under our revolving credit facility and an aggregate of approximately $1.45 billion of borrowings outstanding under our term loan facility. The weighted average interest rate on the total amount outstanding under our revolving credit and term loan facilities at September 8, 2010 was 1.96%. Our revolving credit facility matures on February 8, 2011 and our term loan facility matures on November 1, 2012.

The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates are lenders under our revolving credit facility or term loan facility and, accordingly, will receive proceeds from this offering. Please read “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of June 30, 2010 on:

•	an actual basis;

•	an as adjusted basis to give effect to:

(i)	ETP’s issuance of an aggregate of 501,500 common units under ETP’s equity distribution program subsequent to June 30, 2010 for net proceeds of approximately $23.1 million, which were used to repay amounts outstanding under ETP’s revolving credit facility;

(ii)	ETP’s public offering of 10,925,000 common units (including 1,425,000 common units pursuant to the exercise of the underwriters’ over-allotment option) which closed on August 23, 2010, with proceeds of $488.9 million, net of underwriting discounts and commissions and estimated expenses, and the application of a portion of the net proceeds therefrom to repay amounts outstanding under ETP’s revolving credit facility and to increase cash and cash equivalents pending the use of such proceeds to fund capital expenditures related to pipeline construction projects and for general partnership purposes; and

(iii)	Regency’s public offering of 17,537,500 common units (including 2,287,500 common units pursuant to the exercise of the underwriters’ over-allotment option) which closed on August 16, 2010, with proceeds of $399.8 million, net of underwriting discounts and commissions and estimated expenses, and the application of the proceeds therefrom to repay amounts outstanding under Regency’s revolving credit facility; and

•	an as further adjusted basis to give effect to the sale of the notes and the application of the net proceeds therefrom as described in “Use of Proceeds.”

The actual information in the table is derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 which are incorporated by reference in this prospectus supplement. The amounts in the table below are in thousands.

	June 30, 2010
			As	As Further
	Actual		Adjusted	Adjusted

Cash and Cash Equivalents	$84,249	(1)	$566,998	$566,998

Debt, including current maturities:
Debt of Energy Transfer Equity
Existing $500 million Revolving Credit Facility	$134,500		$134,500	$—
New $200 million Revolving Credit Facility	—		—	—
Term Loan Facility	1,450,000		1,450,000	700,500
Notes offered hereby	—		—	1,000,000
Debt of Energy Transfer Partners(2)(3)
$2,000 million ETP Revolving Credit Facility	29,256		—	—
ETP Senior Notes	5,050,000		5,050,000	5,050,000
Transwestern Senior Notes	870,000		870,000	870,000
HOLP Senior Secured Notes	127,785		127,785	127,785
Other long-term debt	9,307		9,307	9,307
Debt of Regency Energy Partners
Senior Notes	607,500		607,500	607,500
Revolving Credit Facility(4)	655,650		255,814	255,814
Unamortized discounts and fair value adjustments	17,408		17,408	17,408

Total Long-Term Debt	8,951,406		8,522,314	8,638,314
Total Equity	5,630,258		6,542,099	6,542,099

Total Capitalization	$14,581,664		$15,064,413	$15,180,413

(1)	As of August 31, 2010, ETE had cash and cash equivalents (on a consolidated basis) of $330.3 million, which includes approximately $190 million held by Regency as of August 31, 2010 to fund the acquisition of Zephyr Gas Services LP, which acquisition closed on September 1, 2010.

(2)	On February 29, 2008, MEP entered into a credit agreement that provides for a $1.4 billion senior revolving credit facility, which we refer to as the MEP Facility. Effective in May 2010, the commitment amount under the MEP Facility was reduced to $175.4 million. Following the completion of the Regency Transactions, ETP guarantees 50% of the obligations of MEP under the MEP Facility and is indemnified by Regency for any expenditures resulting from this guarantee, with the remaining 50% of MEP’s obligations guaranteed by KMP. As of September 8, 2010, there were $72.5 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility.

(3)	On November 13, 2009, FEP entered into a credit agreement that provides for a $1.1 billion senior revolving credit facility. ETP has guaranteed 50% of the obligations of FEP under this facility, with the remaining 50% of FEP’s obligations guaranteed by KMP. As of September 8, 2010, there were $847.0 million of outstanding borrowings under FEP’s senior revolving credit facility.

(4)	As of September 8, 2010, Regency had outstanding $400.0 million in borrowings under the Revolving Credit Facility.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income from equity investees, minus interest capitalized. Fixed charges consist of net interest expense (inclusive of credit facility commitment fees) on all indebtedness, capitalized interest, the amortization of deferred financing costs, and interest associated with operating leases, if any.

	Six
	Months			Four Months
	Ended	Years Ended		Ended
	June 30,	December 31,		December 31,	Years Ended August 31,
	2010	2009	2008	2007(1)	2007	2006	2005

Ratio of Earnings to Fixed Charges	1.67	2.39	2.74	2.58	2.75	3.55	2.98

(1)	In November 2007, we changed our fiscal year end from a year ending August 31 to a year ending December 31. Accordingly, the four months ended December 31, 2007 is treated as a transition period.

SELECTED FINANCIAL DATA

We historically have had no separate operating activities apart from those conducted by ETP. On May 26, 2010, we completed the Regency Transactions as described in “Prospectus Supplement Summary — Recent Developments — Regency Transactions.” We have accounted for the Regency Transactions using the purchase method of accounting. As a result, we commenced consolidating the results of Regency and its consolidated subsidiaries on May 26, 2010. The table below reflects our consolidated operations prior to the consummation of the Regency Transactions, including the operations of ETP and its consolidated subsidiaries, except as indicated below.

In November 2007, we changed our fiscal year end from August 31 to December 31 and, in connection with such change, we have reported financial results for a four-month transition period ended December 31, 2007.

The selected historical financial data should be read in conjunction with our consolidated financial statements incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The amounts in the table below are in thousands.

					Four Months
	Six Months Ended		Years Ended		Ended
	June 30,		December 31,		December 31,	Years Ended August 31,
	2010	2009	2009	2008	2007	2007	2006	2005
	(unaudited)
Investment in ETP	$3,139,687	$2,781,917	$5,417,295	$9,293,868	$2,349,510	$6,792,037	$7,859,096	$6,168,798
Investment in Regency	102,980	—	—	—	—	—	—	—
Other	(2,157)	(253)	—	(501)	(168)	—	—	—
Total revenues	3,240,510	2,781,664	5,417,295	9,293,367	2,349,342	6,792,037	7,859,096	6,168,798
Gross margin	1,171,285	1,196,532	2,295,239	2,355,287	675,688	1,713,831	1,290,780	787,283
Depreciation and amortization	184,816	154,888	325,024	274,372	75,406	191,383	129,636	105,751
Operating income	518,289	571,129	1,110,398	1,098,903	316,651	809,336	575,540	297,921
Interest expense, net of interest capitalized	(250,734)	(220,950)	(468,420)	(357,541)	(103,375)	(279,986)	(150,646)	(101,061)
Income from continuing operations before income tax expense	192,867	430,978	707,100	683,562	192,758	563,359	433,907	201,795
Income tax expense	9,264	9,470	9,229	3,808	9,949	11,391	23,015	4,397
Net income attributable to noncontrolling interest	51,558	165,597	255,398	304,710	90,132	232,608	303,752	162,242
Net income attributable to partners	132,045	255,911	442,473	375,044	92,677	319,360	107,140	146,746
Balance Sheet Data (at period end):
Current assets	1,084,534	872,030	1,267,959	1,180,995	1,403,796	1,050,578	1,302,735	1,453,730
Total assets	16,361,954	11,435,309	12,160,509	11,069,902	9,462,094	8,183,089	5,924,141	4,905,672
Current liabilities	1,183,068	925,714	889,745	1,208,921	1,241,433	932,815	1,020,787	1,244,785
Long-term debt, less current maturities	8,776,173	7,265,314	7,750,998	7,190,357	5,870,106	5,198,676	3,205,646	2,275,965
Total equity	5,630,258	2,945,635	3,220,251	2,339,316	2,091,156	1,835,300	1,484,878	1,123,998
Other Financial Data:
Cash flow provided by operating activities	801,936	653,488	723,461	1,143,720	208,635	1,006,320	502,928	155,272
Cash flow used in investing activities	(786,185)	(875,514)	(1,345,756)	(2,015,585)	(995,943)	(2,158,090)	(1,244,406)	(1,131,117)
Cash flow provided by financing activities	183	244,364	598,587	907,331	766,515	1,202,916	734,223	926,452
Capital expenditures:
Maintenance (accrual basis)	43,855	44,283	102,652	140,968	48,998	89,226	51,826	41,054
Growth (accrual basis)	600,944	402,240	530,333	1,921,679	604,371	998,075	677,861	155,405
Cash (received in) paid for acquisitions	129,390	6,362	(30,367)	84,783	337,092	90,695	586,185	1,131,844

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our historical consolidated financial condition and results of operations, and should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended June 30, 2010. This discussion includes forward-looking statements that are subject to risk and uncertainties. Actual results may differ substantially from the statements we make in this section due to a number of factors that are discussed in “Risk Factors,” included in this prospectus supplement.

For more information regarding the specific construction projects, pipelines and joint ventures referred to in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, please see “Business.”

Overview

We are a publicly traded Delaware limited partnership that directly and indirectly owns equity interests in ETP and Regency. Our equity interests in ETP and Regency currently consist of:

	General Partner	Incentive Distribution
	Interest	Rights	Common Units

ETP	1.8%	100%	50,226,967
Regency	2.0%	100%	26,266,791

We acquired our equity interests in Regency in a series of transactions, which we refer to as the Regency Transactions, that were completed on May 26, 2010. In the Regency Transactions, we (1) acquired the general partner interest in Regency in exchange for 3,000,000 Series A Convertible Preferred Units having an aggregate liquidation preference of $300.0 million, (2) acquired from ETP an indirect 49.9% interest in Midcontinent Express Pipeline, LLC, or MEP, ETP’s joint venture with Kinder Morgan Energy Partners, L.P., or KMP, that owns the Midcontinent Express Pipeline, and an option to acquire an additional 0.1% interest in MEP in exchange for the redemption by ETP of approximately 12.3 million ETP common units we previously owned and (3) acquired approximately 26.3 million Regency common units in exchange for our contribution of all of our interests in MEP, including the option to acquire an additional 0.1% interest, to Regency. For additional information regarding the Regency Transactions, please see “Prospectus Supplement Summary — Recent Developments — Regency Transactions.”

The principal sources of our historical cash flow have been distributions we receive from direct and indirect investments in limited and general partner interests of ETP. Our primary cash requirements are for general and administrative expenses, debt service and distributions to our partners. Our assets and liabilities have not been available to satisfy the debts and other obligations of ETP or its consolidated subsidiaries and they will not be available to satisfy the debts and other obligations of ETP, Regency or their respective subsidiaries.

For the quarter ended June 30, 2010, we received from ETP a cash distribution of $139.6 million based on our ownership interests in ETP on August 9, 2010, the record date for the cash distributions for such period, of which $4.9 million related to our general partner interest, $89.8 million to our incentive distribution rights and $44.9 million to the approximately 50.2 million ETP common units we currently own. On a pro forma basis assuming no change from ETP’s historical quarterly distribution rates, after giving effect to the reduction in ETP common units held by us as a result of the Regency Transactions and the associated reduction in distributions payable in respect of the incentive distribution rights, we would have received $524.9 in cash distributions from ETP for the year ended December 31, 2009, of which $18.8 million would relate to our general partner interest, $326.5 million to our incentive distribution rights and $179.6 million to the approximately 50.2 million ETP common units we currently own.

For the quarter ended June 30, 2010, we received from Regency a cash distribution of $13.7 million based on our ownership interests in Regency on August 6, 2010, the record date for the cash distributions for such period, of which $1.1 million related to our general partner interest, $0.9 million to our incentive distribution rights and $11.7 million to the approximately 26.3 million Regency common units we currently own. On a pro forma basis assuming no change from Regency’s historical quarterly distribution rates, after giving effect to the acquisition of our equity interests in Regency pursuant to the Regency Transactions, we would have received $53.9 million in cash distributions from Regency for the year ended December 31, 2009, of which $3.9 million would relate to our general partner interest, $3.2 million to our incentive distribution rights and $46.8 million to the approximately 26.3 million Regency common units we currently own.

ETP’s and Regency’s Operations

The following is a brief description of ETP’s and Regency’s operations:

•	ETP is a publicly traded Delaware limited partnership that owns and operates a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, an interstate pipeline, natural gas gathering, processing and treating assets located in Texas, New Mexico, Arizona, Louisiana, Colorado and Utah, and three natural gas storage facilities located in Texas. ETP’s intrastate and interstate pipeline systems transport natural gas from several natural gas producing areas, including the Barnett Shale in the Fort Worth Basin in north Texas, the Bossier Sands in east Texas, the Permian Basin in west Texas and New Mexico, the San Juan Basin in New Mexico and other producing areas in south Texas and central Texas. ETP’s gathering and processing operations are conducted in many of these same producing areas as well as in the Piceance and Uinta Basins in Colorado and Utah. In addition to its natural gas operations, ETP is one of the largest retail marketers of propane in the United States, serving more than one million customers across the country.

•	Regency is a publicly traded Delaware limited partnership, formed in 2005, engaged in the gathering, treating, processing, compressing, marketing and transporting of natural gas and NGLs. Regency provides these services through systems primarily located in Louisiana, Texas, Arkansas, Pennsylvania and the mid-continent region of the United States, which includes Kansas, Colorado, and Oklahoma. Regency’s midstream assets are primarily located in well-established areas of natural gas production that have been characterized by long-lived, predictable reserves.

Results of Operations

We accounted for the Regency Transactions using the purchase method of accounting. As a result, we have consolidated the results of Regency and its consolidated subsidiaries since May 26, 2010. Consequently, this Management’s Discussion and Analysis of Financial Condition and Results of Operations does not include the results of operations of Regency and its consolidated subsidiaries for periods prior to the Regency Transactions.

Consolidated Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Revenues	$1,368,529	$1,151,690	$216,839	$3,240,510	$2,781,664	$458,846
Cost of products sold	844,360	625,993	218,367	2,069,225	1,585,132	484,093

Gross margin	524,169	525,697	(1,528)	1,171,285	1,196,532	(25,247)
Operating expenses	181,285	176,681	4,604	352,033	358,454	(6,421)
Depreciation and amortization	98,485	79,229	19,256	184,816	154,888	29,928
Selling, general and administrative	65,038	54,756	10,282	116,147	112,061	4,086

Operating income	179,361	215,031	(35,670)	518,289	571,129	(52,840)
Interest expense, net of interest capitalized	(129,063)	(119,559)	(9,504)	(250,734)	(220,950)	(29,784)
Equity in earnings of affiliates	12,193	1,673	10,520	18,374	2,170	16,204
Gains (losses) on disposal of assets	1,375	181	1,194	(489)	(245)	(244)
Gains (losses) on non-hedged interest rate derivatives	(22,468)	49,911	(72,379)	(36,892)	59,962	(96,854)
Allowance for equity funds used during construction	4,298	(1,839)	6,137	5,607	18,588	(12,981)
Impairment of investment in affiliate	(52,620)	—	(52,620)	(52,620)	—	(52,620)
Other, net	(9,502)	(377)	(9,125)	(8,668)	324	(8,992)
Income tax expense	(4,053)	(3,263)	(790)	(9,264)	(9,470)	206

Net (loss) income	$(20,479)	$141,758	$(162,237)	$183,603	$421,508	$(237,905)

The discussion under “ETE Stand-alone Results” below analyzes the results of operations of ETE for the periods presented, and the discussion under “Segment Operating Results” below analyzes the results of operations related to our reportable segments.

ETE Stand-alone Results

ETE currently has no separate operating activities apart from those conducted by ETP, Regency or their respective subsidiaries and the principal sources of cash flow are its direct and indirect investments in the limited and general partner interests of ETP and Regency.

The following summarizes the key components of our stand-alone results of operations for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Equity in earnings of affiliates	$75,362	$110,941	$(35,579)	$221,740	$287,534	$(65,794)
Selling, general and administrative	(15,079)	(1,135)	(13,944)	(17,415)	(2,822)	(14,593)
Interest expense, net of interest capitalized	(20,210)	(18,797)	(1,413)	(36,916)	(38,139)	1,223
Gains (losses) on non-hedged interest rate derivatives	(20,753)	13,069	(33,822)	(35,177)	9,394	(44,571)
Other, net	(88)	(275)	187	(212)	(628)	416

Equity in Earnings of Affiliates.  Equity in earnings of affiliates represents earnings of ETE related to our investment in ETP and Regency. Substantially all of the decrease in equity in earnings of affiliates attributable to a reduction in our equity in earnings from ETP, which decreased from the prior periods due to a decrease in ETP’s net income. An analysis of ETP’s results is included in “Segment Operating Results” below.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $13.9 million and $14.6 million for the three and six months ending June 30, 2010, respectively, primarily due to expenses associated with the Regency Transactions.

Interest Expense.  For the three months ended June 30, 2010, interest expense increased principally due to $2.4 million of distributions associated with the Series A Convertible Preferred Units issued by us in connection with the Regency Transactions. For the six months ended June 30, 2010, the preferred unit distributions of $2.4 million were offset by lower borrowing costs due to a decrease in the LIBOR rate, resulting in a net decrease in the interest expense between periods.

Losses on Non-Hedged Interest Rate Derivatives.  We have interest swaps that are not accounted for as hedges. Changes in the fair value of these swaps are recorded directly in earnings. The variable portion of these swaps is based on the three month LIBOR and its corresponding forward curve. Increases or decreases in gains or losses on non-hedged interest rate derivatives are due to changes in these rates. We recorded unrealized losses on our interest rate swaps as a result of decreases in the relevant floating index rates during the periods presented.

Segment Operating Results

As a result of the Regency Transactions, our reportable segments were reevaluated during the three months ended June 30, 2010. Prospectively, our financial statements will reflect two reportable segments, which conduct their business exclusively in the United States of America, as follows:

•	Investment in ETP — Reflects the consolidated operations of ETP and its General Partner, ETP GP.

•	Investment in Regency — Reflects the consolidated operations of Regency and its General Partner, Regency GP.

Each of the respective general partners of ETP and Regency has separate operating management and boards of directors. We control ETP and Regency through our ownership of their respective general partners.

We evaluate the performance of our operating segments based on net income. The following tables present the financial information by segment. The amounts reflected as “Corporate and Other” include ETE’s activity and the goodwill and property, plant and equipment fair value adjustments recorded as a result of the 2004 reverse acquisition of Heritage Propane Partners, L.P. by ETC OLP.

Net income (loss) by segment is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Investment in ETP	$42,843	$150,738	$(107,895)	$282,954	$457,905	$(174,951)
Investment in Regency	(4,895)	—	(4,895)	(4,895)	—	(4,895)
Corporate and Other	(58,427)	(8,980)	(49,447)	(94,456)	(36,397)	(58,059)

Net (loss) income	$(20,479)	$141,758	$(162,237)	$183,603	$421,508	$(237,905)

Investment in ETP

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Revenues	$1,267,706	$1,151,817	$115,889	$3,139,687	$2,781,917	$357,770
Cost of products sold	770,857	625,993	144,864	1,995,722	1,585,132	410,590

Gross margin	496,849	525,824	(28,975)	1,143,965	1,196,785	(52,820)
Operating expenses	169,533	176,681	(7,148)	340,281	358,454	(18,173)
Depreciation and amortization	83,877	76,174	7,703	167,153	148,777	18,376
Selling, general and administrative	44,255	53,749	(9,494)	93,009	109,481	(16,472)

Operating income (loss)	199,184	219,220	(20,036)	543,522	580,073	(36,551)
Interest expense, net of interest capitalized	(103,014)	(100,680)	(2,334)	(207,976)	(182,725)	(25,251)
Equity in earnings of affiliates	4,072	1,673	2,399	10,253	2,170	8,083
Gains (losses) on disposal of assets	1,385	181	1,204	(479)	(245)	(234)
Gains (losses) on non-hedged interest rate derivatives	—	36,842	(36,842)	—	50,568	(50,568)
Allowance for equity funds used during construction	4,298	(1,839)	6,137	5,607	18,588	(12,981)
Impairment of investment in affiliate	(52,620)	—	(52,620)	(52,620)	—	(52,620)
Other, net	(5,893)	(100)	(5,793)	(4,860)	967	(5,827)
Income tax expense	(4,569)	(4,559)	(10)	(10,493)	(11,491)	998

Net income	$42,843	$150,738	$(107,895)	$282,954	$457,905	$(174,951)

Gross Margin.  Gross margin decreased approximately $29.0 million and $52.8 million for the three and six months ended June 30, 2010, respectively, primarily resulting from a decrease in margins from ETP’s intrastate transportation system as compared to the prior periods. This decrease was principally attributable to lower volumes transported on ETP’s system due to lower demand for natural gas transportation as a result of less production by customers in areas where ETP’s assets are located and by less favorable basis differentials principally between the West and East Texas market hubs.

Operating Expenses.  For the three months ended June 30, 2010, operating expenses decreased approximately $7.1 million primarily due to a decrease in consumption expense related to ETP’s intrastate transportation business. This decrease was principally attributable to lower volumes transported due to lower demand for natural gas transportation

For the six months ended June 30, 2010, operating expenses decreased approximately $18.2 million primarily due to a $12.6 million decrease in consumption expense and a $3.2 million decrease in electricity expense related to ETP’s intrastate transportation business as a result of lower volumes transported. The remaining portion of the decrease was primarily due to a decrease in ad valorem taxes.

Depreciation and Amortization.  Depreciation and amortization expense increased primarily due to incremental depreciation related to ETP’s continued expansion of our pipeline and midstream systems.

Selling, General and Administrative.  Selling, general and administrative expenses decreased approximately $9.5 million and $16.5 million for the three and six months ended June 30, 2010, respectively, primarily due to a decrease in professional fees incurred.

Investment in Regency

	Three and Six Months
	Ended June 30,
	2010	2009	Change

Revenues	$102,980	$—	$102,980
Cost of products sold	74,081	—	74,081

Gross margin	28,899	—	28,899
Operating expenses	11,942	—	11,942
Depreciation and amortization	10,995	—	10,995
Selling, general and administrative	7,104	—	7,104
Losses on disposal of assets	10	—	10

Operating loss	(1,152)	—	(1,152)
Interest expense, net of interest capitalized	(8,109)	—	(8,109)
Equity in earnings of affiliates	8,121	—	8,121
Other, net	(3,510)	—	(3,510)
Income tax expense	(245)	—	(245)

Net loss	$(4,895)	$—	$(4,895)

Amounts reflected above for the three and six months ended June 30, 2010 represent the results of operations for Regency from May 26, 2010, the date we obtained control of Regency, through June 30, 2010. Changes between periods are due to the consolidation of Regency beginning May 26, 2010.

Regency adjusted its assets and liabilities to fair value as of May 26, 2010; therefore, the depreciation and amortization reflected above was based on the new basis of Regency’s assets.

In addition, Regency’s results included its equity in earnings related to its 49.9% interest in MEP from May 26, 2010 through June 30, 2010.

Liquidity and Capital Resources

Energy Transfer Equity

We currently have no separate operating activities apart from those conducted by ETP, Regency or their respective subsidiaries. Our equity interests currently consist of:

	General Partner	Incentive Distribution
	Interest	Rights	Common Units

ETP	1.8%	100%	50,226,967
Regency	2.0%	100%	26,266,791

The principal sources of our cash flow are our direct and indirect investments in the limited and general partner interests of ETP and Regency and the amount of cash that ETP and Regency can distribute to their partners, including us, each quarter is based on earnings from their respective business activities and the amount of available cash, as discussed below. We also have a $500.0 million revolving credit facility that expires in February 2011 with available capacity of $365.5 million as of June 30, 2010.

Our primary cash requirements are for general and administrative expenses, debt service requirements and distributions to our partners and holders of our preferred units. We currently expect to fund our short-term needs for such items with our distributions from ETP and Regency.

ETP

ETP’s ability to satisfy its obligations and pay distributions to its unitholders will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, and other factors, many of which are beyond management’s control.

ETP currently believes that its business has the following future capital requirements:

•	growth capital expenditures for its midstream and intrastate transportation and storage segments primarily for the construction of new pipelines and compression, for which ETP expects to spend between $200 million and $220 million for the remainder of 2010;

•	growth capital expenditures for its interstate transportation segment, excluding capital contributions to its joint ventures as discussed below, for the construction of new pipelines, for which ETP expects to spend between $550 million and $610 million for the remainder of 2010;

•	growth capital expenditures for its retail propane segment of between $15 million and $25 million for the remainder of 2010; and

•	maintenance capital expenditures of between $40 million and $55 million for the remainder of 2010, which include (i) capital expenditures for its intrastate operations for pipeline integrity and for connecting additional wells to its intrastate natural gas systems in order to maintain or increase throughput on existing assets; (ii) capital expenditures for its interstate operations, primarily for pipeline integrity; and (iii) capital expenditures for its propane operations to extend the useful lives of its existing propane assets in order to sustain its operations, including vehicle replacements on its propane vehicle fleet.

In addition to the capital expenditures noted above, ETP expects that capital contributions on the joint ventures that it currently has interests in will be between $20 million and $30 million for the remainder of 2010.

ETP may enter into acquisitions, including the potential acquisition of new pipeline systems and propane operations.

ETP generally funds its capital requirements with cash flows from operating activities and, to the extent that they exceed cash flows from operating activities, with proceeds of borrowings under existing credit facilities, long-term debt, the issuance of additional common units or a combination thereof.

ETP raised approximately $423.6 million in net proceeds from its common unit offering in January 2010. In addition, during the six months ended June 30, 2010, ETP raised $151.0 million in net proceeds under ETP’s equity distribution program. In August 2010, ETP raised an additional $488.9 million in net proceeds from a common unit offering. As of August 31, 2010, in addition to approximately $126.0 million of cash on hand, ETP had available capacity under its revolving credit facility, or the “ETP Credit Facility”, of approximately $1.98 billion. Based on current estimates, ETP expects to utilize these resources, along with cash from operations, to fund its announced growth capital expenditures and working capital needs through the end of 2010; however, we or ETP may issue debt or equity securities prior to that time as we deem prudent to provide liquidity for new capital projects, to maintain investment grade metrics or for other partnership purposes.

Regency

Regency expects its sources of liquidity to include:

•	cash generated from operations;

•	borrowings under its revolving credit facility, which we refer to as the Regency Credit Facility;

•	operating lease facilities;

•	asset sales;

•	debt offerings; and

•	issuance of additional partnership units.

Regency expects its growth capital expenditures to be approximately $245 million in 2010, exclusive of its proportionate share of the growth capital expenditures related to HPC or MEP. Regency’s anticipated 2010 organic growth capital expenditures include $178 million for the expansion of its gathering and processing facilities, $59 million for additional compression for its contract compression segment, and $8 million related to the corporate and other operations.

Although Regency intends to move forward with its planned internal growth projects, it may further revise the timing and scope of these projects as necessary to adapt to existing economic conditions and the benefits expected to accrue to its unitholders from its expansion activities may be reduced by substantial cost of capital increases during this period.

In addition, Regency expects capital contributions for the remainder of 2010 to be $46.9 million to MEP.

Cash Flows

Our internally generated cash flows may change in the future due to a number of factors, some of which we cannot control. These factors include regulatory changes, the price for ETP’s and Regency’s products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of acquisitions and other factors.

Operating Activities

Changes in cash flows from operating activities between periods primarily result from changes in earnings (as discussed in “Results of Operations” above), excluding the impacts of non-cash items and changes in operating assets and liabilities. Non-cash items include recurring non-cash expenses, such as depreciation and amortization expense and non-cash executive compensation expense. The increase in depreciation and amortization expense during the periods presented primarily resulted from construction and acquisitions of assets, while changes in non-cash unit-based compensation expense result from changes in the number of units granted and changes in the grant date fair value estimated for such grants. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring such as impairment charges and allowance for equity funds used during construction. The allowance for equity funds used during construction increases in periods when we have significant amount of interstate pipeline construction in progress. Changes in operating assets and liabilities between periods result from factors such as the changes in the value of price risk management assets and liabilities, timing of accounts receivable collection, payments on accounts payable, the timing of purchase and sales of propane and natural gas inventories, and the timing of advances and deposits received from customers.

Six months ended June 30, 2010 compared to six months ended June 30, 2009.  Cash provided by operating activities during 2010 was $801.9 million as compared to $653.5 million for 2009. Net income was $183.6 million and $421.5 million for 2010 and 2009, respectively. The difference between net income and the net cash provided by operating activities consisted of non-cash items totaling $266.6 million and $169.7 million and changes in operating assets and liabilities of $336.3 million and $62.3 million for 2010 and 2009, respectively.

The non-cash activity in 2010 and 2009 consisted primarily of depreciation and amortization of $184.8 million and $154.9 million, respectively, and an impairment in our investment in an affiliate of $52.6 million recorded in 2010. In addition, non-cash compensation expense was $15.8 million and $15.4 million for 2010 and 2009, respectively. We also received distributions from our affiliates during 2010 that exceeded our equity in earnings by $12.3 million. These amounts are partially offset by the allowance for equity funds used during construction of $5.6 million and $18.6 million for 2010 and 2009, respectively.

Investing Activities

Cash flows from investing activities primarily consist of cash amounts paid in acquisitions, capital expenditures, and cash contributions to ETP’s and Regency’s joint ventures. Changes in capital expenditures between periods primarily result from increases or decreases in ETP’s and Regency’s growth capital expenditures to fund their respective construction and expansion projects.

Six months ended June 30, 2010 compared to six months ended June 30, 2009.  Cash used in investing activities during 2010 was $786.2 million as compared to $875.5 million for 2009. Total capital expenditures (excluding the allowance for equity funds used during construction) for 2010 were $629.4 million, net of changes in accruals of $39.3 million. This compares to total capital expenditures (excluding the allowance for equity funds used during construction) for 2009 of $512.5 million, including changes in accruals of $66.0 million. In addition, in 2010 ETP paid cash for acquisitions of $153.4 million and we received $24.0 million in cash in the Regency Transactions. Our subsidiaries made advances to ETP joint ventures of $44.5 million. ETP paid cash for acquisitions of $6.4 million and made advances to its joint ventures of $364.0 million ($333.0 million to MEP and $31.0 million to FEP) during 2009.

Financing Activities

Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings and equity issuances, as discussed below under “Financing and Sources of Liquidity,” which are primarily used to fund acquisitions and growth capital expenditures. Distributions to partners increase between the periods based on increases in the number of Common Units outstanding, as discussed below under “Cash Distributions.”

Six months ended June 30, 2010 compared to six months ended June 30, 2009.  Cash provided by financing activities during 2010 was $0.2 million as compared to $244.4 million for 2009. In 2010, ETP received $574.5 million in net proceeds from subsidiary offerings of common units, including $151.0 million under ETP’s equity distribution program, as compared to $578.9 million in 2009. During 2010, we had a consolidated net decrease in our debt level of $96.2 million as compared to a net increase of $87.2 million for 2009. We paid distributions of $241.5 million to our partners in 2010 as compared to $231.4 million in 2009. In addition, during 2010 and 2009, ETP paid distributions of $230.6 million and $182.6 million, respectively, of distributions on limited partner interests other than those held by us. These distributions are reflected as distributions to non-controlling interests on our consolidated statements of cash flows.

Financing and Sources of Liquidity

In January 2010, ETP issued 9,775,000 common units through a public offering. The net proceeds of $423.6 million from the offering were used primarily to repay borrowings under ETP’s revolving credit facility and to fund capital expenditures related to pipeline projects.

During the six months ended June 30, 2010, ETP issued 3,340,783 ETP common units pursuant to ETP’s equity distribution program. The proceeds of approximately $151.0 million, net of commissions, were used for general partnership purposes. In addition, ETP issued 501,500 ETP common units for net proceeds of approximately $23.1 million, which were used to repay amounts outstanding under ETP’s revolving credit facility. Approximately $40.6 million of ETP common units remains available to be issued under the agreement based on trades initiated through June 30, 2010.

On August 10, 2010, Regency commenced a public offering of 17,537,500 common units (including 2,287,500 common units pursuant to the exercise of the underwriters’ over-allotment option) which closed on August 16, 2010. Proceeds from the offering were approximately $399.8 million, including the proportionate capital contribution of Regency’s general partner, net of underwriting discounts and commissions and estimated offering expenses.

On August 17, 2010, ETP commenced a public offering of 10,925,000 common units (including 1,425,000 common units pursuant to the exercise of the underwriters’ over-allotment option) which closed on August 23, 2010. Proceeds from the offering were approximately $488.9 million, net of underwriting discounts and commissions and estimated offering expenses.

Description of Indebtedness

Our outstanding consolidated indebtedness was as follows:

	June 30,	December 31,
	2010	2009

ETE Indebtedness:
Senior Secured Term Loan Facility	$1,450,000	$1,450,000
Senior Secured Revolving Credit Facility	134,500	123,951
Subsidiary Indebtedness:
ETP Senior Notes	5,050,000	5,050,000
Regency Senior Notes	607,500	—
Transwestern Senior Unsecured Notes	870,000	870,000
HOLP Senior Secured Notes	127,785	140,512
ETP Revolving Credit Facility	29,256	150,000
Regency Revolving Credit Facility	655,650	—
HOLP Revolving Credit Facility	—	10,000
Other long-term debt	9,307	10,288
Unamortized premiums (discounts)	1,031	(12,829)
Fair value adjustments related to interest rate swaps	16,377	—

Total debt	$8,951,406	$7,791,922

The terms of our consolidated indebtedness are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 24, 2010.

ETE Indebtedness

We have a $1.45 billion term loan facility with a term loan maturity date of November 1, 2012, which we refer to as the “ETE Credit Agreement”. The ETE Credit Agreement also includes a $500.0 million secured revolving credit facility, which we refer to as the “ETE Revolving Credit Facility”, available through February 8, 2011.

The total outstanding amount borrowed under the ETE Credit Agreement as of September 8, 2010 was $1.59 billion and the total amount available as of September 8, 2010 was $357.9 million. The ETE Revolving Credit Facility also contains an accordion feature, which will allow us, subject to lender approval, to expand the facility’s capacity by up to an additional $100.0 million.

The maximum commitment fee payable on the unused portion of the ETE Revolving Credit Facility is based on the applicable Leverage Ratio, which is currently at Level I, or 0.3%. Loans under the ETE Revolving Credit Facility bear interest at our option at either (a) the Eurodollar rate plus the applicable margin or (b) base rate plus the applicable margin. The applicable margins are a function of our leverage ratio that corresponds to levels set forth in the agreement. The applicable Term Loan bears interest at (a) the Eurodollar rate plus 1.75% per annum and (b) with respect to any Base Rate Loan, at the prime rate plus 0.25% per annum. At June 30, 2010, the weighted average interest rate was 2.1% for the amounts outstanding under the ETE Credit Agreement.

Regency Senior Notes

Senior Notes due 2016.  Regency has $250.0 million of senior notes that mature on June 1, 2016. The senior notes bear interest at 9.375% with interest payable semi-annually in arrears on June 1 and December 1.

At any time before June 1, 2012, up to 35% of the senior notes can be redeemed at a price of 109.375% plus accrued interest. Beginning June 1, 2013, Regency may redeem all or part of these notes for the principal amount plus a declining premium until June 1, 2015, and thereafter at par, plus accrued and unpaid interest.

At any time prior to June 1, 2013, Regency may also redeem all or part of the notes at a price equal to 100% of the principal amount of notes redeemed plus accrued interest and the applicable premium, which equals the greater of (1) 1% of the principal amount of the note; or (2) the excess of the present value at such redemption date of (i) the redemption price of the note at June 1, 2013 plus (ii) all required interest payments due on the note through June 1, 2013, computed using a discount rate equal to the treasury rate (as defined in the indenture governing the senior notes) as of such redemption date plus 50 basis points over the principal amount of the note.

Senior Notes due 2013.  Regency has $357.5 million senior notes that mature on December 15, 2013. The senior notes bear interest at 8.375% and interest is payable semi-annually in arrears on each June 15 and December 15.

Regency may redeem the outstanding senior notes, in whole or in part, at any time on or after December 15, 2010, at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Upon a change of control followed by a ratings downgrade within 90 days of the change of control, each holder of the Regency senior notes will be entitled to require Regency to purchase all or a portion of its notes at a purchase price of 101% plus accrued interest and liquidated damages, if any. Regency’s ability to purchase the Regency senior notes upon a change of control will be limited by the terms of Regency’s debt agreements, including its revolving credit facility.

Revolving Credit Facilities

ETP Credit Facility.  The ETP Credit Facility provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion at ETP’s option (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity). The ETP Credit Facility matures on July 20, 2012, unless ETP elects the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments). Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the ETP Credit Facility varies based on ETP’s credit rating with a maximum fee of 0.125%. The fee is 0.11% based on ETP’s current rating.

As of September 8, 2010, there were no borrowings outstanding under the ETP Credit Facility. Taking into account letters of credit of approximately $21.7 million, the amount available for future borrowings was $1.98 billion. ETP had cash on hand of $126.0 million as of August 31, 2010.

Regency Credit Facility.  Regency maintains the Regency Credit Facility through its subsidiary, Regency Gas Services LP, or RGS. The Regency Credit Facility has aggregate revolving commitments of $900 million, with $200 million of availability for letters of credit. RGS also has the option to request an additional $250 million in revolving commitments with ten business days written notice provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase of the commitments set forth in the credit facility have been met. The maturity date of the Regency Credit Facility is June 15, 2014; however, the maturity date will be accelerated to June 15, 2013 if Regency’s senior notes due 2013 have not been redeemed or refinanced by that date.

The alternate base rate used to calculate interest on base rate loans will be calculated based on the greatest to occur of a base rate, a federal funds effective rate plus 0.50% and an adjusted one-month LIBOR rate plus 1.50%. The applicable margin shall range from 1.00% to 2.25% for base rate loans, 2.50% to 3.25% for Eurodollar loans, and a commitment fee will range from 0.375% to 0.500% based upon the consolidated leverage ratio of Regency. RGS must also pay a participation fee for each revolving lender participating in letters of credit based upon the applicable margin, which is currently 3.0% of the average daily amount of such lender’s letter of credit exposure, and a fronting fee to the issuing bank of letters of credit equal to 0.125% per annum of the average daily amount of the letter of credit exposure.

As of September 8, 2010, there was a balance outstanding in the Regency Credit Facility of $400.0 million in revolving credit loans and approximately $16.0 million in letters of credit. The total amount available under the Regency Credit Facility, as of September 8, 2010, which is reduced by any letters of credit, was approximately $484.0 million. The weighted average interest rate on the total amount outstanding as of September 8, 2010 was 3.4%

HOLP Credit Facility.  HOLP has a $75.0 million Senior Revolving Facility, which we refer to as the HOLP Credit Facility, available through June 30, 2011, which may be expanded to $150.0 million. Amounts borrowed under the HOLP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on the Leverage Ratio, as defined in the credit agreement for the HOLP Credit Facility, with a maximum fee of 0.50%. The agreement includes provisions that may require contingent prepayments in the event of dispositions, sale of assets, issuance of capital stock or change of control. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP and the capital stock of HOLP’s subsidiaries secure the HOLP Credit Facility. At September 8, 2010, there was no outstanding balance in revolving credit loans and outstanding letters of credit of $0.5 million. The amount available for borrowing as of September 8, 2010 was $74.5 million.

MEP Guarantee

ETP has guaranteed 50% of the obligations of MEP under its senior revolving credit facility, which we refer to as the “MEP Facility”, with the remaining 50% of MEP Facility obligations guaranteed by KMP. Effective in May 2010, the commitment amount was reduced to $175.4 million due to lower usage and anticipated capital contributions. Although ETP transferred substantially all of its interest in MEP on May 26, 2010, ETP will continue to guarantee 50% of MEP’s obligations under this facility through the maturity of the facility in February 2011; however, Regency has agreed to indemnify ETP for any costs related to the guaranty of payments under this facility.

Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if our ownership percentage in MEP increases or decreases. The MEP Facility is unsecured and matures on February 28, 2011. Amounts borrowed under the MEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the MEP Facility varies based on both our credit rating and that of KMP, with a maximum fee of 0.15%. The MEP Facility contains covenants that limit (subject to certain exceptions) MEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers, or dispose of substantially all of its assets.

As of September 8, 2010, MEP had $72.5 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility, respectively. Our contingent obligations with respect to our 50% guarantee of MEP’s outstanding borrowings and letters of credit were $36.3 million and $16.6 million, respectively, as of September 8, 2010. The weighted average interest rate on the total amount outstanding as of September 8, 2010 was 1.5%.

FEP Guarantee

On November 13, 2009, FEP entered into a credit agreement that provides for a $1.1 billion senior revolving credit facility, which we refer to as the “FEP Facility”. ETP has guaranteed 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP Facility obligations guaranteed by KMP. Subject to certain exceptions, our guarantee may be proportionately increased or decreased if our ownership percentage in FEP increases or decreases. The FEP Facility is available through May 11, 2012. Amounts borrowed under the FEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the FEP Facility varies based on both our credit rating and that of KMP, with a maximum fee of 1.0%.

As of September 8, 2010, FEP had $847.0 million of outstanding borrowings issued under the FEP Facility. Our contingent obligation with respect to our 50% guarantee of FEP’s outstanding borrowings was

$423.5 million as of September 8, 2010. The weighted average interest rate on the total amount outstanding as of September 8, 2010 was 3.2%.

Covenants Related to Our Credit Agreements

We, ETP and Regency were in compliance with all requirements, tests, limitations, and covenants related to our respective debt agreements at June 30, 2010.

Contractual Obligations

The following table summarizes our long-term debt and other contractual obligations as of June 30, 2010. These amounts increased due to the Regency Transactions:

	Payments Due by Period
		Remainder
Contractual Obligations	Total	of 2010	2011-2012	2013-2014	Thereafter

Long-term debt	$8,933,998	$26,774	$2,071,424	$1,829,394	$5,006,406
Interest on long-term debt(a)	4,947,844	270,128	1,066,686	875,920	2,735,110
Payments on derivatives	162,235	34,578	109,360	13,407	4,890
Purchase commitments(b)	965,539	329,450	388,834	219,782	27,473
Lease obligations	348,109	19,587	53,195	43,782	231,545
Distributions and Redemption of Preferred Units	329,683	12,224	63,563	55,229	198,667

Totals	$15,687,408	$692,741	$3,753,062	$3,037,514	$8,204,091

(a)	Interest payments on long-term debt are based on the principal amount of debt obligations at June 30, 2010. With respect to variable rate debt, the interest payments were estimated using the interest rate as of June 30, 2010. To the extent interest rates change, our contractual obligation for interest payments will change. See “Quantitative and Qualitative Disclosures About Market Risk” below for further discussion.

(b)	We define a purchase commitment as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have long and short-term product purchase obligations for propane and energy commodities with third-party suppliers. These purchase obligations are entered into at either variable or fixed prices. The purchase prices that we are obligated to pay under variable price contracts approximate market prices at the time we take delivery of the volumes. Our estimated future variable price contract payment obligations are based on the June 30, 2010 market price of the applicable commodity applied to future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. The purchase prices that we are obligated to pay under fixed price contracts are established at the inception of the contract. Our estimated future fixed price contract payment obligations are based on the contracted fixed price under each commodity contract. Obligations shown in the table represent estimated payment obligations under these contracts for the periods indicated.

Cash Distributions

Cash Distributions Paid by ETE

Under our partnership agreement, we are required to distribute all of our Available Cash, as defined, within 50 days following the end of each fiscal quarter. Available cash generally means, with respect to any quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of our general partner that is necessary or appropriate to provide for future cash requirements.

Distributions paid by us are summarized as follows:

Quarter Ended	Record Date	Payment Date	Amount per Unit

December 31, 2009	February 8, 2010	February 19, 2010	$0.54
March 31, 2010	May 7, 2010	May 17, 2010	$0.54
June 30, 2010	August 9, 2010	August 19, 2010	$0.54

The total amounts of distributions declared during the six months ended June 30, 2010 and 2009 were as follows (all from Available Cash from operating surplus and are shown in the period with respect to which they relate):

	Six Months Ended June 30,
	2010	2009

Limited Partners	$240,776	$236,272
General Partner	748	734

Total distributions declared	$241,524	$237,006

Cash Distributions Received from Energy Transfer Partners and Regency Energy Partners

The total amount of distributions we received from ETP and Regency relating to our limited partner interests, general partner interest and incentive distribution rights (shown in the period to which they relate) for the periods ended as noted below is as follows:

	Six Months Ended June 30,
	2010	2009

Distributions received from ETP(1):
Limited Partners(2)	$100,750	$111,720
General Partner Interest	9,754	9,721
Incentive Distribution Rights	184,751	168,310

Total distributions received from ETP(3)	295,255	289,751

Distributions received from Regency(4):
Limited Partners	11,689	—
General Partner Interest	1,105	—
Incentive Distribution Rights	915	—

Total distributions received from Regency(5)	13,709	—

Total distributions received	$308,964	$289,751

(1)	Includes distributions declared by ETP for the three months ended June 30, 2010 that were paid on August 16, 2010 to holders of record on August 9, 2010.

(2)	As of June 30, 2010, we held 50,226,967 ETP common units. This amount reflects the redemption of 12.3 million ETP common units in connection with the Regency Transactions.

(3)	The distributions paid by ETP for the periods prior to May 26, 2010, the date of the closing of the Regency Transactions, do not reflect the reduction in the number of ETP common units held by us as a result of the Regency Transactions and the associated expected reduction in distributions payable in respect of the incentive distribution rights.

On a pro forma basis assuming no change from ETP’s historical quarterly distribution rates, after giving effect to the reduction in ETP common units held by us as a result of the Regency Transactions and the associated reduction in distributions payable in respect of the incentive distribution rights as if the Regency Transactions had been completed on January 1, 2010, we would have received a $278.4 million distribution from ETP for the six months ended June 30, 2010, of which $9.7 million would relate to our general partner interest, $178.9 million to our incentive distribution rights and $89.8 million to the approximately 50.2 million ETP common units we currently own.

(4)	Includes distributions delivered by Regency for the three months ended June 30, 2010 that were paid on August 13, 2010 to holders of record on August 6, 2010.

(5)	Our equity interests in Regency consist of approximately 26.3 million common units, a 2.0% general partner interest and 100% of the incentive distribution rights

On a pro forma basis assuming no change from Regency’s historical quarterly distribution rates, after giving effect to the acquisition of our equity interests in Regency pursuant to the Regency Transactions, we would have received a $27.4 million distribution from Regency for the six months ended June 30, 2010, of which $2.2 million would relate to our general partner interest, $1.8 million to our incentive distribution rights and $23.4 million to the approximately 26.3 million Regency common units we currently own.

Cash Distributions to Energy Transfer Partners and Regency Energy Partners Unitholders

ETP and Regency are required by their respective partnership agreements to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of their respective general partners.

Cash Distributions Paid by ETP

Distributions paid by ETP are summarized as follows:

Quarter Ended	Record Date	Payment Date	Amount per Unit

December 31, 2009	February 8, 2010	February 15, 2010	$0.89375
March 31, 2010	May 7, 2010	May 17, 2010	$0.89375
June 30, 2010	August 9, 2010	August 16, 2010	$0.89375

The total amounts of ETP distributions declared during the six months ended June 30, 2010 and 2009 were as follows (all from Available Cash from ETP’s operating surplus and are shown in the period with respect to which they relate):

	Six Months Ended June 30,
	2010	2009

Limited Partners:
Common Units	$332,371	$301,738
Class E Units	6,242	6,242
General Partner Interest	9,754	9,721
Incentive Distribution Rights	184,751	168,310

Total distributions declared by ETP	$533,118	$486,011

Cash Distributions Paid by Regency

On July 27, 2010, Regency declared a cash distribution for the three months ended June 30, 2010 of $0.445 per common unit, or $1.78 annualized. This distribution was paid on August 13, 2010 to unitholders of record at the close of business on August 6, 2010.

The total amounts of Regency distributions declared since the date of acquisition were as follows (all from Regency’s operating surplus and are shown in the period with respect to which they relate):

	Six Months Ended June 30,
	2010	2009

Limited Partners	$53,229	$—
General Partner Interest	1,105	—
Incentive Distribution Rights	915	—

Total distributions declared by Regency	$55,249	$—

Estimates and Critical Accounting Policies

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical. Our critical accounting policies are discussed below. For further details on our accounting policies and a discussion of new accounting pronouncements, please see the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 incorporated herein by reference.

Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and accruals for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and intrastate transportation and storage segments are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the year ended December 31, 2009 represent the actual results in all material respects.

Some of the other more significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, estimates related to our unit-based compensation plans, deferred taxes, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Revenue Recognition.  Revenues for sales of natural gas, NGLs including propane, and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenues from service labor, transportation, treating, compression, and gas processing, is recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available. Tank rent is recognized ratably over the period it is earned.

ETP’s intrastate transportation and storage and interstate transportation segments results are determined primarily by the amount of capacity its customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, ETP’s customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) a fuel retention fee based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly. ETP’s intrastate transportation and storage segment also generates its revenues and margin from fees charged for storing customers’ working natural gas in ETP’s storage facilities, primarily on the ET Fuel system, and to a lesser extent, on the HPL System.

ETP’s intrastate transportation and storage segment also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the HPL System. Generally, ETP purchases natural gas from the market, including purchases from the midstream segment’s marketing operations, and from producers at the wellhead. To the extent the natural gas is obtained from producers, it is purchased at a discount to a specified price and is typically resold to customers at a price based on a published index.

In addition, ETP’s intrastate transportation and storage segment generates revenues and margin from fees charged for storing customers’ working natural gas in our storage facilities. ETP also engages in natural gas storage transactions in which it seeks to find and profit from pricing differences that occur over time utilizing the Bammel storage reservoir on its HPL System. ETP purchases physical natural gas and then sells financial contracts at a price sufficient to cover its carrying costs and provide for a gross profit margin. Since the acquisition of the HPL System, ETP has continually managed its positions to enhance the future profitability of its storage position. ETP expects margins from the HPL System to be higher during the periods from November to March of each year and lower during the period from April through October of each year due to the increased demand for natural gas during colder weather. However, ETP cannot assure that management’s expectations will be fully realized in the future and in what time period, due to various factors including weather, availability of natural gas in regions in which ETP operates, competitive factors in the energy industry, and other issues.

Results from the midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates midstream revenues and gross margins principally under fee-based or other arrangements in which ETP receives a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through ETP’s systems and is not directly dependent on commodity prices.

ETP also utilizes other types of arrangements in its midstream segment, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which ETP gathers and processes natural gas on behalf of producers, sells the resulting residue gas and NGL volumes at market prices and remits to producers an agreed upon percentage of the proceeds based on an index price, and (iii) keep-whole arrangements where ETP gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs to third parties at market prices. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of ETP’s contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. ETP’s contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

ETP conducts marketing operations in which it markets the natural gas that flows through its assets, referred to as on-system gas. ETP also attracts other customers by marketing volumes of natural gas that do not move through ETP’s assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

ETP has a risk management policy that provides for its marketing and trading operations to execute limited strategies. These activities are monitored independently by ETP’s risk management function and must take place within predefined limits and authorizations. Certain strategies are considered trading activities for accounting purposes and are accounted for on a net basis in revenues on the consolidated statements of operations. ETP’s trading activities include purchasing and selling natural gas and the use of financial instruments, including basis contracts and gas daily contracts.

ETP utilizes its excess storage capacity to inject and hold natural gas in its Bammel storage facility to take advantage of contango markets, when the price of natural gas is higher in the future than the current spot price. ETP uses financial derivatives to hedge the natural gas held in connection with these arbitrage opportunities. At the inception of the hedge, ETP locks in a margin by purchasing gas in the spot market or off peak season and entering a financial contract to lock in the sale price. If ETP designates the related financial contract as a fair value hedge for accounting purposes, ETP values the hedged natural gas inventory at current spot market prices along with the financial derivative ETP uses to hedge it. Changes in the spread between the forward natural gas prices designated as fair value hedges and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized. Unrealized margins represent the unrealized gains or losses from ETP’s derivative instruments using marked to market accounting, with changes in the fair value of ETP’s derivatives being recorded directly in earnings. These margins fluctuate based upon changes in the spreads between the physical spot price and forward natural gas prices. If the spread narrows between the physical and financial prices, ETP will record unrealized gains or lower unrealized losses. If the spread widens, ETP will record unrealized losses or lower unrealized gains. Typically, as ETP enters the winter months, the spread converges so that ETP recognizes in earnings the original locked in spread, either through mark-to-market or the physical withdrawal of natural gas.

Regency provides customers with turn-key natural gas compression services to maximize their natural gas and crude oil production, throughput, and cash flow. Regency is responsible for the installation and ongoing operation, service, and repair of its compression units, which are modified as necessary to adapt to customers’ changing operating conditions. Revenues for compression services are recognized when the service is performed.

Regulatory Assets and Liabilities.  ETP’s interstate transportation segment is subject to regulation by certain state and federal authorities, is part of ETP’s interstate transportation segment and has accounting policies that conform to the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows ETP to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, ETP ceases to meet the criteria for application of regulatory accounting treatment for all or part of its operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.

Accounting for Derivative Instruments and Hedging Activities.  ETP utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas, NGL and propane prices and in its trading activities. These contracts consist primarily of commodity forwards, futures, swaps, options and certain basis contracts as cash flow hedging instruments. Certain contracts are not accounted for as hedges and the gains and losses resulting from changes in the fair value of these contracts are recorded on a current basis on the statement of operations. In ETP’s retail propane business, ETP classifies all gains and losses from these derivative contracts entered into for risk management purposes as liquids marketing revenue in the consolidated statement of operations. The gains and losses on the natural gas derivative contracts that are entered into for trading purposes are recognized in the midstream and intrastate transportation and storage revenue on a net basis in the consolidated statement of operations. The non-trading gains and losses for natural gas contracts are recorded as cost of products sold in the consolidated statement of operations. On ETP’s contracts that are designated as cash flow hedges, the effective portion of the hedged gain or loss is initially reported as a component of other comprehensive income and is subsequently reclassified into earnings when the physical transaction settles. The ineffective portion of the gain or loss is reported in earnings immediately. If ETP designates a hedging relationship as a fair value hedge, ETP records the changes in fair value of the hedged asset or liability in cost of products sold in its consolidated statement of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in ETP’s consolidated statement of operations.

ETP utilizes published settlement prices for exchange-traded contracts, quotes provided by brokers, and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. ETP also uses the Black-Scholes valuation model to estimate the value of certain options. Changes in the methods used to determine the fair value of these contracts could have a material effect on ETP’s results of operations. ETP does not anticipate future changes in the methods used to determine the fair value of these derivative contracts. See “— Quantitative and Qualitative Disclosures about Market Risk” for further discussion regarding our derivative activities.

Fair Value of Financial Assets and Liabilities.  We have marketable securities, commodity derivatives and interest rate derivatives that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our financial assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider over-the-counter, or OTC, commodity derivatives entered into directly with third parties Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. We consider the valuation of our interest rate derivatives as Level 2 since we use a LIBOR curve based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements and discount the future cash flows accordingly, including the effects of our credit risk. Level 3 utilizes significant unobservable inputs. We currently do not have any fair value measurements that require the use of significant unobservable inputs and therefore do not have any assets or liabilities considered as Level 3 valuations.

Impairment of Long-Lived Assets and Goodwill.  Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.

In order to test for recoverability, ETP must make estimates of projected cash flows related to the asset which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, ETP makes certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which its markets are located, the availability and prices of natural gas and propane supply, its ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, its dependence on certain significant customers and producers of natural gas, and competition from other midstream companies, including major energy producers. While ETP believes it has made reasonable assumptions to calculate the fair value, if future results are not consistent with ETP’s estimates, ETP could be exposed to future impairment losses that could be material to its results of operations.

Property, Plant, and Equipment.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of ETP’s assets and to extend their useful lives. Maintenance capital expenditures also include capital expenditures made to connect additional wells to ETP’s systems in order to maintain or increase throughput on its existing assets. Growth or expansion capital expenditures are capital expenditures made to expand the existing operating capacity of ETP’s assets, whether through construction or acquisition. ETP treats repair and maintenance expenditures that do not extend the useful life of existing assets as operating expenses when incurred. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in the consolidated statement of operations. Depreciation of property, plant and equipment is provided using the straight-line method based on their estimated useful lives ranging from 3 to 83 years. Changes in the estimated useful lives of the assets could have a material effect on ETP’s results of operation. ETP does not anticipate future changes in the estimated useful lives of our property, plant, and equipment.

Asset Retirement Obligation.  An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made.

In order to determine fair value, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective. ETP has determined that it is obligated by contractual or regulatory requirements to remove assets or perform other remediation upon retirement of certain assets. However, the fair value of ETP’s asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. ETP will record an asset retirement obligation in the periods in which it can reasonably determine the settlement dates.

Legal Matters.  We are subject to litigation and regulatory proceedings as a result of ETP’s business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from claims, orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We expense legal costs as incurred, and all recorded legal liabilities are revised as required as better information becomes available to us. The factors we consider when recording an accrual for contingencies include, among others: (i) the opinions and views of our legal counsel; (ii) our previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints.

Quantitative and Qualitative Disclosure about Market Risk

Market risk includes the risk of loss arising from adverse changes in market rates and prices. We, ETP and Regency face market risk from commodity variations, risks related to interest rate variations, and to a lesser extent, credit risks. From time to time, ETP and Regency may utilize derivative financial instruments as described below to manage its exposure to such risks. As of July 2008, ETP no longer engages in trading activities; therefore, all of its derivative instruments now represent non-trading activities, which are substantially offset by physical or other financial positions.

Commodity Price Risk

The table below summarizes our commodity-related financial derivative instruments and fair values as of June 30, 2010 and December 31, 2009 and 2008, as well as the effect of an assumed hypothetical 10% change in the underlying price of the commodity. Notional volumes are presented in MMBtu for natural gas, gallons for propane, and barrels for natural gas liquids and WTI crude oil. Dollar amounts are presented in thousands.

				December 31,
	June 30, 2010			2009			2008
		Fair Value	Effect of		Fair Value	Effect of		Fair Value	Effect of
	Notional	Asset	Hypothetical	Notional	Asset	Hypothetical	Notional	Asset	Hypothetical
	Volume	(Liability)	10% Change	Volume	(Liability)	10% Change	Volume	(Liability)	10% Change

Mark to Market Derivatives
Basis Swaps IFERC/NYMEX — Natural Gas	$(23,182,500)	$(752)	$176	72,325,000	$24,554	$491	15,720,000	$3,125	$865
Swing Swaps IFERC — Natural Gas	(23,592,500)	1,258	158	(38,935,000)	1,718	2,142	(58,045,000)	(118)	1
Fixed Swaps/Futures — Natural Gas	2,902,000	(8,591)	2,098	4,852,500	9,949	3,126	(20,880,000)	97,498	11,824
Options Puts — Natural Gas	(8,140,000)	13,702	1,255	2,640,000	837	447	—	—	—
Options Calls — Natural Gas	(5,920,000)	(8,314)	636	(2,640,000)	(819)	314	—	—	—
Propane Forwards/Swaps — Propane	—	—	—	6,090,000	3,348	785	47,313,002	(42,288)	3,074
Forwards/Swaps — Natural Gas Liquids	(1,442,000)	10,197	8,322	—	—	—	—	—	—
Forwards/Swaps — WTI Crude Oil	(323,000)	5,698	2,530	—	—	—	—	—	—
Fair Value Hedging Derivatives
Basis Swaps IFERC/NYMEX — Natural Gas	(5,410,000)	217	95	(22,625,000)	$(4,178)	$2	—	$—	$—
Fixed Swaps/Futures — Natural Gas	(18,765,000)	1,087	9,628	(27,300,000)	(13,285)	15,669	—	—	—
Cash Flow Hedging Derivatives
Basis Swaps IFERC/NYMEX — Natural Gas	(10,845,000)	105	172	(13,225,000)	$(1,640)	$81	(9,085,000)	$3,268	$837
Fixed Swaps/Futures — Natural Gas	(18,502,500)	11,478	9,115	(22,800,000)	(4,464)	13,197	(9,085,000)	6,691	5,577
Options — Puts	25,800,000	5,539	5,161	—	—	—	—	—	—
Options — Calls	(25,800,000)	2,172	2,795	—	—	—	—	—	—
Forwards/Swaps, Forecasted purchase of propane — Propane	51,702,000	(4,489)	5,209	20,538,000	8,443	2,609	—	—	—

During the second half of 2009, ETP began entering into hedges to lock in prices on a portion of its estimated volumes exposed to natural gas price risk. The resulting increase in ETP’s short natural gas derivative position is reflected in the December 31, 2009 fixed swap amounts above.

The fair values of the commodity-related financial positions have been determined using independent third party prices, readily available market information, broker quotes and appropriate valuation techniques. Non-trading positions offset physical exposures to the cash market; none of these offsetting physical exposures are included in the above tables. Price-risk sensitivities were calculated by assuming a theoretical 10% change (increase or decrease) in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. Results are presented in absolute terms and represent a potential gain or loss in our consolidated results of operations or in other comprehensive income. In the event of an actual 10% change in prompt month natural gas prices, the fair value of our total derivative portfolio may not change by 10% due to factors such as when the financial instrument settles and the location to which the financial instrument is tied (i.e., basis swaps) and the relationship between prompt month and forward months.

Interest Rate Risk

As of June 30, 2010, we had $2.3 billion of variable rate debt outstanding, including outstanding borrowings on ETP’s and Regency’s revolving credit facilities of $29.3 million and $655.7 million, respectively. We also had the following interest rate swaps outstanding as of June 30, 2010:

		Notional		Hedge
Equity	Term	Amount	Type	Designation

ETE	May 2016	$300,000	Pay an average fixed rate of 5.20% and receive a floating rate	Undesignated
ETE	November 2012	500,000	Pay a fixed rate of 4.57% and receive a floating rate	Undesignated
ETE	November 2012	700,000	Pay an average fixed rate of 4.84% and receive a floating rate	Cash flow
ETP	July 2013	350,000	Pay a floating rate (plus 3.75%) and receive a fixed rate of 6.00%	Fair value
ETP	August 2012	200,000	Forward starting to pay a fixed rate of 3.80% and receive a floating rate	Cash Flow
Regency	April 2012	250,000	Pay a fixed rate of 1.325% and receive a floating rate	Undesignated

A hypothetical change of 100 basis points in interest rates related to net floating rate debt after consideration of interest rate swaps designated as hedges would result in a change to consolidated interest expense of approximately $19.2 million annually. Additionally, a hypothetical change of 100 basis points in interest rates for interest rate swaps not designated as hedges would result in a net change in the fair value of interest rate derivatives and earnings of approximately $34.0 million.

Credit Risk

We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, management does not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheet and recognized in net income or other comprehensive income.

Regency is exposed to credit risk from its derivative counterparties. Regency does not require collateral from these counterparties. Regency deals primarily with financial institutions when entering into financial derivatives. Regency has entered into Master International Swap Dealers Association (“ISDA”) Agreements that allow for netting of swap contract receivables and payables in the event of default by either party.

BUSINESS

We are a publicly traded Delaware limited partnership that directly and indirectly owns equity interests in ETP and Regency. Our equity interests currently consist of:

	General Partner	Incentive Distribution
	Interest	Rights (“IDRs”)	Common Units

ETP	1.8%	100%	50,226,967
Regency	2.0%	100%	26,266,791

We acquired these equity interests in Regency in a series of transactions, which we refer to as the Regency Transactions, that were completed on May 26, 2010. In the Regency Transactions, we (1) acquired the general partner interest in Regency in exchange for 3,000,000 Series A Convertible Preferred Units having an aggregate liquidation preference of $300.0 million, (2) acquired from ETP an indirect 49.9% interest in Midcontinent Express Pipeline, LLC, or MEP, ETP’s joint venture with Kinder Morgan Energy Partners, L.P., or KMP, that owns the Midcontinent Express Pipeline, and an option to acquire an additional 0.1% interest in MEP in exchange for the redemption by ETP of approximately 12.3 million ETP common units we previously owned and (3) acquired approximately 26.3 million Regency common units in exchange for our contribution of all of our interests in MEP, including the option to acquire an additional 0.1% interest, to Regency. For additional information regarding the Regency Transactions, please see “Prospectus Supplement Summary — Recent Developments — Regency Transactions.”

ETP is a publicly traded, investment-grade limited partnership that owns and operates a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include approximately 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. In addition to its natural gas operations, ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. Regency is a publicly traded, midstream energy limited partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and NGLs.

Overview of ETP’s Operations

The activities in which ETP is engaged, all of which are in the United States, and ETP’s subsidiaries through which it conducts those activities, are as follows:

•	Natural gas operations, consisting of the following segments:

•	natural gas midstream and intrastate transportation and storage through La Grange Acquisition, L.P., which conducts business under the assumed name of Energy Transfer Company, or ETC OLP; and

•	interstate natural gas transportation services through ET Interstate, the parent company of Transwestern and ETC MEP, ETC Fayetteville Express Pipeline, LLC and ETC Tiger Pipeline, LLC.

•	Retail propane through HOLP and Titan.

ETP’s segments and business are as described below. For additional financial information about ETP’s segments, please see the notes to our consolidated financial statements, which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Intrastate Transportation and Storage Segment

Through its intrastate transportation and storage segment, ETP owns and operates nearly 8,000 miles of intrastate natural gas transportation pipelines and three natural gas storage facilities.

ETP owns the largest intrastate pipeline system in the United States. ETP’s intrastate pipeline system interconnects to many major consumption areas in the United States. ETP’s intrastate transportation and storage segment focuses on the transportation of natural gas from various natural gas producing areas to major natural gas consuming markets through connections with other pipeline systems as well as through its Oasis pipeline, its East Texas pipeline, its natural gas pipeline and storage assets that are referred to as the ET Fuel System, and its HPL System, which are described below.

ETP’s intrastate transportation and storage segment accounted for approximately 56% of its total consolidated operating income for the year ended December 31, 2009 and approximately 65% of its total consolidated operating income for the year ended December 31, 2008. The results from ETP’s intrastate transportation and storage segment are primarily derived from the fees it charges to transport natural gas on its pipelines, including a fuel retention component. ETP also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies on the HPL System. Generally, ETP purchases natural gas from either the market (including purchases from its midstream segment’s marketing operations) or from producers at the wellhead. To the extent the natural gas comes from producers, it is purchased at a discount to a specified market price and resold to customers based on an index price. In addition, ETP’s intrastate transportation and storage segment generates revenues from fees charged for storing customers’ working natural gas in its storage facilities and from margin from managing natural gas for its own account.

Interstate Transportation Segment

Through its interstate transportation segment, ETP owns and operates approximately 2,700 miles of interstate natural gas pipeline, with an additional approximate 175 miles under construction. In addition, ETP has interests in a joint venture that has 185 miles of interstate natural gas pipeline under construction.

ETP’s interstate transportation segment accounted for approximately 12% of its total consolidated operating income for the year ended December 31, 2009 and 11% of its total consolidated operating income for the year ended December 31, 2008. The results from ETP’s interstate transportation segment are primarily derived from the fees earned from natural gas transportation services and operational gas sales. In addition, ETP’s joint ventures contributed $17.6 million of its income before income taxes for the year ended December 31, 2009.

Midstream Segment

Through its midstream segment, ETP owns and operates approximately 7,000 miles of in service natural gas gathering pipelines, three natural gas processing plants, 15 natural gas treating facilities and 11 natural gas conditioning facilities. ETP’s midstream segment focuses on the gathering, compression, treating, blending, processing and marketing of natural gas, and its operations are currently concentrated in the Austin Chalk trend of southeast Texas, the Permian Basin of west Texas and New Mexico, the Barnett Shale in north Texas, the Bossier Sands in east Texas, the Uinta and Piceance Basins in Utah and Colorado and the Haynesville Shale in north Louisiana and are integrated with ETP’s intrastate transportation and storage assets.

ETP’s midstream segment accounted for approximately 12% of its total consolidated operating income for the year ended December 31, 2009 and 14% of its total consolidated operating income for the year ended December 31, 2008. ETP’s midstream segment results are derived primarily from margins it realizes for natural gas volumes that are gathered, transported, purchased and sold through its pipeline systems, processed at its processing and treating facilities, and the volumes of NGLs processed at its facilities. ETP also markets natural gas on its pipeline systems in addition to other pipeline systems to realize incremental revenue on gas purchased, increase pipeline utilization and provide other services that are valued by its customers.

Retail Propane Segment

ETP is one of the three largest retail propane marketers in the United States based on gallons sold and serves more than one million customers through a nationwide retail distribution network consisting of approximately 440 customer service locations in approximately 40 states. ETP’s propane operations extend from coast to coast with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States. ETP’s propane business has grown primarily through acquisitions of retail propane operations and, to a lesser extent, through internal growth.

ETP’s retail propane segment accounted for approximately 20% of its total consolidated operating income for the year ended December 31, 2009 and 10% of its total consolidated operating income for the year ended December 31, 2008. The retail propane segment is a margin-based business in which gross profits depend on the excess of sales price over propane supply cost. Consequently, the profitability of ETP’s retail propane business is sensitive to changes in wholesale propane prices. ETP’s propane business is largely seasonal and dependent upon weather conditions in our service areas, as discussed further in our Annual Report on Form 10-K for the year ended December 31, 2009 under “Business — Retail Propane Segment — Industry Overview.”

Natural Gas Operations

The following map depicts the major components of ETP’s natural gas operations:

Intrastate Transportation and Storage Segment

The following details ETP’s pipelines and storage facilities in the intrastate transportation and storage segment.

ET Fuel System

•	Capacity of 5.2 Bcf/d
•	Approximately 2,620 miles of natural gas pipeline
•	2 storage facilities with 12.4 Bcf of total working gas capacity

The ET Fuel System serves some of the most active drilling areas in the United States, and is comprised of approximately 2,620 miles of intrastate natural gas pipeline and related natural gas storage facilities. Included in the ET Fuel System is the Texas Independence pipeline, which was completed in August 2009. With approximately 460 receipt and/or delivery points, including interconnects with pipelines providing direct access to power plants and interconnects with other intrastate and interstate pipelines, the ET Fuel System is strategically located near high-growth production areas and provides access to the Waha Hub near Midland, Texas, the Katy Hub near Houston, Texas and the Carthage Hub in east Texas, the three major natural gas trading centers in Texas. The ET Fuel System has total system throughput capacity of approximately

5.2 Bcf/d. The major shippers on ETP’s pipelines include XTO Energy, Inc., EOG Resources, Inc., Chesapeake Energy Marketing, Inc., EnCana Marketing (USA), Inc. and Quicksilver Resources, Inc.

The ET Fuel System also includes ETP’s Bethel natural gas storage facility, with a working capacity of 6.4 Bcf, an average withdrawal capacity of 300 MMcf/d and an injection capacity of 75 MMcf/d, and its Bryson natural gas storage facility, with a working capacity of 6.0 Bcf, an average withdrawal capacity of 120 MMcf/d and an average injection capacity of 96 MMcf/d. All of our storage capacity on the ET Fuel System is contracted to third parties under fee-based arrangements.

In addition, the ET Fuel System is integrated with ETP’s Godley plant, which gives ETP the ability to bypass the plant when processing margins are unfavorable by blending the untreated natural gas from the North Texas System with natural gas on the ET Fuel System while continuing to meet pipeline quality specifications.

Oasis Pipeline

•	Capacity of 1.2 Bcf/d
•	Approximately 600 miles of natural gas pipeline
•	Connects Waha to Katy market hubs

The Oasis pipeline is primarily a 36-inch diameter, 600-mile natural gas pipeline that directly connects the Waha Hub to the Katy Hub. It has bi-directional capability with approximately 1.2 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. The Oasis pipeline has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.

The Oasis pipeline is integrated with ETP’s Southeast Texas System and is an important component to maximizing its Southeast Texas System’s profitability. The Oasis pipeline enhances the Southeast Texas System by (i) providing access for natural gas on the Southeast Texas System to other third party supply and market points and interconnecting pipelines and (ii) allowing ETP to bypass its processing plants and treating facilities on the Southeast Texas System and blend untreated natural gas from the Southeast Texas System with gas on the Oasis pipeline while continuing to meet pipeline quality specifications.

HPL System

•	Capacity of 5.5 Bcf/d
•	Approximately 4,150 miles of natural gas pipeline
•	Bammel storage facility with 62 Bcf of total working gas capacity

The HPL System is comprised of approximately 4,150 miles of intrastate natural gas pipeline with an aggregate capacity of 5.5 Bcf/d, the underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from south Texas, the Gulf Coast of Texas, east Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City and other cities located along the Gulf Coast of Texas. The HPL System also includes 32 miles of the Cleburne to Carthage pipeline from our Texoma pipeline interconnect to the Carthage Hub. The HPL System is well situated to gather gas in many of the major gas producing areas in Texas including the strong presence in the key Houston Ship Channel and Katy Hub markets, allowing ETP to play an important role in the Texas natural gas markets. The HPL System also offers its shippers off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel and Agua Dulce, and ETP’s Bammel storage facility.

The Bammel storage facility has a total working gas capacity of approximately 62 Bcf, a peak withdrawal rate of 1.3 Bcf/d and a peak injection rate of 0.6 Bcf/d. The Bammel storage facility is located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers. As of December 31, 2009, ETP had approximately 25.4 Bcf committed under fee-based arrangements with third parties and approximately 27.6 Bcf stored in the facility for its own account.

East Texas Pipeline

•	Capacity of 2.4 Bcf/d
•	Approximately 370 miles of natural gas pipeline

The East Texas pipeline is a 370-mile natural gas pipeline that connects three treating facilities, one of which ETP owns, with ETP’s Southeast Texas System. The East Texas pipeline was the first phase of a multi-phased project that increased service to producers in East and North Central Texas and provided access to the Katy Hub. The East Texas pipeline expansions include the 36-inch East Texas extension to connect ETP’s Reed compressor station in Freestone County to its Grimes County compressor station, the 36-inch Katy expansion connecting Grimes to the Katy Hub, and the 42-inch Southeast Bossier pipeline connecting ETP’s Cleburne to Carthage pipeline to the HPL system. Key shippers on the East Texas pipeline include XTO and EnCana with an average of 420,000 MMBtu/d and 540,000 MMBtu/d, respectively.

Interstate Transportation Pipelines

The following details ETP’s pipelines in the interstate transportation segment.

Transwestern Pipeline

•	Capacity of 2.1 Bcf/d
•	Approximately 2,700 miles of interstate natural gas pipeline

The Transwestern pipeline is an open-access natural gas interstate pipeline extending from the gas producing regions of west Texas, eastern and northwest New Mexico, and southern Colorado primarily to pipeline interconnects off the east end of its system and to pipeline interconnects at the California border. Including the recently completed projects described below, the Transwestern pipeline comprises approximately 2,700 miles of pipeline with a capacity of 2.1 Bcf/d. The Transwestern pipeline has access to three significant gas basins: the Permian Basin in west Texas and eastern New Mexico; the San Juan Basin in northwest New Mexico and southern Colorado; and the Anadarko Basin in the Texas and Oklahoma panhandle. Natural gas sources from the San Juan Basin and surrounding producing areas can be delivered eastward to Texas intrastate and mid-continent connecting pipelines and natural gas market hubs as well as westward to markets like Arizona, Nevada and California. Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users. Transwestern transports natural gas in interstate commerce. As a result, Transwestern qualifies as a “natural gas company” under the NGA and is subject to the regulatory jurisdiction of the FERC.

During 2007, ETP initiated the Phoenix pipeline expansion project, consisting of 260 miles of 42-inch and 36-inch pipeline lateral, with a throughput capacity of 500 MMcf/d, connecting the Phoenix, Arizona area to Transwestern’s existing mainline at Ash Fork, Arizona. The Phoenix lateral pipeline was completed in February 2009.

During the third quarter of 2008, ETP completed the San Juan Loop pipeline, a 26-mile loop that provides an additional 375 MMcf/d of capacity to Transwestern’s existing San Juan lateral. This expansion project supports the Phoenix pipeline expansion project by providing additional throughput capacity from the San Juan Basin natural gas producing area to Transwestern’s primary transmission pipeline to supply natural gas for the Phoenix lateral pipeline.

Fayetteville Express Pipeline

•	Initial planned capacity of 2.0 Bcf/d (expected to be in service by the end of 2010)
•	Approximately 185 miles of interstate natural gas pipeline
•	50/50 joint venture with KMP

In October 2008, ETP entered into a 50/50 joint venture with KMP for the development of the Fayetteville Express pipeline, an approximately 185-mile, 42-inch pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. In December 2009, FEP received approval of its application for authority from the FERC to construct and operate this pipeline. Construction began on this project in March 2010 and the pipeline is expected to be in service by late 2010. FEP has secured binding commitments for a minimum of 10 years for transportation of gas volumes with energy equivalents totaling 1.8 Bcf/d. The new pipeline will interconnect with NGPL in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi, and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc., which owns the general partner of KMP. ETP’s estimate of the total costs of this project is approximately $1.125 billion.

Tiger Pipeline

•	Initial planned capacity of 2.0 Bcf/d (expected to be in service in the first half of 2011)
•	Planned expansion of not less than 0.4 Bcf/d (expected to be completed in the second half of 2011)
•	Approximately 175 miles of interstate natural gas pipeline

In January 2009, ETP announced that it had entered into an agreement with a wholly owned subsidiary of Chesapeake, to construct the Tiger pipeline, an approximately 175-mile, 42-inch interstate natural gas pipeline. The Tiger pipeline will connect to ETP’s dual 42-inch pipeline system near Carthage, Texas, extend through the heart of the Haynesville Shale and end near Delhi, Louisiana, with interconnects to at least seven interstate pipelines at various points in Louisiana.

The agreement with Chesapeake provides for a 15-year commitment for firm transportation capacity of approximately 1.0 Bcf/d. ETP has also entered into agreements with EnCana Marketing (USA), Inc., a subsidiary of EnCana Corporation, and other shippers that provide for 10-year commitments for firm transportation capacity on the Tiger Pipeline equal to the full initial design capacity of 2.0 Bcf/d in the aggregate.

In April 2010, ETP’s application for authority to construct and operate this pipeline was approved by the FERC, and construction began on this project in June 2010. Pending necessary regulatory approvals, the Tiger Pipeline is expected to be in service in the first quarter of 2011. In February 2010, ETP announced that it had entered into a 10-year commitment for an additional 400 MMcf/d of capacity, bringing the pipeline’s long-term contractual commitments to 2.4 Bcf/d. In June 2010, ETP filed an application for authority to construct and operate an expansion of the Tiger pipeline to add the necessary 400 MMcf/d of capacity. Pending necessary regulatory approvals, this expansion is expected to be completed in the second half of 2011. ETP expects the total costs of this project to be $1.095 billion on the initial design, plus an additional $190 million to $200 million for the expansion.

Midstream

The following details our assets in the midstream segment.

Southeast Texas System

•	5,100 miles of natural gas pipeline
•	1 natural gas processing plant (the La Grange plant) with aggregate capacity of 240 MMcf/d
•	11 natural gas treating facilities with aggregate capacity of 1.3 Bcf/d
•	4 natural gas conditioning facilities with aggregate capacity of 670 MMcf/d

The Southeast Texas System is a 5,100 mile integrated system located in southeast Texas that gathers, compresses, treats, processes and transports natural gas from the Austin Chalk trend. The Southeast Texas System is a large natural gas gathering system covering thirteen counties between Austin and Houston. The system includes the La Grange processing plant, 11 treating facilities and 4 conditioning facilities. This system is connected to the Katy Hub through the East Texas pipeline and is also connected to the Oasis pipeline, as well as two power plants. This allows ETP to bypass its processing plants and treating facilities when processing margins are unfavorable by blending untreated natural gas from the Southeast Texas System with natural gas on the Oasis pipeline while continuing to meet pipeline quality specifications.

The La Grange processing plant is a cryogenic natural gas processing plant that processes the rich natural gas that flows through ETP’s system to produce residue gas and NGLs. The plant has a processing capacity of approximately 240 MMcf/d.

ETP’s 11 treating facilities have an aggregate capacity of 1.3 Bcf/d. These treating facilities remove carbon dioxide and hydrogen sulfide from natural gas gathered into ETP’s system before the natural gas is introduced to transportation pipelines to ensure that the gas meets pipeline quality specifications. In addition, ETP’s four conditioning facilities have an aggregate capacity of 670 MMcf/d. These conditioning facilities remove heavy hydrocarbons from the gas gathered into ETP’s systems so the gas can be redelivered and meet downstream pipeline hydrocarbon dew point specifications.

North Texas System

•	160 miles of natural gas pipeline
•	1 natural gas processing plant (the Godley plant) with aggregate capacity of 500 MMcf/d
•	1 natural gas conditioning facility with capacity of 100 MMcf/d

The North Texas System is a 160-mile integrated system located in four counties in North Texas that gathers, compresses, treats, processes and transports natural gas from the Barnett Shale trend. The system includes ETP’s Godley plant. The Godley plant processes rich natural gas produced from the Barnett Shale and is connected with the North Texas System and the ET Fuel System. The facility consists of a cryogenic processing plant with processing capacity of approximately 500 MMcf/d and a conditioning facility with approximately 100 MMcf/d of processing capacity.

Canyon Gathering System

•	1,390 miles of natural gas pipeline
•	6 natural gas conditioning facilities with aggregate capacity of 90 MMcf/d

The Canyon Gathering System consists of approximately 1,390 miles of gathering pipeline ranging in diameters from two inches to 16 inches in the Piceance-Uinta Basin of Colorado and Utah and six conditioning plants with an aggregate capacity of 90 MMcf/d.

Other Midstream Assets

The midstream segment also includes ETP’s interests in various midstream assets located in Texas, New Mexico and Louisiana, with gathering pipelines aggregating a combined capacity of approximately 620 MMcf/d, as well as one processing facility.

Subsequent to December 31, 2009, ETP purchased a natural gas gathering company which provides dehydration, treating, redelivery and compression services on a 120-mile pipeline system in the Haynesville Shale. The purchase price is $150 million in cash, excluding certain adjustments as defined in the purchase agreement, and the acquisition closed in March 2010.

Marketing Operations

ETP markets the natural gas that flows through its assets, referred to as on-system gas, and also uses its marketing operation to attract other customers by marketing volumes of natural gas that do not move through its assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells the natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

For the off-system gas, ETP purchases gas or acts as an agent for small independent producers that do not have marketing operations. ETP develops relationships with natural gas producers to facilitate the purchase of their production on a long-term basis. ETP believes that this business provides it with strategic insight and market intelligence, which may impact its expansion and acquisition strategy.

Other Natural Gas Operations

Effective August 17, 2009, ETP acquired 100% of the membership interests of Energy Transfer Group, L.L.C., which we refer to as ETG, which owns all of the partnership interests of Energy Transfer Technologies, Ltd., or ETT. ETT provides compression services to customers engaged in the transportation of natural gas, including ETP.

In November 2009, ETP acquired all of the outstanding equity interests of a natural gas compression equipment business with operations in Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Pennsylvania and Texas.

Retail Propane Operations

Propane competes with other sources of energy, some of which are less costly for equivalent energy value. ETP competes for customers against suppliers of electricity, natural gas and fuel oil. Competition from alternative energy sources has been increasing as a result of reduced utility regulation. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of natural gas distribution systems in the United States has resulted in the availability of natural gas in many areas that previously depended upon propane. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, ETP believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Even though propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to another. According to industry publications, propane accounts for 6.5% of household energy consumption in the United States.

In addition to competing with alternative energy sources, ETP competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Most of ETP’s customer service locations compete with five or more marketers or distributors in their area of operations. Each retail distribution outlet operates in its own competitive environment because retail marketers tend to locate in close proximity to customers. The typical retail distribution outlet generally has an effective marketing radius of approximately 50 miles, although in certain rural areas the marketing radius may be extended by satellite locations.

The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. ETP believes that its safety programs, policies and procedures are more comprehensive than many of its smaller, independent competitors and give it a competitive advantage over such retailers.

Products, Services and Marketing

Typically, customer service locations are found in suburban and rural areas where natural gas is not readily available. Such locations generally consist of a one to two acre parcel of land, an office, a small warehouse and service facility, a dispenser and one or more 18,000 to 30,000 gallon storage tanks. Propane is generally transported from refineries, pipeline terminals, leased storage facilities and coastal terminals by rail or truck transports to ETP’s customer service locations where it is unloaded into storage tanks. In order to make a retail delivery of propane to a customer, a bobtail truck, which generally holds 2,500 to 3,000 gallons of propane, is loaded with propane from the storage tank. Propane is then delivered to the customer by the bobtail truck and pumped into a stationary storage tank on the customer’s premises. ETP also delivers propane to retail customers in portable cylinders. ETP also delivers propane to certain other bulk end-users of propane in tractor-trailer transports, which typically have an average capacity of approximately 10,500 gallons. End-users receiving transport deliveries include industrial customers, large-scale heating accounts, mining operations and large agricultural accounts.

ETP encourages its customers whose propane needs are temperature sensitive to implement a regular delivery schedule. Many of ETP’s residential customers receive their propane supply pursuant to an automatic delivery system, which eliminates the customer’s need to make an affirmative purchase decision and allows for more efficient route scheduling. ETP also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances.

Of the retail gallons ETP sold in 2009, approximately 56% were to residential customers, 29% were to industrial, commercial and agricultural customers, and 15% were to other retail users. While sales to residential customers in 2009 accounted for approximately 56% of total retail gallons sold, they accounted for approximately 67% of ETP’s gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than the other markets ETP serves. Industrial, commercial and agricultural sales accounted for approximately 21% of ETP’s gross profit from propane sales for 2009, with all other retail users accounting for approximately 12%. No single customer accounts for 10% or more of consolidated revenues in 2009.

Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which ETP operates can significantly affect the total volumes of propane that ETP sells and the margins realized thereon and, consequently, its results of operations. ETP believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

Propane Supply and Storage

ETP’s supplies of propane historically have been readily available from its supply sources. ETP purchases from over 40 energy companies and natural gas processors at numerous supply points located in the United States and Canada. In 2009, Enterprise Products Operating L.P., or Enterprise, and Targa Liquids, or Targa, provided approximately 50.3%, and 14.3% of ETP’s combined total propane supply, respectively. Enterprise is a subsidiary of Enterprise GP Holdings, L.P., or Enterprise GP, an entity that owns approximately 17.6% of our outstanding common units and a 40.6% non-controlling equity interest in LE GP, LLC. Titan purchases the majority of its propane from Enterprise pursuant to an agreement that expires in 2010 and contains several renewal and extension options. Substantially all agreements with Targa have a maximum duration of one year.

In addition, ETP has a propane purchase agreement with M.P. Oils, Ltd. that expires in 2015, which provided 15.1% of ETP’s combined total propane supply during 2009.

ETP believes that if supplies from Enterprise, Targa or M.P. Oils, Ltd. were interrupted, it would be able to secure adequate propane supplies from other sources without a material disruption of its operations. No other single supplier provided more than 10% of ETP’s total domestic propane supply during 2009. Although ETP cannot assure you that supplies of propane will be readily available in the future, it believes that its diversification of suppliers will enable it to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of its existing sources. However, increased demand for propane in periods of severe cold weather, or otherwise, could cause future propane supply interruptions or significant volatility in the price of propane.

Except for ETP’s agreements with Enterprise and M.P. Oils, Ltd., ETP typically enters into one-year supply agreements. The percentage of contract purchases may vary from year to year. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or at the current prices established at major delivery or storage points, and some contracts include a pricing formula that typically is based on these market prices. ETP generally has attempted to reduce price risk by purchasing propane on a short-term basis. ETP has on occasion purchased for future resale significant volumes of propane for storage during periods of low demand, which generally occur during the summer months, at the then current market price, both at its customer service locations and in major storage facilities. ETP receives its supply of propane predominately through railroad tank cars and common carrier transport.

ETP leases space in larger storage facilities in Michigan, Arizona, New Mexico, and Texas, and smaller storage facilities in other locations, and has the opportunity to use storage facilities in additional locations when it “pre-buys” product from sources having such facilities. ETP believes that it has adequate third-party storage to take advantage of supply purchasing advantages as they may occur from time to time. Access to storage facilities allows ETP to buy and store large quantities of propane during periods of low demand, which generally occur during the summer months, or at favorable prices, thereby helping to ensure a more secure supply of propane during periods of intense demand or price instability.

Pricing Policy

Pricing policy is an essential element in the marketing of propane. ETP relies on regional management to set prices based on prevailing market conditions and product cost, as well as local management input. All regional managers are advised regularly of any changes in the posted price of each customer service location’s propane suppliers. In most situations, ETP believes that its pricing methods will permit it to respond to changes in supply costs in a manner that protects its gross margins and customer base, to the extent such protection is possible. In some cases, however, ETP’s ability to respond quickly to cost increases could occasionally cause its retail prices to rise more rapidly than those of its competitors, possibly resulting in a loss of customers.

Overview of Regency’s Operations

Regency is a growth-oriented publicly-traded Delaware limited partnership, formed in 2005, engaged in the gathering, treating, processing, compressing, marketing and transporting of natural gas and NGLs. Regency provides these services through systems located primarily in Louisiana, Texas, Arkansas, Pennsylvania and the mid-continent region of the United States, which includes Kansas, Colorado, and Oklahoma. Regency’s midstream assets are located in historically well-established areas of natural gas production that have been characterized by long-lived, predictable reserves.

Regency divides its operations into four business segments:

•	Gathering, Treating and Processing: Regency provides “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, treating raw natural gas to remove carbon dioxide and hydrogen sulfide, processing raw natural gas to separate NGLs and selling or delivering the pipeline-quality natural gas and NGLs to various markets and pipeline systems;

•	Transportation: Regency owns an approximate 49.99% interest in HPC, which, through its ownership of RIGS, delivers natural gas from northwest Louisiana to markets as well as downstream pipelines in northeast Louisiana through a 450-mile intrastate pipeline system. Following the completion of the Regency Transactions, Regency also owns an indirect 49.9% interest in MEP, a joint venture with KMP that owns the Midcontinent Express Pipeline. The Midcontinent Express Pipeline is an approximate 500-mile interstate natural gas pipeline that originates near Bennington, Oklahoma, routes through Perryville, Louisiana, and terminates at an interconnect with Transco’s interstate natural gas pipeline in Butler, Alabama;

•	Contract Services: Regency provides turn-key natural gas compression services whereby Regency guarantees its customers 98% mechanical availability of its compression units for land installation and 96% mechanical availability for over-water installations. Regency also provides a full range of field services, including gas cooling, dehydration, JT plant leasing and sulfur treating services through the recently acquired Zephyr;

•	Corporate and Other: Regency owns and operate an interstate pipeline that consists of 10 miles of pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana. This pipeline has a FERC certificated capacity of 150 MMcf/d.

Gathering, Treating and Processing Operations

Regency operates gathering and processing assets in five geographic regions of the United States: north Louisiana, the mid-continent region of the United States, and east, south and west Texas. Regency contracts with producers to gather raw natural gas from individual wells or central delivery points, which may have multiple wells behind them, located near its processing plants, treating facilities and/or gathering systems. Following the execution of a contract, Regency connects wells and central delivery points to its gathering lines through which the raw natural gas flows to a processing plant, treating facility or directly to interstate or intrastate gas transportation pipelines. At its processing plants and treating facilities, Regency removes impurities from the raw natural gas stream and extracts the NGLs. Regency also performs a producer service function, whereby it purchases natural gas from producers at gathering systems and plants and sells this gas at downstream outlets.

All raw natural gas flowing through Regency’s gathering and processing facilities is supplied under gathering and processing contracts having terms ranging from month-to-month to the life of the oil and gas lease. The pipeline-quality natural gas remaining after separation of NGLs through processing is either returned to the producer or sold, for Regency’s own account or for the account of the producer, at the tailgates of Regency’s processing plants for delivery to interstate or intrastate gas transportation pipelines.

The following table sets forth information regarding Regency’s gathering systems and processing plants as of August 4, 2010.

	Pipeline
	Length		Compression
Region	(Miles)	Plants	(Horsepower)

North Louisiana	435	4	58,937
South Texas	541	2	24,779
West Texas	806	1	58,008
Mid-Continent	3,470	1	43,519

Total	5,252	8	185,243

North Louisiana Region.

Regency’s north Louisiana region assets include:

•	Two cryogenic natural gas processing facilities;

•	A large integrated natural gas gathering and processing system located primarily in four parishes (Claiborne, Union, Lincoln, and Ouachita) of north Louisiana;

•	The Logansport Gathering System, which provides natural gas gathering, dehydration and compression services for producers in Shelby County, Texas and Desoto Parish, Louisiana. In 2009, Regency announced Logansport Expansion Phase I, a $47 million extension of the Logansport Gathering System in north Louisiana, and Logansport Expansion Phase II, a $40 million expansion to gather gas from acreage dedicated to Logansport Expansion Phase I. Logansport Expansion Phase I is expected to add approximately 485 MMcf/d of gathering capacity and add approximately 300 MMcf/d of new delivery interconnect capacity to CenterPoint Gas Transmission’s Line CP. Logansport Expansion Phase II includes the construction of an amine treating plant with capacity of 300 MMcf/d, approximately 15 miles of gathering lines and expanded interconnect capacity at Tennessee Gas Pipeline and Crosstex LIG, LLC by 100 MMcf/d and 35 MMcf/d, respectively. The Logansport Expansion Phase I and II projects are expected to be completed during 2010; and

•	A refrigeration plant located in Bossier Parish and a conditioning plant in Webster Parish.

Through the gathering and processing systems described above and their interconnections with HPC’s pipeline system in north Louisiana described in “— Transportation Operations,” Regency offers producers wellhead-to-market services, including natural gas gathering, compression, processing and transportation.

South Texas Region.

Regency’s south Texas assets gather, compress, treat, and dehydrate natural gas in LaSalle, Webb, Karnes, Atascosa, McMullen, Frio, and Dimmitt counties. Some of the natural gas produced in this region can have significant quantities of hydrogen sulfide and carbon dioxide that require treating to remove these impurities. The pipeline systems that gather this gas are connected to third-party processing plants and Regency’s treating facilities that include an acid gas reinjection well located in McMullen County, Texas.

The natural gas supply for Regency’s south Texas gathering systems is derived primarily from natural gas wells located in a mature basin that generally have long lives and predictable gas flow rates. The emerging Eagle Ford shale formation lies directly under Regency’s existing south Texas gathering system infrastructure.

One of Regency’s treating plants consists of inlet gas compression, a 60 MMcf/d amine treating unit, a 55 MMcf/d amine treating unit and a 40 ton (per day) liquid sulfur recovery unit. This plant removes hydrogen sulfide from the natural gas stream, recovers condensate, delivers pipeline quality gas at the plant outlet and reinjects acid gas. An additional 55 MMcf/d amine treating unit is currently inactive.

Regency owns a 60% interest in a joint venture that includes a treating plant in Atascosa County with a 500 GPM amine treater, pipeline interconnect facilities, and approximately 13 miles of ten inch diameter pipeline. Regency operates this plant and the pipeline for the joint venture while its joint venture partner operates a lean gas gathering system in the Edwards Lime natural gas trend that delivers to this system.

West Texas Region.

Regency’s gathering system assets offer wellhead-to-market services to producers in Ward, Winkler, Reeves, and Pecos counties, which surround the Waha Hub, one of Texas’ major natural gas market areas. As a result of the proximity of Regency’s system to the Waha Hub, the Waha gathering system has a variety of market outlets for the natural gas that Regency gathers and processes, including several major interstate and intrastate pipelines serving California, the mid-continent region of the United States and Texas natural gas markets. Natural gas exploration and production drilling in this area has primarily targeted productive zones in the Permian Delaware basin and Devonian basin. These basins are mature basins with wells that generally have long lives and predictable flow rates.

Regency offers producers four different levels of natural gas compression on the Waha gathering system, as compared to the two levels typically offered in the industry. By offering multiple levels of compression, Regency’s gathering system is often more cost-effective for its producers, since the producer is typically not required to pay for a level of compression that is higher than the level they require.

The Waha processing plant is a cryogenic natural gas processing plant that processes raw natural gas gathered in the Waha gathering system. This plant was constructed in 1965, and, due to recent upgrades to state-of-the-art cryogenic processing capabilities, is a highly efficient natural gas processing plant. The Waha processing plant also includes an amine treating facility, which removes carbon dioxide and hydrogen sulfide from raw natural gas gathered before moving the natural gas to the processing plant. The acid gas is injected underground.

Mid-Continent Region.

Regency’s mid-continent region includes natural gas gathering systems located primarily in Kansas and Oklahoma. Regency’s mid-continent gathering assets are extensive systems that gather, compress and dehydrate low-pressure gas from approximately 1,500 wells. These systems are geographically concentrated, with each central facility located within 90 miles of the others. Regency operates its mid-continent gathering systems at low pressures to maximize the total throughput volumes from the connected wells. Wellhead pressures are therefore adequate to allow for flow of natural gas into the gathering lines without the cost of wellhead compression.

Regency’s mid-continent systems are located in two of the largest and most prolific natural gas producing regions in the United States, the Hugoton Basin in southwest Kansas and the Anadarko Basin in western Oklahoma. These mature basins have continued to provide generally long-lived, predictable production volume.

Transportation Operations

Regency owns an approximate 49.99% interest in HPC, which delivers natural gas from northwest Louisiana to markets as well as downstream pipelines in northeast Louisiana through a 450-mile intrastate pipeline system known as RIGS. The construction and development of the expansion of RIGS, or the Haynesville Expansion Project, was completed in January 2010 and added 1.1 Bcf/d of capacity and 14,200 horsepower of compression. In September 2009, HPC announced plans to construct a $47 million pipeline extension of the Haynesville Expansion Project, or the Red River Lateral. The Red River Lateral was also completed in January 2010, adding an additional 100 MMcf/d of capacity, bringing RIGS’ total capacity to 2.1 Bcf/d.

RIGS consists of an intrastate pipeline ranging from 4 to 42 inches in diameter that extends across north Louisiana from Caddo Parish to Franklin Parish and, with the completion of the Red River Lateral, extends into Red River Parish. In addition to the Haynesville Shale production, RIGS transports natural gas produced from the Vernon field, the Elm Grove field and the Sligo field. The transportation operations are located in areas that have experienced significant levels of drilling activity, providing RIGS with opportunities to access newly developed natural gas supplies.

Substantially all of the incremental capacity from Haynesville Expansion Project and Red River Lateral has been contracted to third parties under firm transportation agreements with 10-year terms, whereby approximately 85% of total revenues from these system expansions will be derived from reservation fees.

In connection with the Regency Transactions on May 26, 2010, Regency acquired a 49.9% interest in MEP, a joint venture with KMP that owns the Midcontinent Express Pipeline. The Midcontinent Express Pipeline is an approximately 500-mile interstate natural gas pipeline that originates near Bennington, Oklahoma, routes through Perryville, Louisiana, and terminates at an interconnect with Transcontinental Gas Pipe Line Corporation’s, or Transco, interstate natural gas pipeline in Butler, Alabama, which transports natural gas to the significant natural gas markets in the northeast portion of the United States. The pipeline has a current capacity of 1.4 Bcf/d on zone 1 and 1.0 Bcf/d on zone 2, all of which capacity has been committed pursuant to firm transportation contracts with shippers for periods ranging from 5 to 10 years. The pipeline has also received long-term transportation contracts related to an additional 0.4 Bcf/d of capacity on zone 1 and 0.2 Bcf/d of capacity on zone 2 that is planned to be added through the utilization of additional compression. The first zone of the pipeline, from Bennington, Oklahoma, to Perryville, Louisiana, was placed in service in April 2009, and the second zone of the pipeline from Perryville, Louisiana to Butler, Alabama, was placed in service in August 2009.

Contract Services Operations

The natural gas contract compression operations include designing, sourcing, owning, insuring, installing, operating, servicing, repairing, and maintaining compressors and related equipment for which Regency guarantees its customers 98% mechanical availability for land installations and 96% mechanical availability for over-water installations. Regency focuses on meeting the complex requirements of field-wide compression applications, as opposed to targeting the compression needs of individual wells within a field. These field-wide applications include compression for natural gas gathering, natural gas lift for crude oil production and natural gas processing. Regency believes that it improves the stability of its cash flow by focusing on field-wide compression applications because such applications generally involve long-term installations of multiple large horsepower compression units. Regency’s contract compression operations are primarily located in Texas, Louisiana, Arkansas, and Pennsylvania.

In addition to the revenue generating horsepower and compression units owned and operated by the Contract Services segment disclosed below, contract compression operated 140,299 horsepower owned by the gathering and processing segment as of June 30, 2010. Contract compression also operated 37,985 horsepower owned by HPC as of June 30, 2010. The following tables set forth certain information regarding contract compression’s third-party revenue generating horsepower as of June 30, 2010 and December 31, 2009.

	June 30, 2010
		Percentage of
	Revenue	Revenue
	Generating	Generating	Number of
Horsepower Range	Horsepower	Horsepower	Units

0-499	71,983	9%	384
500-999	73,361	9%	119
1,000+	645,150	82%	424

	790,494	100%	927

	December 31, 2009
		Percentage of
	Revenue	Revenue
	Generating	Generating	Number of
Horsepower Range	Horsepower	Horsepower	Units

0-499	65,397	9%	361
500-999	74,826	10%	121
1,000+	613,105	81%	405

	753,328	100%	887

On September 1, 2010, Regency closed on the acquisition of Zephyr, which specializes in natural gas treating. In addition to treating, Zephyr provides a full range of field services, including gas cooling, dehydration, JT plant leasing and sulfur treating services.

Zephyr’s assets include 31 amine plants, 77 gas coolers, seven JT plants, nine NGL storage tanks and 22 other production equipment assets located in Arkansas, Louisiana, Texas and Utah.

Corporate and Other

Regency’s interstate pipeline, owned and operated by its subsidiary Gulf States Transmission Corporation, consists of 10 miles of 12 and 20 inch diameter pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana. The pipeline has a FERC certificated capacity of 150 MMcf/d.

Competition

The business of providing natural gas gathering, transmission, treating, transporting, storing and marketing services is highly competitive. Since pipelines are generally the only practical mode of transportation for natural gas over land, the most significant competitors of ETP’s and Regency’s transportation and storage operations are other pipelines. Pipelines typically compete with each other based on location, capacity, price and reliability.

ETP and Regency face competition with respect to retaining and obtaining significant natural gas supplies under terms favorable to them for the gathering, treating and marketing portions of their businesses. ETP’s and Regency’s competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas. Many of ETP’s and Regency’s competitors, such as major oil and gas and pipeline companies, have substantially greater capital resources and control of supplies of natural gas.

In marketing natural gas, ETP and Regency have numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil companies, and local and national natural gas gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with ETP’s and Regency’s marketing operations.

Credit Risk and Customers

ETP and Regency maintain credit policies with regard to their counterparties that they believe significantly minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty. ETP’s and Regency’s counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact ETP’s and Regency’s overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on their policies, exposures, credit and other reserves, management of each of ETP and Regency does not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

In particular, ETP’s and Regency’s natural gas transportation and midstream revenues are derived significantly from companies that engage in natural gas exploration and production activities. Prices for natural gas and NGLs have fallen dramatically since July 2008 and have remained at low levels due to the continued effects of the economic recession and higher than normal storage levels. Many of ETP’s and Regency’s customers have been negatively impacted by these recent declines in natural gas prices as well as current conditions in the capital markets, which factors have caused several of their customers to announce plans to decrease drilling levels and, in some cases, to consider shutting in natural gas production from some producing wells.

ETP and Regency are diligent in attempting to ensure that they issue credit to credit-worthy customers. However, ETP’s and Regency’s purchase and resale of gas exposes them to significant credit risk, as the margin on any sale is generally a very small percentage of the total sale price. Therefore, a credit loss could be significant to ETP’s or Regency’s overall profitability.

During the year ended December 31, 2009, none of ETP’s customers individually accounted for more than 10% of its midstream, intrastate transportation and storage and interstate segment revenues, and one of Regency’s customers individually accounted for approximately 13.4% of its gathering, treating and processing segment revenue.

Regulation

Regulation by FERC of Interstate Natural Gas Pipelines.  FERC has broad regulatory authority over the business and operations of interstate natural gas pipelines. Under the NGA, FERC generally regulates the transportation of natural gas in interstate commerce. For FERC regulatory purposes, “transportation” includes natural gas pipeline transmission (forwardhauls and backhauls), storage, and other services. The Transwestern, Midcontinent Express and Gulf States pipelines transport natural gas in interstate commerce and thus qualify as a “natural gas companies” under the NGA subject to FERC’s regulatory jurisdiction. ETC Tiger applied to FERC for authority to construct, own and operate the Tiger pipeline, which was approved by FERC in April 2010 and construction began on this project in June 2010. ETP also holds an interest in a joint venture project involving the construction and operation of the Fayetteville Express pipeline and Regency owns an indirect 49.9% interest in the entity that owns and operates the Midcontinent Express pipeline. Subject to possible rehearing and review, the Fayetteville Express pipeline is expected to be in service by the end of 2010. Midcontinent Express pipeline is an NGA-jurisdictional interstate transportation system subject to the FERC’s broad regulatory oversight. The Tiger pipeline and the Fayetteville Express pipeline, once constructed, will likewise be NGA-jurisdictional once placed into operation.

FERC’s NGA authority includes the power to regulate:

•	the certification and construction of new facilities;

•	the review and approval of cost-based transportation rates;

•	the types of services that ETP’s and Regency’s regulated assets are permitted to perform;

•	the terms and conditions associated with these services;

•	the extension or abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities; and

•	the initiation and discontinuation of services.

Under the NGA, interstate natural gas companies must charge rates that are just and reasonable. In addition, the NGA prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

In September 2006, Transwestern filed revised tariff sheets under section 4 of the NGA proposing a general rate increase to be effective on November 1, 2006. In April 2007, FERC approved a Stipulation and Agreement of Settlement, which we refer to as the Stipulation and Agreement, that resolved primary components of the rate case. Transwestern’s tariff rates and fuel charges are now final for the period of the settlement. As a part of the Stipulation and Agreement, no settling party shall seek, solicit or financially support a change or challenge to any effective provision of the Stipulation and Agreement during the term of the Stipulation and Agreement. Transwestern is not required to file a new rate case until October 1, 2011.

Rates charged on the Midcontinent Express pipeline are largely governed by long-term negotiated rate agreements, an arrangement approved by FERC in its July 25, 2008 order granting MEP a certificate of public convenience and necessity to build, own and operate these facilities. In the certificate order, FERC also approved cost-based recourse rates available to prospective shippers as an alternative to negotiated rates. On December 17, 2009, the FERC issued an order granting FEP authorization to construct and operate the Fayetteville Express pipeline, subject to certain conditions, and FEP accepted the FERC’s certificate. The pipeline is expected to be in service by late 2010. The rates to be charged for services on the Fayetteville Express pipeline will largely be governed by long-term negotiated rate agreements, an arrangement approved by the FERC in its December 17, 2009 certificate order. In the certificate order, the FERC also approved cost-based recourse rates available to prospective shippers as an alternative to negotiated rates. The application for a certificate of public convenience and necessity to construct the Tiger pipeline was filed with the FERC on August 31, 2009, and certificate authority was granted April 7, 2010. On June 15, 2010, ETC Tiger filed an application to expand the Tiger pipeline. FERC has not yet ruled on this application.

The rates to be charged by NGA-jurisdictional natural gas companies are generally required to be on file with FERC in FERC-approved tariffs. Most natural gas companies are authorized to offer discounts from their FERC-approved maximum just and reasonable rates when competition warrants such discounts. Natural gas companies are also generally permitted to offer negotiated rates different from rates established in their tariff if, among other requirements, such companies’ tariffs offer a cost-based recourse rate available to a prospective shipper as an alternative to the negotiated rate. Natural gas companies must make offers of rate discounts and negotiated rates on a basis that is not unduly discriminatory. Existing tariff rates may be challenged by complaint and if found unjust and unreasonable may be altered on a prospective basis by FERC. Rate increases proposed by the interstate natural gas company may be challenged by protest or by FERC itself, and if such proposed rate increases are found unjust and unreasonable may be rejected by FERC in whole or in part. Any successful complaint or protest against the FERC-approved rates of ETP’s or Regency’s interstate pipelines could have a prospective impact on its revenues associated with providing interstate transmission services. ETP and Regency cannot assure you that FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, transportation and storage facilities.

Under the Energy Policy Act of 2005, FERC possesses regulatory oversight over natural gas markets, including the purchase, sale and transportation activities of non-interstate pipelines and other natural gas market participants. Pursuant to FERC’s rules promulgated under this statutory directive, it is unlawful for any entity, directly or indirectly, in connection with the purchase or sale of electric energy or natural gas or the purchase or sale of transmission or transportation services subject to FERC jurisdiction: (1) to defraud using any device, scheme or artifice; (2) to make any untrue statement of material fact or omit a material fact; or (3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit. The Commodity Futures Trading Commission, or the CFTC, also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act. With regard to ETP’s and Regency’s physical purchases and sales of natural gas, NGLs or other energy commodities; their gathering or transportation of these energy commodities; and any related hedging activities that they undertake, ETP and Regency are required to observe these anti-market manipulation laws and related regulations enforced by FERC and/or the CFTC. These agencies hold substantial enforcement authority, including the ability to assess civil penalties of up to $1 million per day per violation, to order disgorgement of profits and to recommend criminal penalties. Should ETP or Regency violate the anti-market manipulation laws and regulations, it could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Failure to comply with the NGA, the Energy Policy Act of 2005 and the other federal laws and regulations governing ETP’s and Regency’s operations and business activities can result in the imposition of administrative, civil and criminal remedies.

Intrastate Natural Gas Regulation.  Intrastate transportation of natural gas is largely regulated by the state in which such transportation takes place. To the extent that ETP’s or Regency’s intrastate natural gas transportation systems transport natural gas in interstate commerce, the rates, terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the NGPA. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. The rates, terms and conditions of some transportation and storage services provided on the Oasis pipeline, HPL System, East Texas pipeline and ET Fuel System are subject to FERC regulation pursuant to Section 311 of the NGPA; similarly, FERC regulates the rates, terms and conditions of services with regards to Section 311 service provided by Regency. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions are also subject to FERC review and approval. Should FERC determine not to authorize rates equal to or greater than ETP’s or Regency’s currently approved Section 311 rates, ETP’s or Regency’s business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC approved statement of operating conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies.

FERC has recently adopted market-monitoring and annual reporting regulations, which regulations are applicable to many intrastate pipelines as well as other entities that are otherwise not subject to FERC’s NGA jurisdiction such as natural gas marketers. These regulations are intended to increase the transparency of wholesale energy markets, to protect the integrity of such markets, and to improve FERC’s ability to assess market forces and detect market manipulation. FERC also requires certain major non-interstate natural gas pipelines to post, on a daily basis, capacity, scheduled flow information and actual flow information. Major non-interstate pipelines subject to the rule have until October 1, 2010 to comply with the rule’s Internet posting requirements. Interested parties have consistently challenged FERC’s adoption of these new requirements, and there could be further court challenges or requests for rehearing. Therefore it is not known with certainty the precise form these requirements will ultimately take. Full compliance with these regulations could subject ETP or Regency to further costs and administrative burdens, none of which are expected to have a material impact on its operations.

ETP’s intrastate natural gas operations in Texas are also subject to regulation by various agencies in Texas, principally the TRRC. ETP’s intrastate pipeline and storage operations in Texas are also subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The TRRC has authority to ensure that rates charged by intrastate pipelines for natural gas sales or transportation services are just and reasonable. The rates ETP charges for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. ETP cannot predict whether such a complaint will be filed against it or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

Regency’s RIGS system is subject to regulation by various agencies of the State of Louisiana. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. Historically, apart from pipeline safety, it has not acted to exercise this jurisdiction respecting gathering facilities. Louisiana also has agencies that regulate transportation rates, service terms and conditions and contract pricing to ensure their reasonableness and to ensure that the intrastate pipeline companies that they regulate do not discriminate among similarly situated customers.

Sales of Natural Gas and NGLs.  The price at which ETP and Regency buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. The price at which ETP and Regency sell NGLs is not subject to federal or state regulation.

To the extent that ETP and Regency enter into transportation contracts with natural gas pipelines that are subject to FERC regulation, they are subject to FERC requirements related to use of such capacity. Any failure on ETP’s or Regency’s part to comply with the FERC’s regulations and policies, or with an interstate pipeline’s tariff, could result in the imposition of civil and criminal penalties.

ETP’s and Regency’s sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. ETP and Regency cannot predict the ultimate impact of these regulatory changes to its natural gas marketing operations, and we note that some of FERC’s regulatory changes may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. ETP and Regency do not believe that they will be affected by any such FERC action in a manner that is materially different from other natural gas marketers with whom it competes.

Gathering Pipeline Regulation.  Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of FERC under the NGA. ETP owns a number of natural gas pipelines in Texas, Louisiana, Colorado and Utah that it believes meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of ETP’s gathering facilities could be subject to change based on future determinations by FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and in some instances complaint-based rate regulation.

In Texas, ETP’s and Regency’s gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for its intrastate pipeline facilities. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. Historically, apart from pipeline safety, Louisiana has not acted to exercise this jurisdiction respecting gathering facilities. In Louisiana, ETP’s Chalkley System is regulated as an intrastate transporter, and the Louisiana Office of Conservation has determined that its Whiskey Bay System is a gathering system.

ETP and Regency are subject to state ratable take and common purchaser statutes in all of the states in which it operates. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting the right of an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination allegations. ETP’s and Regency’s gathering operations could be adversely affected should they be subject in the future to the application of additional or different state or federal regulation of rates and services. ETP’s and Regency’s gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. ETP and Regency cannot predict what effect, if any, such changes might have on their operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Pipeline Safety.  The states in which ETP and Regency conduct operations administer federal pipeline safety standards under the Natural Gas Pipeline Safety Act of 1968, as amended, or the NGPSA, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Failure to comply with the NGPSA may result in the imposition of administrative, civil and criminal remedies. The “rural gathering exemption” under the NGPSA presently exempts substantial portions of ETP’s and Regency’s gathering facilities from jurisdiction under that statute. The portions of ETP’s and Regency’s facilities that are exempt include those portions located outside of cities, towns or any area designated as residential or commercial, such as a subdivision or shopping center. The “rural gathering exemption,” however, may be restricted in the future, and it does not apply to ETP’s or Regency’s intrastate natural gas pipelines.

Environmental Matters

The operation of pipelines, plants and other facilities for gathering, compressing, treating, processing, or transporting natural gas, natural gas liquids and other products is subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations can impair ETP’s and Regency’s business activities that affect the environment in many ways, such as:

•	restricting how ETP and Regency can release materials or waste products into the air, water, or soils;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands or areas of endangered species habitat, or otherwise constraining how or when construction is conducted;

•	requiring remedial action to mitigate pollution from former operations, or requiring plans and activities to prevent pollution from ongoing operations; and

•	imposing substantial liabilities on ETP and Regency for pollution resulting from its operations, including, for example, potentially enjoining the operations of facilities if it were determined that they were not in compliance with permit terms.

Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the issuance of injunctions and the filing of federally authorized citizen suits. ETP and Regency have implemented environmental programs and policies designed to reduce potential liability and costs under applicable environmental laws and regulations.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Changes in environmental laws and regulations that result in more stringent waste handling, storage, transport, disposal, or remediation requirements will increase ETP’s and Regency’s costs for performing those activities, and if those increases are sufficiently large, they could have a material adverse effect on its operations and financial position. Moreover, risks of process upsets, accidental releases or spills are associated with ETP’s and Regency’s operations, and ETP and Regency cannot assure you that they will they not incur significant costs and liabilities if such upsets, releases, or spills were to occur. In the event of future increases in costs, ETP and Regency may be unable to pass on those increases to their customers. While ETP and Regency believe they are in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect, there is no assurance that this trend will continue in the future.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, also known as “CERCLA” or “Superfund,” and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. One class of “responsible persons” is the current owners or operators of contaminated property, even if the contamination arose as a result of historical operations conducted by previous, unaffiliated occupants of the property. Under CERCLA, “responsible persons” may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. It also is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. Although “petroleum” is excluded from the definition of hazardous substance under CERCLA, ETP will generate materials in the course of its operations that may be considered hazardous substances under CERCLA. ETP and Regency also may incur liability under the Resource Conservation and Recovery Act, or RCRA, which imposes requirements related to the management and disposal of solid and hazardous wastes. While there exists an exclusion from the definition of hazardous wastes for “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy,” in the course of ETP’s and Regency’s operations, ETP and Regency may generate certain types of non-excluded petroleum product wastes as well as ordinary industrial wastes such as paint wastes, waste solvents, and waste compressor oils that may be regulated as hazardous or solid wastes.

ETP and Regency currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas and NGLs. Although ETP and Regency used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by ETP or Regency, or on or under other locations where such wastes were taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and wastes was not under ETP’s or Regency’s control. These properties and the materials disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, ETP and Regency could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial activities to prevent future contamination. ETP is currently involved in several remediation projects that have cleanup costs and related liabilities. As of December 31, 2009 and 2008, accruals of $12.6 million and $13.3 million, respectively, and were recorded in our consolidated balance sheet as accrued and other current liabilities and other non-current liabilities to cover estimated material environmental liabilities including certain matters assumed in connection with ETP’s acquisition of the HPL System, the Transwestern acquisition, potential environmental liabilities for three sites that were formerly owned by Titan or its predecessors and the predecessor owner’s share of certain environmental liabilities of ETC OLP.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean up activities include remediation of several compressor sites on the Transwestern system for contamination by polychlorinated biphenyls, or PCBs, and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2018 is approximately $8.5 million. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing potential PCBs. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers. However, such future costs are not expected to have a material impact on ETP’s financial position, results of operations or cash flows. Similarly, as of June 30, 2010, Regency had escrowed approximately $1.0 million of a former operator’s funds to secure that operator’s obligations to complete remediation of a few sites now operated or leased by Regency.

The federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state and federal waters. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by the EPA or the applicable state. Any unpermitted release of pollutants, including NGLs or condensates, from ETP’s or Regency’s systems or facilities could result in fines or penalties, as well as significant remedial obligations. ETP and Regency believe that they are in substantial compliance with the Clean Water Act. In addition, the EPA’s Spill Prevention, Control and Countermeasures, or SPCC, program was recently modified to require more stringent tank integrity testing and additional containment, among other things. ETP and Regency are currently reviewing the impact to their operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but each of ETP and Regency believes such costs will not have a material adverse effect on its financial position, results of operations or cash flows.

The federal Clean Air Act, as amended, and comparable state laws restrict the emission of air pollutants from many sources, including processing plants and compressor stations. These laws and any implementing regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, satisfy stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Failure to comply with these laws and regulations could expose ETP and Regency to civil and criminal enforcement actions. By March 2013, the Texas Commission on Environmental Quality is required to revise its state implementation plan to address the recent change in the ozone standard from 0.08 ppm to 0.075 ppm and the EPA recently proposed lowering the standard even further, to somewhere in between 0.060 and 0.070 ppm. ETP and Regency expect these efforts will result in the adoption of new regulations that may require additional NOx emissions reductions.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases (“GHGs”) present an endangerment to public health and the environment. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. Accordingly, the EPA recently adopted two sets of regulations addressing GHG emissions under the Clean Air Act. The first limits emissions of GHGs from motor vehicles and the other regulates emissions of GHGs from large stationary sources of emissions, such as power plants or industrial facilities. EPA has asserted that the final motor vehicle GHG emission standards will trigger construction and operating permit requirements for stationary sources, commencing when those motor vehicle standards take effect, on January 2, 2011. Moreover, on June 3, 2010, EPA published its final rule to address permitting of GHG emissions from stationary sources under the Clean Air Act’s Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. The final rule tailors the PSD and Title V permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting.

In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. Recently, in April 2010, the EPA proposed to expand its greenhouse gas reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. In addition, legislation has passed the United States House of Representatives that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain and hold “allowances” corresponding to their annual emissions of GHGs. Legislation to reduce emissions of GHGs by comparable amounts is currently pending in the United States Senate, and more than one-third of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The passage of legislation that limits emissions of GHGs from the equipment and operations of ETP and Regency could require ETP and Regency to incur costs to reduce the GHG emissions from their own operations, and it could also adversely affect demand for their transportation, storage, and midstream services. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have in adverse effect on ETP’s and Regency’s assets and operations.

ETP’s and Regency’s pipeline operations are subject to regulation by the U.S. Department of Transportation, or DOT, under the Pipeline Hazardous Materials Safety Administration, or PHMSA, pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule, known as the IMP Rule, requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing, or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. For example, the years ended December 31, 2009 and 2008, $31.4 million and $23.3 million, respectively, of capital costs and $18.5 million and $13.1 million, respectively, of operating and maintenance costs were incurred by ETP for pipeline integrity testing. Regency estimates that it will incur pipeline integrity costs of $604,000 in 2010. Integrity testing and assessment of all of ETP’s and Regency’s assets will continue, and the potential exists that results of testing and assessment could cause ETP or Regency to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

ETP and Regency are subject to the requirements of the federal Occupational Safety and Health Act, also known as OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in ETP’s and Regency’s operations and that this information be provided to employees, state and local government authorities and citizens. ETP and Regency believe that their operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which ETP operates. In some states these rules and standards are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, ETP is subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. ETP conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. ETP believes that the procedures currently in effect at all of our facilities for the handling, storage, and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

On December 21, 2009, the Colorado Department of Public Health and Environment Air Pollution Control Division, or the Division, issued a Compliance Order on Consent, or the Consent Order, pursuant to which the Division determined that one of ETP’s subsidiaries, ETC Canyon Pipeline, LLC, or ETC Canyon, violated certain of its operating and construction permits and Colorado air quality statutes at two natural gas processing plants located in Rio Blanco County, Colorado. In full and final resolution of those matters, ETC Canyon agreed to pay a penalty of $0.2 million. The entry into the Consent Order does not constitute an admission by ETC Canyon of any of the factual or legal determinations of the Division. The Consent Order also requires ETC Canyon to perform testing of the thermal oxidizers at one of its facilities to demonstrate compliance with emissions limits. Following this performance testing, the Division will determine whether it is appropriate to address certain additional issues identified by the Division. ETP cannot predict what course of action the Division will take; however, ETP does not expect any future penalties related to this matter to have a material impact on its financial position, results of operations or cash flows.

Employees

As of January 31, 2010, ETP employed 1,334 people to operate its natural gas operation segments. ETP employs 4,247 full-time employees to operate its propane segments. Of the propane employees, 58 are represented by labor unions. ETP believes that its relations with its employees are satisfactory. Historically, ETP’s propane operations hire seasonal workers to meet peak winter demands.

As of December 31, 2009, Regency GP employed 761 employees, of whom 520 were field operating employees and 241 were mid-and senior-level management and staff. None of these employees is represented by a labor union and there are no outstanding collective bargaining agreements to which Regency GP is a party. Regency GP believes that it has good relations with its employees.

MANAGEMENT

Directors and Executive Officers of the General Partner

The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of our general partner as of the date of this prospectus supplement. All of the current directors of LE GP, our general partner, with the exception of Dr. Cunningham and Messrs. McReynolds and Harkey, are also directors of the general partner of ETP. Additionally, following the completion of the Regency Transactions, Messrs. McReynolds and Harkey also serve as directors of Regency LLC. Executive officers and directors are elected for indefinite terms.

Name	Age	Position with Our General Partner

John W. McReynolds	59	Director, President and Chief Financial Officer
Kelcy L. Warren	54	Director and Chairman of the Board
Ray C. Davis	68	Director
Marshall S. McCrea, III	51	Director
David R. Albin	51	Director
K. Rick Turner	52	Director
Bill W. Byrne	80	Director
Paul E. Glaske	77	Director
John D. Harkey, Jr.	50	Director
Dr. Ralph S. Cunningham	69	Director

On December 23, 2009, Kenneth A. Hersh requested that he not be considered for re-appointment to the Board of Directors due to time constraints on his other business-related matters, and he ceased to serve on the Board effective on such date.

Dan L. Duncan, a member of our Board of Directors since December 23, 2009, passed away on March 29, 2010.

Set forth below is biographical information regarding the foregoing officers and directors of our general partner:

John W. McReynolds.  Mr. McReynolds has served as our President since March 2005 and served as a Director and Chief Financial Officer since August 2005. Prior to becoming President of ETE, Mr. McReynolds was a partner with the international law firm of Hunton & Williams LLP, for over 20 years. As a lawyer, Mr. McReynolds specialized in energy-related finance, securities, partnerships, mergers and acquisitions, syndication and litigation matters, and served as an expert in numerous arbitration, litigation and governmental proceedings. On May 26, 2010, Mr. McReynolds was appointed to the Board of Directors of Regency LLC and resigned as director of ETP LLC.

Kelcy L. Warren.  Mr. Warren was appointed Co-Chairman of the Board of Directors of our general partner, LE GP, LLC, effective upon the closing of our IPO. On August 15, 2007, Mr. Warren became the sole Chairman of the Board of our general partner and the Chief Executive Officer and Chairman of the Board of the general partner of ETP. Prior to that, Mr. Warren had served as Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of ETP since the combination of the midstream and intrastate transportation storage operations of ETC OLP and the retail propane operations of Heritage in January 2004. Mr. Warren also serves as Chief Executive Officer of the general partner of ETC OLP. Prior to the combination of the operations of ETP and Heritage Propane, Mr. Warren served as President of the general partner of ET Company I, Ltd., the entity that operated ETP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he also served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as President, Chief Operating Officer and a Director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 25 years of business experience in the energy industry.

Ray C. Davis.  Mr. Davis served as Co-Chairman of the Board of Directors of our general partner, LE GP, LLC, effective upon the closing of our IPO until his retirement effective August 15, 2007. Mr. Davis also served as Co-Chief Executive Officer and Co-Chairman of the Board of Directors of the general partner of ETP since the combination of the midstream and transportation operations of ETC OLP and the retail propane operations of Heritage in January 2004 until his retirement from these positions effective August 15, 2007. Mr. Davis also served as Co-Chief Executive Officer of the general partner of ETC OLP, and as Co-Chief Executive Officer of ETP and Co-Chairman of the Board of the general partner of ETE, positions he held since their formation in 2002. Mr. Davis now serves as a director of the general partners of ETP and ETE. Prior to the combination of the operations of ETP and Heritage Propane, Mr. Davis served as Vice President of the general partner of ET Company I, Ltd., the entity that operated ETC OLP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as Chairman of the Board of Directors and Chief Executive Officer of Cornerstone Natural Gas, Inc. Mr. Davis has more than 32 years of business experience in the energy industry. Mr. Davis became a venture partner of Natural Gas Partners, L.L.C. in September 2007.

Marshall S. McCrea, III.  Mr. McCrea was appointed as a director on December 23, 2009. He is the President and Chief Operating Officer of ETP GP and has served in that capacity since June 2008. Prior to that, he served as President — Midstream from March 2007 to June 2008. Previously, since the combination of ETP’s midstream and propane operations in January 2004, Mr. McCrea served as the Senior Vice President — Commercial Development over the midstream operations. Before January 2004, Mr. McCrea served as Senior Vice President — Business Development and Producer Services of ETP’s midstream operations, having served in that capacity since 1997. Mr. McCrea has served as a Director of our general partner and of ETP GP since December 2009. Mr. McCrea also currently serves on the Board of Directors of the general partner of ETP.

David R. Albin.  Mr. Albin is a managing partner of the Natural Gas Partners private equity funds, and has served in that capacity or similar capacities since 1988. Prior to his participation as a founding member of Natural Gas Partners, L.P. in 1988, he was a partner in the $600 million Bass Investment Limited Partnership. Prior to joining Bass Investment Limited Partnership, he was a member of the oil and gas group in the investment banking division of Goldman, Sachs & Co. He currently serves as a director of NGP Capital Resources Company. Mr. Albin has served as a director of ETP GP since February 2004 and has served as a Director of our general partner since October 2002.

K. Rick Turner.  Mr. Turner has been employed by Stephens’ family entities since 1983. He is currently Senior Managing Principal of The Stephens Group, LLC. He first became a private equity principal in 1990 after serving as the Assistant to the Chairman, Jackson T. Stephens. His areas of focus have been oil and gas exploration, natural gas gathering, processing industries, and power technology. Mr. Turner currently serves as a director of Atlantic Oil Corporation; SmartSignal Corporation; JV Industrials, LLC, JEBCO Seismic, LLC; North American Energy Partners Inc., Seminole Energy Services, LLC, BTEC Turbines LP, and the general partner of ETP and our general partner. Prior to joining Stephens, he was employed by Peat, Marwick, Mitchell and Company. Mr. Turner earned his B.S.B.A. from the University of Arkansas and is a non-practicing Certified Public Accountant. Mr. Turner has served as a director of our general partner since October 2002.

Bill W. Byrne.  Mr. Byrne is the principal of Byrne & Associates, LLC, an investment company based in Tulsa, Oklahoma. Prior to his retirement in 1992, Mr. Byrne was Vice President of Warren Petroleum Company, the gas liquids division of Chevron Corporation, serving in that capacity from 1982 to 1992. Mr. Byrne has served as a director of ETP’s general partner since 1992 and is a member of both the Audit Committee and the Compensation Committee of ETP’s general partner. Mr. Byrne is a former president and director of the National Propane Gas Association, or NPGA. Mr. Byrne has served as a Director of our general partner since May 2006.

Paul E. Glaske.  Mr. Glaske retired as Chairman and Chief Executive Officer of Blue Bird Corporation, the largest manufacturer of school buses with manufacturing plants in three countries. Prior to becoming president of Blue Bird in 1986, Mr. Glaske served as the president of the Marathon LeTourneau Company, a manufacturer of large off-road mining and material handling equipment and off-shore drilling rigs. He served as a member of the board of directors of BorgWarner, Inc. of Chicago, Illinois until April 2008. In addition, Mr. Glaske serves on the board of directors of both Lincoln Educational Services in New Jersey, and Camcraft, Inc., in Illinois. Mr. Glaske has served as a director of ETP’s general partner since February 2004 and is chairman of ETP’s Audit Committee. Mr. Glaske has served as a Director of our general partner since May 2006.

John D. Harkey, Jr.  Mr. Harkey has served as Chief Executive Officer and Chairman of Consolidated Restaurant Companies, Inc., since 1998. Mr. Harkey currently serves on the Board of Directors and Audit Committee of Leap Wireless International, Inc., Loral Space & Communications, Inc., Emisphere Technologies, Inc., and the Board of Directors for the Baylor Health Care System Foundation. He also serves on the President’s Development Council of Howard Payne University, Baylor Health Care Foundation and on the Executive Board of Circle Ten Council of the Boy Scouts of America. From 2005 to 2006, Mr. Harkey served on the Board of Directors and Audit Committee of Pizza Inn, Inc., and from 1999 to 2006 he served on the Board of Directors and was Chairman of the Audit Committee of Fox & Hound Restaurant Group (formerly Total Entertainment Restaurant Corp.). Mr. Harkey has served as a Director of our general partner since December 2005. In May 2006, Mr. Harkey was elected as a Director of our general partner and member of the Audit Committee. On May 26, 2010, Mr. Harkey was appointed to the Board of Directors of Regency LLC and resigned as director of ETP LLC.

Dr. Ralph S. Cunningham.  Dr. Cunningham has served as President and Chief Executive Officer of EPE Holdings, LLC since August 2007. He also served as Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC from December 2005 to August 2007 and Interim President and Interim Chief Executive Officer from June 2007 to August 2007. Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. He currently serves as a Director of Enterprise Products GP, LLC, EPE Holdings, LLC, DEP Holdings, LLC, TETRA Technologies, Inc., Cenovus Energy Inc. and Agrium, Inc. From 2003 to 2009, Dr. Cunningham served as a director of EnCana Corporation. Dr. Cunningham has served as a Director of our general partner since December 2009.

RELATED PARTY TRANSACTIONS

Our cash flows have historically consisted of distributions from ETP related to our equity interests in ETP. Following the completion of the Regency Transactions, our equity interests currently consist of:

	General Partner	Incentive Distribution
	Interest	Rights	Common Units

ETP	1.8%	100%	50,226,967
Regency	2.0%	100%	26,266,791

ETP is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of its general partner. Based on ETP’s quarterly distribution of $0.89375 per unit for the three months ended June 30, 2010 and the equity interests in ETP we owned on August 9, 2010, the record date for such distribution, we received a quarterly cash distribution of $139.6 million, which consisted of $4.9 million from our indirect ownership of the general partner interest in ETP, $89.8 million from our indirect ownership of the incentive distribution rights in ETP and $44.9 million from the common units of ETP that owned as of the record date for such distribution.

On a pro forma basis assuming no change from ETP’s historical quarterly distribution rates, after giving effect to the reduction in ETP common units held by us as a result of the Regency Transactions and the associated reduction in distributions payable in respect of the incentive distribution rights, we would have received a $524.9 million distribution from ETP for the year ended December 31, 2009, of which $18.8 million would relate to our general partner interest, $326.5 million to our incentive distribution rights and $179.6 million to the approximately 50.2 million ETP common units we currently own.

Regency is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of its general partner. Based on Regency’s quarterly distribution of $0.445 per common unit for the three months ended June 30, 2010 and the equity interests in Regency we owned on August 6, 2010, the record date for the cash distributions for such period, we received from Regency a cash distribution of $13.7 million, of which $1.1 million related to our general partner interest, $0.9 million to our incentive distribution rights and $11.7 million to the approximately 26.3 million Regency common units we currently own. On a pro forma basis assuming no change from Regency’s historical quarterly distribution rates, after giving effect to the acquisition of our equity interests in Regency pursuant to the Regency Transactions, we would have received $53.9 million in distributions from Regency for the year ended December 31, 2009, of which $3.9 million would relate to our general partner interest, $3.2 million to our incentive distribution rights and $46.8 million to the approximately 26.3 million Regency common units we currently own.

Seven of the 10 current directors of LE GP, our general partner, are also directors of the general partner of ETP. In addition, Mr. Warren and Mr. McCrea are also executive officers of the general partner of ETP.

Under the terms of a shared services agreement, ETE pays ETP an annual administrative fee of $0.5 million for the provision of various general and administrative services for ETE’s benefit.

On May 26, 2010, in connection with the Regency Transactions, ETE and its wholly-owned subsidiary ETE Services Company, LLC, or Services Co, entered into a services agreement with Regency. Under the services agreement, Services Co will perform certain general and administrative services to be agreed upon by the parties. Regency will pay Services Co’s direct expenses for the provision of these services, plus an annual fee of $10 million, and Regency will receive the benefit of any cost savings recognized for these services. The services agreement has a five-year term, subject to earlier termination rights in the event of a change of control of a party, the failure to achieve certain costs savings for the benefit of Regency or upon an event of default.

ETG Transaction

ETP’s natural gas midstream operations secure compression services from third parties. Energy Transfer Technologies, Ltd. is one of the entities from which ETP obtains compression services. Energy Transfer Group, LLC, or ETG, is the general partner of Energy Transfer Technologies, Ltd. ETG was contributed to ETP, effective August 17, 2009 whereby ETP acquired 100% of the membership interests of ETG. The membership interests of ETG were contributed to ETP by Mr. Warren and by two entities, one of which is controlled by Ray C. Davis and the other by Ted Collins, Jr. Messrs. Warren and Davis serve on the board of directors of the general partners of both ETE and ETP, and Mr. Collins serves on the board of directors of the general partner of ETP. In addition, Mr. Collins and our President and Chief Financial Officer, John W. McReynolds, served on the board of directors of ETG. In exchange for the membership interests in ETG, the former members acquired the right to receive (in cash or ETP common units), future amounts to be determined based on the terms of the contribution arrangement. These contingent amounts are to be determined in 2014 and 2017, and the former members of ETG will receive payments contingent on the acquired operations performing at a level above the average return required by ETP for approval of its own growth projects during the period since acquisition. In addition, the former members may be required to make cash payments to ETP under certain circumstances. In connection with this transaction, ETP assumed liabilities of $33.5 million and recorded goodwill of $1.7 million. ETP’s acquisition of ETG was approved by ETP’s Conflicts Committee.

Prior to the acquisition of ETG in August 2009, ETP’s natural gas midstream and intrastate transportation and storage operations secured compression services from ETT. The terms of each arrangement to provide compression services were, in the opinion of independent directors of the general partner, no more or less favorable than those available from other providers of compression services. During the years ended December 31, 2009 (through the ETG acquisition date) and 2008, the four months ended December 31, 2007 and the fiscal year ended August 31, 2007, ETP made payments totaling $3.4 million, $9.4 million, $0.8 million, and $2.4 million, respectively, to ETG for compression services provided to and utilized in its natural gas midstream and intrastate transportation and storage operations.

Transactions with Enterprise

On December 23, 2009, Dan L. Duncan and Ralph S. Cunningham were appointed as directors of our general partner. Mr. Duncan was the Chairman and a director of EPE Holdings, LLC, the general partner of Enterprise GP; Chairman and a director of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., or EPD; and Group Co-Chairman of EPCO, Inc. TEPPCO Partners, L.P., or TEPPCO is also an affiliate of EPE. Mr. Duncan passed away on March 29, 2010. Dr. Cunningham is the President and Chief Executive Officer of EPE Holdings, LLC, the general partner of Enterprise GP. These entities and other affiliates of Enterprise and Enterprise GP are referred to herein collectively as the “Enterprise Entities.” Mr. Duncan directly or indirectly beneficially owned various interests in the Enterprise Entities, including various general partner interests and approximately 77.1% of the common units of Enterprise GP, and approximately 34% of the common units of EPD. On October 26, 2009, TEPPCO became a wholly owned subsidiary of Enterprise.

Enterprise GP owns approximately 17.6% of our outstanding common units and a 40.6% non-controlling equity interest in our general partner.

The propane operations of ETP routinely enter into purchases and sales of propane with certain of the Enterprise Entities, including purchases under a long-term contract of Titan, to purchase substantially all of its propane requirements through certain of the Enterprise Entities. This agreement was in effect prior to ETP’s acquisition of Titan in 2006 and expires in 2010.

From time to time, ETP’s natural gas operations purchase from, and sell to, the Enterprise Entities natural gas and NGLs, in the ordinary course of business. An ETP operating unit has a monthly natural gas storage contract with TEPPCO. ETP’s natural gas operations and the Enterprise Entities transport natural gas on each other’s pipelines and share operating expenses on jointly-owned pipelines.

The transactions between ETP and the Enterprise Entities during the six months ended June 30, 2010 and the year ended December 31, 2009 were as follows:

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009

ETP’s Natural Gas Operations:
Sales	$275,246	$414,333
Purchases	13,533	48,528

ETP’s Propane Operations:
Sales	10,966	19,961
Purchases	218,179	343,540

DESCRIPTION OF OTHER INDEBTEDNESS

Our consolidated indebtedness as of September 8, 2010 includes our $1.45 billion term loan facility maturing on November 1, 2012 and our $500.0 million revolving credit facility available through February 8, 2011.

The following table shows the debt of ETP outstanding as of September 8, 2010 (the ETP Senior Notes):

Issue	Amount
(In millions)

5.65% Senior Notes due 2012	$400.0
6.00% Senior Notes due 2013	$350.0
8.50% Senior Notes due 2014	$350.0
5.95% Senior Notes due 2015	$750.0
6.125% Senior Notes due 2017	$400.0
6.70% Senior Notes due 2018	$600.0
9.70% Senior Notes due 2019	$600.0
9.00% Senior Notes due 2019	$650.0
6.625% Senior Notes due 2036	$400.0
7.50% Senior Notes due 2038	$550.0

Total	$5,050.0

ETP also has a revolving credit facility that allows for borrowings of up to $2.0 billion (expandable to $3.0 billion) available through July 20, 2012. ETP also has separate indebtedness at Transwestern and HOLP.

As of September 8, 2010, Regency’s aggregate outstanding indebtedness totaled $1.02 billion and consisted of $400.0 million in borrowings under the Regency Credit Facility and $621.0 million of outstanding senior notes in two series, which we collectively refer to as the Regency Notes.

The terms of our indebtedness and our subsidiaries are described in more detail below. Failure to comply with the various restrictive and affirmative covenants of the credit agreements could negatively impact our ability and the ability of our subsidiaries to incur additional debt and our subsidiaries’ ability to pay distributions. We and our subsidiaries are required to measure these financial tests and covenants quarterly and, as of June 30, 2010, we and our subsidiaries were in compliance with all financial requirements, tests, limitations, and covenants related to financial ratios under our existing credit agreements.

ETE Existing Revolving Credit and Term Loan Facilities

The total outstanding amount borrowed under our revolving credit and term loan facilities as of September 8, 2010 was $1.59 billion. The total amount available to be borrowed under our debt facilities as of September 8, 2010 was approximately $357.9 million.

The commitment fee payable on the unused portion of our existing credit facility is a percentage that fluctuates based on our leverage ratio and is currently 0.300%. Loans under our existing revolving credit facility bear interest at our option at either (a) the Eurodollar rate plus the applicable margin or (b) the base rate plus the applicable margin. The applicable margins are also based on our leverage ratio. The term loans bear interest at our option at either (a) the Eurodollar rate plus 1.75% per annum or (b) the prime rate plus 0.25% per annum. At September 8, 2010, the weighted average interest rate was 1.96% for the amounts outstanding under our revolving credit and term loan facilities.

The new revolving credit facility will provide for up to $200,000,000 of borrowings and will have terms and conditions similar to those of the existing revolving credit facility, including provisions for a pricing grid that determines the applicable rates for Eurodollar and base rate loans and the percentage of commitment fees payable on the unused portion of the revolving credit commitments based on our leverage ratio. Under the new revolving credit facility, we will have the right to obtain an additional $100,000,000 in revolving commitments if no event of default exists and other conditions contained in the new revolving credit facility are satisfied. The commitment fee payable on the unused portion of our new revolving credit facility will be

0.500% effective as of the closing of the offering of the notes. Loans under our new revolving credit facility will bear interest at our option at either (a) the Eurodollar rate plus the applicable margin or (b) the base rate plus the applicable margin. The new revolving loans will bear interest effective as of the closing of the offering of the notes at our option at either (a) the Eurodollar rate plus 3.00% per annum or (b) the prime rate plus 2.00% per annum. Up to $10 million of the new revolving credit facility will be available for swingline loans and up to $50 million will be available for the issuance of letters of credit.

Our term loan facility is secured, and our new revolving credit facility will be secured, by a lien on substantially all of our tangible and intangible assets, including our ownership of 50,226,967 ETP common units, our 100% interest in ETP LLC and ETP GP, our ownership of 26,266,791 Regency common units and our 100% equity interest in Regency GP and Regency LLC. Through the pledge of our 100% interest in ETP GP and Regency GP, the holders of the notes and the other secured lenders will also have indirect recourse against the general partnership interests in ETP and Regency and the incentive distribution rights owned by them. Until the collateral release event occurs, the notes will also be secured by such collateral. The collateral securing our revolving credit and term loan facilities will be subject to an Intercreditor Agreement among the collateral agent under the new revolving credit facility, the collateral agent under the term loan facility and the collateral agent under the indenture that governs the issuance of the notes. Under the Intercreditor Agreement, the lien on the collateral securing our revolving credit facility will be pari passu with the lien on the collateral securing the term loan facility and the collateral securing the obligations outstanding under the indenture and the notes. The collateral agent for the new revolving credit facility will be the initial “Controlling Agent” in the Intercreditor Agreement. The Intercreditor Agreement will terminate when either (i) the obligations outstanding under the term loan facility have been paid in full or (ii) the liens securing the term loan facility have been released or terminated. Upon termination of the Intercreditor Agreement, the notes will become unsecured.

The term loan facility contains, and the new revolving credit facility will contain, covenants that limit (subject to certain exceptions) our ability to take the following actions:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make distributions;

•	make certain investments;

•	engage in certain types of transactions with affiliates;

•	engage in other businesses;

•	enter into restrictive agreements;

•	enter into speculative hedging contracts;

•	commingle deposit accounts with certain subsidiaries;

•	amend our organizational documents or material agreements;

•	enter into sale-leaseback transactions;

•	change our fiscal year; and

•	change the tax status of certain subsidiaries.

The term loan facility also contains, and the new revolving credit facility will contain, the following financial covenants:

•	On a quarterly basis and on the dates that we acquire or dispose of units or make permitted distributions, our leverage ratio, as described in the revolving credit and term loan facilities, must not exceed 4.5 to 1.0, with a permitted increase to 5.0 to 1.0 during a specified acquisition period.

•	On a quarterly basis and on the dates that we acquire assets for a purchase price of at least $25,000,000 or make permitted distributions, our consolidated leverage ratio, as described in the revolving credit and term loan facilities and calculated using ETP’s earnings before interest, taxes, depreciation and amortization, must not exceed 5.5 to 1.0.

•	The interest coverage ratio, as described in the revolving credit and term loan facilities, must never be less than 3.0 to 1.0.

•	The value to loan ratio, as described in the revolving credit and term loan facilities, must never be less than 2.0 to 1.0.

The term loan facility contains, and the new revolving credit facility will contain, a prohibition on distributions by us in the event we are not, or any such distribution would cause us not to be, in compliance with the consolidated leverage covenant described above.

The term loan facility contains, and the new revolving credit facility will contain, customary events of default. An event of default could prevent us from borrowing under our revolving credit facility, which would in turn have a material adverse effect on our available liquidity, and could also result in us having to immediately repay all amounts outstanding under our term loan facility and our revolving credit facility and in the foreclosure of liens on our assets.

ETP Debt

ETP Revolving Credit Facility

The ETP Credit Facility provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion at ETP’s option (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity). The ETP Credit Facility matures on July 20, 2012, unless ETP elects the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments under the ETP Credit Facility). Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the ETP Credit Facility varies based on ETP’s credit rating, and the fee is 0.11% based on our current rating, with a maximum fee of 0.125%.

The credit agreement relating to the ETP Credit Facility contains covenants that limit (subject to certain exceptions) ETP’s and certain of its subsidiaries ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make distributions during certain defaults and during any event of default;

•	make certain investments;

•	engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries;

•	engage in transactions with affiliates;

•	enter into restrictive agreements; and

•	enter into speculative hedging contracts.

This credit agreement also contains a financial covenant that provides that on each date ETP makes a distribution, the leverage ratio, as defined in the ETP Credit Facility, must not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the ETP Credit Facility. This financial covenant could therefore restrict ETP’s ability to make cash distributions to its unitholders, its general partner and the holder of its incentive distribution rights.

As of September 8, 2010, there were no borrowings outstanding and there were $21.7 million in letters of credit issued. The total amount available for additional borrowing under the ETP Credit Facility, as of September 8, 2010, was $1.98 billion. The indebtedness under the ETP Credit Facility is unsecured and not guaranteed by any of its subsidiaries. The indebtedness under the ETP Credit Facility has equal rights to holders of ETP’s other current and future unsecured debt.

ETP Senior Notes

The ETP Senior Notes represent ETP’s senior unsecured obligations and rank equally with all of ETP’s other existing and future unsecured and unsubordinated indebtedness. The holders of the 9.70% Senior Notes due 2019 have the right to require ETP to repurchase all or a portion of the notes on March 15, 2012 at 100% of the principal amount plus any accrued interest as of that date. The ETP Senior Notes effectively rank junior to all indebtedness and other liabilities of ETP’s existing and future subsidiaries. The ETP Senior Notes are unsecured and not guaranteed by any of ETP’s subsidiaries, but if certain subsidiaries guarantee the obligations of ETP under the ETP Credit Facility, then those subsidiaries must guarantee the obligations of ETP under its senior notes. The ETP Senior Notes were issued under an indenture containing covenants that restrict ETP’s ability to, subject to certain exceptions, incur debt secured by liens, engage in sale and leaseback transactions, merge or consolidate with another entity or sell substantially all of its assets.

HOLP Debt

HOLP Notes

ETP’s subsidiary HOLP has outstanding several series of notes, which we refer to collectively as the HOLP notes, that are secured by all receivables, contracts, equipment, inventory, general intangibles and cash concentration accounts of HOLP and the equity interests of HOLP in its subsidiaries. As of September 8, 2010, the outstanding principal balance of the HOLP notes was $105.1 million. The HOLP notes mature at various times through 2016 and bear interest at fixed rates that range from 7.17% to 8.87%. The HOLP notes generally require annual prepayments in specified amounts and also permit voluntary prepayments subject to make-whole premiums. HOLP is required to make an offer to prepay the notes with the net cash proceeds from asset sales that exceed an amount described in the note purchase agreement relating to the HOLP notes unless the proceeds are to be reinvested. It is also required to make an offer to prepay the notes upon a change of control, as defined in the note purchase agreement.

HOLP Credit Facility

Effective August 31, 2006, HOLP entered into the Fourth Amended and Restated Credit Agreement that provides for a $75.0 million senior revolving credit facility which may be expanded to $150.0 million. The credit facility is available through June 30, 2011. Amounts borrowed under this credit facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on HOLP’s leverage ratio, as defined, with a maximum fee of 0.50%. The agreement related to this credit facility includes provisions that may require contingent prepayments in the event of dispositions, sale of assets, issuance of capital stock or change of control. This credit facility is secured by all receivables, contracts, equipment, inventory, general intangibles and cash concentration accounts of HOLP and the equity interests of HOLP in its subsidiaries. As of September 8, 2010, there was no outstanding balance under this credit facility and there were outstanding letters of credit of $0.5 million. The total amount available under the HOLP Credit Facility as of September 8, 2010 was $74.5 million.

Covenants Related to HOLP Debt

The agreements related to the HOLP notes and the HOLP revolving credit facility contain customary restrictive covenants applicable to HOLP, including the maintenance of various financial covenants and limitations on disposition of assets, incurrence of indebtedness and creation of liens. The financial covenants in the HOLP revolving credit facility require HOLP to maintain ratios of Adjusted Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA (as these terms are defined in the HOLP revolving credit facility) of not more than 4.75 to 1, Consolidated EBITDA to Consolidated Interest Expense (as these terms are defined in the HOLP revolving credit facility) of not less than 2.25 to 1, and Consolidated Funded Indebtedness to Consolidated EBITDA (as defined in the HOLP revolving credit facility) of not more than 4.5 to 1, and the agreements relating to the HOLP notes contain similar covenants. These debt agreements also provide that HOLP may declare, make, or incur a liability to make, restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed the amount of Available Cash (as defined in the agreements related to the HOLP notes and HOLP revolving credit facility) with respect to the immediately preceding quarter (which amount is required to reflect a reserve equal to 50% of the interest to be paid on the HOLP notes and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the HOLP notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates), (b) no default or event of default exists before such restricted payments, and (c) the amounts of HOLP’s restricted payment does not exceed its pro rata share of cash available to fund payment obligations of ETP and its general partner with respect to ETP’s common units.

Transwestern Debt

As of September 8, 2010, ETP’s subsidiary Transwestern had outstanding seven series of unsecured notes, which we refer to collectively as the Transwestern notes, with the following terms:

	Fixed Interest
Principal Amount	Rate per Annum	Maturity Date
(In millions)

$88.0	5.39%	November 17, 2014
$125.0	5.54%	November 17, 2016
$82.0	5.64%	May 24, 2017
$150.0	5.89%	May 24, 2022
$75.0	6.16%	May 24, 2037
$175.0	5.36%	December 9, 2020
$175.0	5.66%	December 9, 2024

No principal payments are required with respect to the Transwestern notes (except at maturity); however, Transwestern is required to make an offer to prepay the notes of each series with the net cash proceeds from asset sales that exceed an amount described in the note purchase agreement relating to that series of notes unless the proceeds are to be reinvested. It is also required to make an offer to prepay all of the notes of each series upon a change of control of Transwestern, as defined in the note purchase agreement relating to that series of notes. The Transwestern notes are prepayable by Transwestern at any time subject to the payment of specified make-whole premiums. Interest is payable semi-annually on the Transwestern notes. The Transwestern notes rank pari passu with Transwestern’s other unsecured unsubordinated debt. The agreements governing the Transwestern notes contain provisions that limit the amount of Transwestern’s debt, restrict its sale of assets, restrict its payment of dividends and require it to maintain certain debt to capitalization ratios.

Regency Debt

Regency Notes

In May 2009, Regency issued $250,000,000 senior notes in a private placement that mature on June 1, 2016, which we refer to as the Regency 2016 Notes. The Regency 2016 Notes bear interest at 9.375% with interest payable semi-annually in arrears on June 1 and December 1.

At any time before June 1, 2012, up to 35% of the Regency 2016 Notes can be redeemed at a price of 109.375% plus accrued interest. Beginning June 1, 2013, Regency may redeem all or part of these notes for the principal amount plus a declining premium until June 1, 2015, and thereafter at par, plus accrued and unpaid interest. At any time prior to June 1, 2013, Regency may also redeem all or part of the Regency 2016 Notes at a price equal to 100% of the principal amount of the Regency 2016 Notes redeemed plus accrued interest and the applicable premium, which equals to the greater of (1) 1.0% of the principal amount of the Regency 2016 Notes redeemed; or (2) the excess of the present value at such redemption date of (i) the redemption price at June 1, 2013 plus (ii) all required interest payments due through June 1, 2013, computed using a discount rate equal to the treasury rate (as defined in the indenture governing the Regency 2016 Notes) as of such redemption date plus 50 basis points, over the principal amount of the Regency 2016 Notes redeemed.

In 2006, Regency issued $550,000,000 senior notes that mature on December 15, 2013 in a private placement, which we refer to as the Regency 2013 Notes. The Regency 2013 Notes bear interest at 8.375% and interest is payable semi-annually in arrears on each June 15 and December 15. The Regency 2013 Notes are guaranteed by certain of Regency’s subsidiaries. In August 2007, Regency exercised its option to redeem 35%, or $192,500,000, of the Regency 2013 Notes at a price of 108.375% of the principal amount plus accrued interest. At any time prior to December 15, 2010, Regency may also redeem all of part of the Regency 2013 Notes at a price equal to 100% of the principal amount of the Regency 2013 Notes redeemed plus accrued interest and the applicable premium, which equals the greater (1) 1.0% of the principal amount of the Regency 2013 Notes redeemed or (2) the excess of the present value at such redemption date of (i) the redemption price at December 15, 2010 plus (ii) all required interest payments due on the Regency 2013 Notes redeemed through December 15, 2010, computed using a discount rate equal to the treasury rate (as defined in the indenture governing the Regency 2013 Notes) as of such redemption date plus 50 basis points, over the principal amount of the Regency 2013 Notes redeemed. Under the terms of the Regency 2013 Notes, no further redemptions are permitted until December 15, 2010. Regency may redeem the outstanding Regency 2013 Notes, in whole or in part, at any time on or after December 15, 2010, at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Upon a change of control followed by a ratings downgrade within 90 days of the change of control, each noteholder of the Regency Notes will be entitled to require us to purchase all or a portion of its notes at a purchase price of 101% plus accrued interest and liquidated damages, if any. Subsequent to the Regency Transactions, no noteholder has exercised this option.

The Regency Notes contain various covenants that limit, among other things, Regency’s ability, and the ability of certain of its subsidiaries, to:

•	incur additional indebtedness;

•	pay distributions on, or repurchase or redeem equity interests;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	sell assets, consolidate or merge with or into other companies.

If the Regency Notes achieve investment grade ratings by both Moody’s and S&P and no default or event of default has occurred and is continuing, Regency will no longer be subject to many of the foregoing covenants. At June 30, 2010, Regency was in compliance with these covenants.

Regency Revolving Credit Facility

Regency maintains the Regency Credit Facility through its subsidiary, Regency Gas Services LP, which we refer to as RGS. The Regency Credit Facility has aggregate revolving commitments of $900,000,000, with $200,000,000 of availability for letters of credit. RGS also has the option to request an additional $250,000,000 in revolving commitments with ten business days written notice, provided that no event of default has occurred or would result due to such increase and all other additional conditions for the increase of the commitments set forth in the Regency Credit Facility have been met. The maturity date of the Regency Credit Facility is June 15, 2014; however, the maturity date will be accelerated to June 15, 2013 if the Regency 2013 Notes have not been redeemed or refinanced by that date. The obligations under the Regency Credit Facility are guaranteed by substantially all of RGS’s subsidiaries.

Interest on loans will be calculated using either an alternate base rate or a LIBOR-based rate. The alternate base rate used to calculate interest on base rate loans will be calculated based on the greatest to occur of a base rate, a federal funds effective rate plus 0.50% and an adjusted one-month LIBOR rate plus 1.50%. The applicable margin shall range from 1.00% to 2.25% for base rate loans, 2.50% to 3.25% for LIBOR-based loans, and a commitment fee will range from 0.375% to 0.500%, in each case based upon the consolidated leverage ratio of Regency. RGS must also pay a participation fee for each revolving lender participating in letters of credit based upon the applicable margin, which is currently 3.0% of the average daily amount of such lender’s letter of credit exposure, and a fronting fee to the issuing bank of letters of credit equal to 0.125% per annum of the average daily amount of the letter of credit exposure. At September 8, 2010, there were $400.0 million of borrowings outstanding and there were outstanding letters of credit totaling $16.0 million under the Regency Credit Facility.

The Regency Credit Facility contains the following financial covenants:

•	Regency’s consolidated total leverage ratio for any preceding four fiscal quarter period, as defined in the Regency Credit Facility, must not exceed 5.25 to 1.

•	Regency’s interest coverage ratio for any preceding four fiscal quarter period, as defined in the Regency Credit Facility, must not be less than 2.75 to 1.

•	Regency’s consolidated senior secured leverage ratio for any preceding four fiscal quarter period, as defined in the Regency Credit Facility, must not exceed 3.00 to 1.

On May 26, 2010, in connection with the Regency Transactions, Regency amended the Regency Credit Facility to permit its acquisition of a 49.9% membership interest in MEP and to include the results of operations of MEP in the calculation of Regency’s compliance with these financial covenants.

The Regency Credit Facility also contains various covenants that limit, among other things, the ability of Regency and RGS to:

•	incur indebtedness;

•	grant liens;

•	enter into sale and leaseback transactions;

•	make certain investments, loans and advances;

•	dissolve or enter into a merger or consolidation;

•	enter into asset sales or make acquisitions;

•	enter into transactions with affiliates;

•	prepay other indebtedness or amend organizational documents or transaction documents (as defined in the Regency Credit Facility);

•	issue capital stock or create subsidiaries; or

•	engage in any business other than those businesses in which it was engaged at the time of the effectiveness of the Regency Credit Facility or reasonable extensions thereof.

Guarantee of Midcontinent Express Pipeline LLC Credit Facility

ETP has guaranteed 50% of the obligations of MEP under MEP’s senior revolving credit facility, or the MEP Facility, and KMP has guaranteed the remaining 50% of the obligations. Effective in May 2010, the commitment amount under the MEP Facility was reduced to $175.4 million due to lower usage and anticipated contributions. Although ETP transferred substantially all of its interest in MEP on May 26, 2010, ETP will continue to guarantee 50% of MEP’s obligations under this facility through the maturity of the facility in February 2011; however, Regency has agreed to indemnify ETP for any costs related to the guaranty of payments under this facility.

Following the completion of the Regency Transactions, ETP guarantees 50% of the obligations of MEP under the MEP Facility and is indemnified by Regency for any expenditures resulting from this guarantee, with the remaining 50% of MEP’s obligations guaranteed by KMP. The MEP Facility is available through February 28, 2011. Amounts borrowed under the MEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the MEP Facility varies based on both our credit rating and that of KMP, with a maximum fee of 0.15%. The MEP Facility contains covenants that limit (subject to certain exceptions) MEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers or dispose of substantially all of its assets.

As of September 8, 2010, MEP had $72.5 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility. Our contingent obligations with respect to our 50% guarantee of MEP’s outstanding borrowings and letters of credit were $36.3 million and $16.6 million, respectively, as of June 30, 2010. The weighted-average interest rate on the total amount outstanding as of September 8, 2010 was 1.5%.

Guarantee of Fayetteville Express Pipeline, LLC Credit Facility

On November 13, 2009, FEP, ETP’s other joint venture with KMP, entered into a $1.1 billion senior revolving credit facility, or the FEP Facility. ETP guaranteed 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if ETP’s ownership percentage in FEP increases or decreases. The FEP Facility is available through May 11, 2012. Amounts borrowed under the FEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the FEP Facility varies based on both our credit rating and that of KMP, with a maximum fee of 1.0%.

As of September 8, 2010, FEP had $847.0 million of outstanding borrowings issued under the FEP Facility. ETP’s contingent obligation with respect to its 50% guarantee of FEP’s outstanding borrowings was $423.5 million as of September 8, 2010. The weighted average interest rate on the total amount outstanding as of September 8, 2010 was 3.2%.

DESCRIPTION OF NOTES

ETE will issue the notes as a new series of its debt securities described in the accompanying prospectus. The notes will be issued under an indenture, as supplemented by a supplemental indenture establishing the notes, to be dated as of the closing of this offering (the “indenture”) between itself and U.S. Bank National Association, as trustee (the “Trustee”). This description is a summary of the material provisions of the notes, the indenture and the Notes Collateral Documents (as defined below), including an intercreditor agreement that will be entered into between the Notes Collateral Agent, the Term Loan Facility Collateral Agent and the Revolving Credit Facility Collateral Agent with respect to the Collateral, if any, securing the notes. The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.” This description does not restate those agreements and instruments in their entirety. You should refer to the notes and the indenture, forms of which are available as set forth below under “Where You Can Find More Information,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “— Definitions” below. In this description, the terms “ETE,” “we,” “us” and “our” refer only to Energy Transfer Equity, L.P. and not to any of its Subsidiaries or Affiliates. The registered holder of a note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

General

The notes will:

•	be general senior obligations of ETE, ranking equally in right of payment with all other existing and future unsubordinated indebtedness of ETE;

•	rank senior in right of payment to all future subordinated indebtedness of ETE, if any;

•	unless the Collateral Release Event has occurred, be secured by a Lien on the Collateral as described below under “— Security for the Notes”;

•	initially be issued in an aggregate principal amount of $1,000,000,000;

•	mature on , 2020;

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	bear interest at an annual rate of %; and

•	be redeemable at any time at our option at the redemption price described below under “— Optional Redemption.”

The notes constitute a series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. We may in the future issue additional debt securities under the indenture in addition to the notes.

Interest

Interest on the notes will accrue from and including          , 2010 or from and including the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes in cash semi-annually in arrears on           and           of each year, beginning          , 2011. We will make interest payments to the Holders of record at the close of business on           or          , as applicable, before the next interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the Notes

If a Holder of notes has given wire transfer instructions to ETE, ETE will pay all principal, premium, if any, and interest on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Further Issuances

We may from time to time, without notice to or the consent of the Holders of the notes, create and issue additional notes having the same terms as the notes offered by this prospectus supplement and accompanying prospectus, except for the issue price and in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes.

Paying Agent and Registrar

Initially, the Trustee will act as paying agent and registrar for the notes. We may change the paying agent or registrar for the notes without prior notice to the Holders of the notes, and we or any of the Restricted Subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the Trustee or an affiliate of the Trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve us of our obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.

The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and ETE may require a Holder to pay any taxes and fees required by law or permitted by the indenture. ETE will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, ETE will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes initially will not be guaranteed by any of our Subsidiaries. However, if at any time following the Issue Date, any Subsidiary of ETE guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness, or if at any time following the Issue Date any Restricted Subsidiary of ETE otherwise incurs any Indebtedness, then ETE will cause such Subsidiary or Restricted Subsidiary, as the case may be, to promptly execute and deliver to the Trustee a supplemental indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary or Restricted Subsidiary will guarantee all obligations of ETE with respect to the notes on the terms provided for in the indenture; provided, however, that prior to November 2, 2012, ETE GP Acquirer LLC and ETE Services Company, LLC may guarantee the obligations of ETE in respect of the Credit Facility without guaranteeing any obligations of ETE with respect to the notes. The Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its Subsidiary Guarantee:

•	automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not an Affiliate of ETE, of (a) all of the Capital Stock representing ownership of such Subsidiary Guarantor or (b) all or substantially all the assets of such Subsidiary Guarantor;

•	(a) in the case of a Subsidiary Guarantor that is not a Restricted Subsidiary, following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness of ETE and (b) in the case of a Subsidiary Guarantor that is a Restricted Subsidiary, following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness; or

•	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the caption “— Defeasance and Discharge.”

If at any time following any release of a Subsidiary (that is not a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness of ETE, then ETE will cause such Subsidiary to again become a Subsidiary Guarantor and thus guarantee the notes and all other obligations of ETE under the indenture, in accordance with the terms of the indenture. If at any time following any release of a Subsidiary (that is a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again incurs any Indebtedness, then ETE will cause such Subsidiary to again become a Subsidiary Guarantor and thus guarantee the notes and all other obligations of ETE under the indenture, in accordance with the terms of the indenture.

Ranking

The notes will be senior obligations of ETE and, unless the Collateral Release Event (as defined under “— Security for the Notes— Collateral Release Event”) has occurred, will be secured on a first-priority lien basis, subject to certain liens permitted under the indenture, by a Lien on the Collateral, which Liens are intended to be pari passu with the Liens securing the Credit Agreements. The notes:

•	will rank senior in right of payment to all future obligations of ETE that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future senior obligations of ETE that are not so subordinated;

•	will be structurally subordinated to all liabilities and preferred equity of Subsidiaries of ETE that are not Subsidiary Guarantors; and

•	will be guaranteed by each Subsidiary of ETE that in the future is required to become a Subsidiary Guarantor.

Each Subsidiary Guarantee will be a senior obligation of the relevant Subsidiary Guarantor and, unless the Collateral Release Event has occurred, will be secured on a first-priority basis by a Lien on the Collateral owed by such Subsidiary Guarantor, subject to certain liens permitted under the indenture, which Liens are intended to be pari passu with the Liens securing the Credit Agreements and will rank senior in right of payment to all future obligations of such Subsidiary Guarantor that are, by their terms, expressly subordinated in right of payment to such Subsidiary Guarantee and pari passu in right of payment with all existing and future senior obligations of such Subsidiary Guarantor that are not so subordinated.

The notes will be effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of ETE that do not guarantee the notes. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of ETE and the holders of ETE’s Indebtedness, including the notes. As of September 8, 2010, ETE’s Subsidiaries had outstanding approximately $7.14 billion of indebtedness, all of which would rank effectively senior to the notes to the extent of the assets of such Subsidiaries. Furthermore, after the Collateral Release Event has occurred, the notes and each Subsidiary Guarantee will be effectively subordinated to secured Indebtedness of ETE and the applicable Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness. We expect the Revolving Credit Facility to continue to be secured by a substantial portion of the assets of ETE and its Subsidiaries other than ETP and its Subsidiaries and Regency and its Subsidiaries following the occurrence of the Collateral Release Event.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued interest to the redemption date.

The actual redemption price, calculated as provided below, will be calculated and certified to the Trustee and us by the Independent Investment Banker.

Notes called for redemption become due on the redemption date. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each Holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all of the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate. For purposes of determining the redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or (b) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC (and their respective successors) or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to ETE.

“Reference Treasury Dealer” means (a) each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by ETE (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, ETE will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption, unless ETE defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Security for the Notes

General

Unless the Collateral Release Event has occurred, the Note Obligations will be secured by Liens (subject to Permitted Liens) granted by ETE and the Restricted Subsidiaries on the Collateral. The Liens securing the notes are intended to be shared equally and ratably (subject to Permitted Liens) with the holders of other Senior Obligations, which include the Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations and any future Additional Senior Secured Debt Obligations. As of the Issue Date, ETE’s only Senior Obligations will be the Revolving Credit Agreement Obligations, the Term Loan Agreement Obligations and the Note Obligations.

As of the Issue Date, the assets securing the Senior Obligations include substantially all of the tangible and intangible assets of ETE and its Restricted Subsidiaries (other than ETP GP and Regency GP), including (i) approximately 50.2 million ETP common units held by ETE, ETE’s 100% interest in Energy Transfer Partners, L.L.C. and all of the outstanding partnership interests in ETP GP, through which ETE indirectly holds all of the outstanding general partner interest in ETP and 100% of the outstanding incentive distribution rights in ETP and (ii) approximately 26.3 million Regency common units owned by ETE, ETE’s 100% interest in Regency GP LLC and all of the outstanding partnership interests in Regency GP, through which ETE indirectly holds all of the outstanding general partner interest in Regency and 100% of the outstanding incentive distribution rights in Regency. Notwithstanding the foregoing, if the documents governing any of the Collateral described above contain enforceable restrictions on assignment or transfer of any rights of ETE or any Restricted Subsidiary thereunder, then the Liens on the Collateral will be limited only to the extent necessary to comply with those enforceable restrictions. Pursuant to the Credit Agreements, the indenture and the Collateral Documents, the Obligors also will be able to incur, without the consent of the Holders of the notes, Additional Senior Secured Debt in the future, which will be secured by Liens on the Collateral. Those Liens will rank pari passu with the Liens securing the Note Obligations, and the amount of such Additional Senior Secured Debt and other obligations could be significant. Any such Indebtedness will constitute Senior Obligations. So long as any Senior Obligations remain outstanding, the Senior Secured Parties will have rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral on behalf of the Holders of the notes, particularly the rights described below under “— Security for the Notes — Intercreditor Agreement.”

Upon the occurrence of an Event of Default, the proceeds from the sale of Collateral may be insufficient to satisfy ETE’s obligations under the notes and the Restricted Subsidiaries’ obligations under the Subsidiary Guarantees. No appraisals of any of the Collateral have been prepared in connection with this offering. Moreover, the amount to be received upon such sale would be dependent upon numerous factors, including the condition, age and useful life of the Collateral at the time of the sale, as well as the timing and manner of the sale. By its nature, all or some of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral, if saleable, can be sold in a short period of time. See “Risk Factors — Risks Related to the Notes.”

Collateral Release Event

The obligations of ETE and the Restricted Subsidiaries to grant and maintain Liens on Collateral in accordance with the provisions described herein under “— Security for the Notes” (the “Collateral Obligations”) shall, by notice of such election given by ETE to the Trustee and the Holders of notes in the manner specified in the indenture (a “Collateral Release Event Notice”), be terminated if the Term Debt Lien Release Date occurs, provided that no Default or Event of Default in either case relating to a failure to pay principal, premium, if any, or interest on the notes when due has occurred and is continuing at the time of delivery of the Collateral Release Event Notice. Upon delivery of a valid Collateral Release Event Notice to the Trustee in accordance with the terms of the indenture, together with an officers’ certificate and opinion of counsel described in the indenture, all of the Liens on the Collateral securing the Note Obligations will terminate without any further action by ETE or the Trustee. The occurrence of the Term Debt Lien Release Date and the release of the Liens securing the Note Obligations in accordance with the foregoing is referred to as the “Collateral Release Event.”

Liens on the Collateral

ETE, the Restricted Subsidiaries (other than ETP GP and Regency GP) and certain Senior Loan Parties entered into the Bank Collateral Documents in connection with the Credit Agreements, defining the terms of the security interests on the Collateral that secure the payment and performance when due of all of the Senior Loan Obligations of ETE and the Subsidiary Guarantors under the Credit Agreements and the Bank Collateral Documents. Similarly, the Notes Collateral Documents will define the terms of the security interests on the Collateral that secure the payment and performance when due of the Note Obligations of ETE and the Subsidiary Guarantors under the indenture, the notes and the Notes Collateral Documents.

Intercreditor Agreement

The Notes Collateral Agent, the Term Loan Facility Collateral Agent and the Revolving Credit Facility Collateral Agent will enter into the Intercreditor Agreement with respect to the Collateral, which may be amended from time to time without the consent of the Holders of notes to add Additional Senior Secured Debt Parties or their representatives with respect to Additional Senior Secured Debt Obligations permitted to be incurred under the indenture, the Credit Agreements, any Additional Senior Secured Debt Facility and the Intercreditor Agreement. Under the Intercreditor Agreement, as described below, the “Controlling Agent” has the right to direct foreclosures and take other actions with respect to the Shared Collateral (and the Authorized Representatives of the Non-Controlling Secured Parties shall comply with instructions delivered by the Controlling Agent with respect to the Shared Collateral in connection with such foreclosures or other actions), and the Non-Controlling Secured Parties shall have no right to take actions with respect to the Shared Collateral (other than at the direction or with the consent of the Controlling Agent), even though all holders of Senior Obligations (including the Notes Collateral Agent) will share equally and ratably in the proceeds unless the Collateral Release Event has occurred. The Controlling Agent will initially be the Revolving Credit Facility Collateral Agent as Authorized Representative of the lenders under the Revolving Credit Facility. The Revolving Credit Facility Collateral Agent will remain the Controlling Agent until the Revolving Credit Obligation Payment Date. After the Revolving Loan Obligation Payment Date, the Controlling Agent will be the Major Senior Representative.

The Controlling Agent will have the sole right to act or refrain from acting with respect to the Shared Collateral (and the right to instruct the Authorized Representatives of the Non-Controlling Secured Parties to act or refrain from acting with respect to the Shared Collateral); and the Authorized Representatives of the Non-Controlling Secured Parties shall follow all instructions with respect to the Shared Collateral from any representative of the Controlling Agent (and shall not comply with instructions with respect to the Shared Collateral from any other Senior Secured Party (other than the Controlling Agent)). No Authorized Representative of any Non-Controlling Secured Party or other Senior Secured Party (other than the Controlling Agent) may commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Shared Collateral.

The Controlling Agent may, to the extent authorized by the Security Agreement to which it is a party, adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

No representative of any Non-Controlling Secured Party nor any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the Controlling Agent or Controlling Secured Party or any other exercise by the Controlling Agent or Controlling Secured Party of any rights and remedies relating to the Shared Collateral or cause the Controlling Agent or Controlling Secured Party to do so. Neither the Notes Collateral Agent nor any other Authorized Representative will accept any Lien on any assets and properties of the Obligors for the benefit of the Holders of the notes or holders of Senior Obligations (other than (a) Liens permitted under Senior Debt Documents, (b) cash and cash equivalents held by bank lenders or the agents under the Revolving Credit Facility to cash collateralize letters of credit, (c) proceeds of mandatory prepayment events, if any, and (d) funds deposited for the discharge or defeasance of the notes) unless the Senior Secured Parties of each Series of Senior Obligations and, unless the Collateral Release Event has occurred, the Notes Collateral Agent for the benefit of the Holders of the notes are granted an equal priority Lien on such assets and properties of the Obligors. The Notes Collateral Agent, on behalf of the Holders of the notes, and each Authorized Representative, on behalf of the other Senior Secured Parties represented by such Authorized Representative, also will agree that they will not contest, or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Senior Secured Parties in all or any part of the Shared Collateral.

If an event of default has occurred and is continuing under the indenture or any of the Senior Facilities, and the Controlling Agent or any Senior Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made with respect to any Shared Collateral in any Insolvency or Liquidation Proceeding of ETE or any Restricted Subsidiary or any Senior Secured Party receives any payment with respect to any Shared Collateral or the proceeds of any sale, collection or other liquidation of any Shared Collateral by the Controlling Agent, or any other Senior Secured Party in connection with the enforcement of any right it may have in respect of the Shared Collateral (or received pursuant to any other intercreditor agreement), as applicable, then the proceeds of any such distribution or payment (subject, in the case of any such distribution or payment, to the paragraph immediately following) shall be applied pursuant to the Intercreditor Agreement in the following order of priority:

•	First, to the payment of all unpaid fees, expenses, reimbursements and indemnification of the Controlling Agent and to any Senior Secured Party that has advanced such fees, expenses, reimbursements and indemnification owed to the Controlling Agent;

•	Second, to the payment of all unpaid fees, expenses, reimbursements and indemnification of the Authorized Representatives, that do not relate to the Collateral or the exercise of rights and remedies with respect thereto, on a pro rata basis;

•	Third, to the payment of the Senior Loan Obligations, the Note Obligations and the Additional Senior Secured Debt Obligations, pro rata based on the aggregate amount of Senior Loan Obligations, Note Obligations and Additional Senior Secured Debt Obligations then due and owing and secured to the extent such Senior Obligations are so secured; and

•	Fourth, to ETE or the Restricted Subsidiaries or to whomever else may be lawfully entitled to receive the proceeds.

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Secured Party) has a lien or security interest that is junior in priority to the security interest of any Senior Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any Senior Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or proceeds that are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or proceeds to be distributed in respect of the Series of the Senior Obligations with respect to which such third-party lien or security interest exists.

The Senior Secured Parties bear the risk of (1) any determination by a court of competent jurisdiction that (x) any of the Senior Obligations are unenforceable under applicable law or are subordinated to any other obligations, (y) any of the Senior Obligations do not have an enforceable security interest in any of the Collateral securing any of the Senior Obligations, including pursuant to any preference or fraudulent conveyance or transfer action and/or (z) any intervening security interest exists securing any other obligations on a basis ranking prior to the security interest of any Series but junior to the security interest of any other Series or (2) the existence of any Collateral for any of the Senior Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any of the Senior Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of the Senior Obligations, the results of the Impairment will be borne solely by that Series, and the rights of the holders of each Series (including, without limitation, the right to receive distributions in respect of the Note Obligations or such other Senior Obligations pursuant to the Intercreditor Agreement) set forth therein will be modified to the extent necessary so that the effects of the Impairment are borne solely by the holders of the Series subject to the Impairment. Additionally, in the event the Note Obligations or any of the other Senior Obligations are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to the Senior Obligations or the Senior Debt Documents, will refer to those obligations or those documents as so modified.

The Notes Collateral Agent, on behalf of the Holders of the notes, and each other Authorized Representative, on behalf of each Senior Secured Party represented by such Authorized Representative will agree:

•	not to challenge in any proceeding the validity or enforceability of any Senior Obligations or any Collateral Document or the validity or enforceability of the priorities, rights or duties established by other provisions of the Intercreditor Agreement;

•	not to take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Agent; and

•	that (unless it is the Controlling Agent) it will not (A) direct any Senior Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Agent or any Senior Secured Party of any right, remedy or power with respect to any Shared Collateral.

•	not to institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Agent or any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral; and

•	not to seek, and to waive any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral.

The Controlling Agent will hold, maintain, control or be listed as a secured party on any certificate of title or as a loss payee with respect to any Shared Collateral constituting Possessory Collateral in its possession or control or with respect to which it is listed as a secured party or a loss payee (or in the possession or control of its agents or bailees or with respect to which its agent or bailee is listed as a secured party or loss payee) for itself and as agent for the benefit of each Senior Secured Party solely for the purpose of perfecting the security interest granted in such Shares Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this paragraph. Pending delivery to the Controlling Agent, each other Authorized Representative will hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession or control, as agent for the benefit of each Senior Secured Party, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this paragraph. The duties or responsibilities of the Controlling Agent and each other Authorized Representative under this paragraph will be limited solely to holding, or being listed as a secured party or loss payee under, any Shared Collateral constituting Possessory Collateral for itself and as agent for the benefit of each other Senior Secured Party for purposes of perfecting the Lien held by the Senior Secured Parties therein.

The Notes Collateral Agent on behalf of the Holders of the notes, and each other Authorized Representative, on behalf of each Senior Secured Party represented by such Authorized Representative, will agree that if it obtains possession of any Shared Collateral or realizes any proceeds or payment in respect of any Shared Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), then it will hold that Shared Collateral, proceeds or payment in trust for the other Senior Secured Parties and promptly transfer that Shared Collateral, proceeds or payment, as the case may be, to the Controlling Agent, to be distributed in accordance with the Intercreditor Agreement.

The Intercreditor Agreement provides that if ETE or any Subsidiary Guarantor becomes subject to any Insolvency or Liquidation Proceeding, ETE or the Subsidiary Guarantor, as the case may be, shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash Collateral under Section 363 of the Bankruptcy Code, the Notes Collateral Agent on behalf of the Holders and the other Senior Secured Parties (other than the Senior Loan Parties) shall not object to that financing or to the Liens on the Shared Collateral securing that financing (the

“DIP Financing Liens”) or to any use of cash Collateral that constitutes Shared Collateral if the Controlling Agent agrees or consents to the DIP Financing or DIP Financing Liens or use of cash Collateral (and (1) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Revolving Credit Senior Secured Parties, each Senior Secured Party (other than the Senior Loan Parties) will subordinate its Liens with respect to that Shared Collateral on the same terms as those on which the Liens of the Senior Loan Parties (other than any Liens of any Senior Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (2) to the extent that the DIP Financing Liens rank pari passu with the Liens on any Shared Collateral granted to secure the Note Obligations or the Senior Loan Obligations, each Senior Secured Party (other than the Senior Loan Parties) will confirm the priorities with respect to that Shared Collateral as set forth in the Intercreditor Agreement), in each case so long as:

(a) the Senior Secured Parties retain the benefit of their Liens on all Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Senior Secured Parties (other than any Liens of the Senior Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceeding;

(b) the Senior Secured Parties are granted Liens on any additional Collateral pledge to any Senior Secured Parties as adequate protection or otherwise in connection with the DIP Financing or use of cash Collateral, with the same priority vis-a-vis the Senior Secured Parties as set forth in the Intercreditor Agreement;

(c) if any amount of the DIP Financing or cash Collateral is applied to repay any of the Note Obligations or other Senior Obligations, that amount is applied pursuant to the Intercreditor Agreement; and

(d) if any Senior Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with the DIP Financing or use of cash Collateral, the proceeds of the adequate protection are applied pursuant to the Intercreditor Agreement;

provided that the Senior Secured Parties may object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of Senior Secured Parties or their representatives that do not constitute Shared Collateral; and provided, further, that the Senior Secured Parties receiving adequate protection will not object to any other Senior Secured Party receiving adequate protection comparable to any adequate protection granted to those Senior Secured Parties in connection with a DIP Financing or use of cash Collateral.

The Notes Collateral Agent, on behalf of the Holders of the Notes, and the Authorized Representative of each other Series of Senior Obligations, on behalf of the holders of such Series of Senior Obligations represented by such Authorized Representative, will acknowledge that the Senior Obligations of any Series may, subject to the limitations set forth in the other Senior Debt Documents, be increased, restated, supplemented, restructured, or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Intercreditor Agreement.

Notwithstanding the pro rata payment provisions of the Intercreditor Agreement:

•	Any (a) cash or cash equivalents that secure the Senior Loan Obligations or are otherwise held by the Senior Lenders, the administrative agent under the Credit Facilities or the Revolving Credit Facility Collateral Agent to secure letters of credit obligations under the Credit Facilities following an event of default under the Credit Facilities or (b) proceeds from mandatory prepayments under the Credit Facilities, will be applied as specified in the Credit Facilities, and

•	If ETE or any of its Subsidiaries, at any time, or from time to time, receives any net cash proceeds from specified asset sales or casualty/condemnation events (“Reduction Events”), an amount equal to the net cash proceeds will, in accordance with and to the extent required by the provisions of the Credit Facilities, be applied as a mandatory prepayment to the Credit Facilities. Net cash proceeds of a Reduction Event in excess of that applied in accordance with the foregoing provisions of this paragraph will be applied in accordance with the Intercreditor Agreement.

In the event of any conflict between the terms of the Intercreditor Agreement and the indenture, the notes or any other Senior Debt Document, the terms of the Intercreditor Agreement shall control. No provision of the Intercreditor Agreement can be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) without the consent of each Authorized Representative and of ETE if such termination, waiver, amendment or modification increases the obligations or reduces the rights of ETE or any Subsidiary Guarantor.

Additional Senior Secured Debt

To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents, ETE may incur or issue and sell one or more Series of Additional Senior Secured Debt. Any such additional Series of Additional Senior Secured Debt may be secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Loan Obligations and may be guaranteed by the Subsidiary Guarantors on a senior basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the Authorized Representative with respect to any such Series of Additional Senior Secured Debt, acting on behalf of the holders of such Series of Additional Senior Secured Debt, becomes a party to the Intercreditor Agreement by satisfying the conditions set forth therein.

Release of Collateral

Each Lien on Collateral securing any Note Obligation shall be released immediately upon such Collateral becoming not subject to any Lien securing any Senior Loan Obligation (including pursuant to any waiver or amendment of the Credit Agreements or the Bank Collateral Documents). In this regard, the release of Liens (including Liens securing Note Obligations) on Shared Collateral would occur upon any sale, transfer or other disposition of such Shared Collateral that is made in accordance with the terms of the Credit Agreements and the Bank Collateral Documents, so that the sale, transfer or other disposition could be made free of those Liens. For example, the Credit Agreements contain negative covenants that prohibits us from selling, transferring or disposing of any of our properties, subject to a number of exceptions, including an exception under the Term Loan Agreement that permits us to sell, transfer or dispose of approximately 9.1 million ETP common units and an exception under the Revolving Credit Agreement that permits us to sell, transfer or dispose of approximately 15.6 million ETP common units. These negative covenants also prohibit us from declaring and making cash distributions to our unitholders, subject to the exception that permits us to declare and make quarterly cash distributions to our general partner and our unitholders required pursuant to our partnership agreement. Our partnership agreement requires us to make quarterly cash distributions of 100% of our available cash, which is defined in our partnership agreement to generally mean, for each calendar quarter, cash generated from our business in excess of the amount our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for the conduct of our business, or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. As a result, prior to the Collateral Release Event, we will be entitled to sell approximately 9.1 million ETP common units and to make quarterly distributions of our available cash without restrictions based on the Liens securing the Senior Obligations. In addition, prior to the Collateral Release Event, we may be entitled to sell a greater number of ETP common units if we obtain a waiver or amendment to one or both of the Credit Agreements that would permit us to do so.

All Liens on Collateral securing any Note Obligation shall be released immediately upon the occurrence of a Collateral Release Event (as described above under “— Security for the Notes — Collateral Release Event”). In addition, Liens on Collateral securing Note Obligations will be entitled to be released in the event of the defeasance or discharge of the indenture as described under “— Defeasance and Discharge” and as described under “— Amendments and Waivers.” Each of the Notes Collateral Agent and each other Authorized Representative shall execute and deliver all such authorizations and other instruments and take such actions (and the Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such authorization or instrument and take any such action) as is reasonably requested by the Controlling Agent to evidence, confirm and effectuate any release of Collateral described above.

At the request of ETE, the Notes Collateral Agent will execute and deliver any documents, authorizations, instructions or instruments evidencing the consent of the Holders of the notes (and the Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such documentation, instructions or instruments) to any permitted release. The indenture will also direct the Notes Collateral Agent, in its capacity as Authorized Representative for Holders of notes, to take any action authorized under the Notes Collateral Documents or otherwise as may be requested by ETE to give effect to any such release. Under the Intercreditor Agreement, if at any time the Controlling Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Term Loan Facility Collateral Agent and the Revolving Credit Facility Collateral Agent for the benefit of the Secured Loan Parties, the Notes Collateral Agent for the benefit of the Holders of the notes and any Authorized Representative for the benefit of the Additional Senior Secured Debt Parties upon such Shared Collateral will automatically be released and discharged pursuant to the Intercreditor Agreement and the applicable Collateral Document. However, any proceeds of any Shared Collateral realized therefrom will be applied as described under “— Security for the Notes — Intercreditor Agreement.”

In no event will the Lien of the Controlling Agent or the Controlling Secured Parties on the Shared Collateral be required to be released in the event that the Lien of the Note Obligations or any other Series of Senior Obligations is released (including as a result of the Collateral Release Event), except to the extent the release of the Lien of the Controlling Agent or the Controlling Secured Parties is expressly required under the terms of the Collateral Documents applicable to the Controlling Agent and the Controlling Secured Parties.

Amendments to the Notes Collateral Documents

Under the Intercreditor Agreement, the Controlling Agent may enter into any amendment, waiver or consent in respect of any of the Collateral Documents in respect of the Series of Senior Obligations for which it is the Authorized Representative, and such amendment, waiver or consent will apply automatically to any comparable provision of the Collateral Documents of the Note Obligations or other Series of Senior Obligations (the “Comparable Collateral Documents”) without the consent of the Authorized Representatives of the Note Obligations or any other Series of Senior Obligations or the holders of the Note Obligations or such other Series of Senior Obligations and without any action by such Authorized Representatives, such holders, ETE or any other Obligor; but no such amendment, waiver or consent will have the effect of (1) imposing duties, obligations or liabilities on any Authorized Representatives, or amending or waiving any indemnity or exculpatory provision benefitting any Authorized Representative without its consent, or (2) permitting other Liens on the Shared Collateral not permitted under the terms of the Senior Debt Documents or the Intercreditor Agreement. The Controlling Agent shall give notice of the amendment, waiver or consent to each other Authorized Representative, but the failure to give any such notice will not impair or affect the obligations of the Senior Secured Parties (other than the Controlling Agent and the Controlling Secured Parties) to the Controlling Agent and the Controlling Secured Parties, the Controlling Agent’s rights under the Intercreditor Agreement, the enforceability of the Intercreditor Agreement or any Liens created or granted under the Collateral Documents or limit or impair the effectiveness or effect of any such amendment, waiver or consent or the automatic application thereof to any comparable provision of the Comparable Collateral Document. Each of the Notes Collateral Agent and each other Authorized Representative shall execute and deliver all such documents, authorizations and other instruments (and Holders of the notes will be deemed to have consented to and authorized the Notes Collateral Agent to execute and deliver any such document, authorization or instrument) as shall be reasonably requested by the Controlling Agent to evidence and confirm such amendment, waiver or consent provided for in this paragraph.

Covenants

Change of Control

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require ETE to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control

Offer, ETE will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, ETE will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. ETE will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, ETE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, ETE will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by ETE.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless ETE defaults in making the Change of Control Payment. ETE will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described herein that require ETE to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that ETE repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

ETE will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by ETE and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by ETE pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at ETE’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The occurrence of certain change of control events identified in the Credit Agreements constitutes a default under the Credit Agreements. Any future Credit Facilities or other agreements relating to the Indebtedness to which ETE becomes a party may contain similar provisions. If a Change of Control Triggering Event were to occur, ETE may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreements or other agreements relating to Indebtedness, if accelerated. The failure of ETE to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the indenture and will otherwise give the Trustee and the Holders of notes the rights described under “— Events of Default and Remedies.” See “Risk Factors — Risks relating to the notes — We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ETE and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require ETE to repurchase such Holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ETE and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

ETE will not, nor will it permit any Restricted Subsidiary to, create, assume or incur any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness of ETE or any other Person. Notwithstanding the first paragraph of this covenant:

(a) if a Collateral Release Event has occurred, ETE may, and may permit any Restricted Subsidiary to, create, assume or incur any Lien upon any Principal Property to secure Indebtedness; provided that effective provisions are made whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes or a Subsidiary Guarantee, as the case may be); and

(b) ETE may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Indebtedness (including without limitation Senior Loan Obligations under one or more Revolving Credit Facilities); provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens under this clause (b), together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed the greater of (x) $250.0 million or (y) 10.0% of Net Tangible Assets.

Restriction on Sale-Leasebacks

ETE will not, and will not permit any Restricted Subsidiary to, engage in the sale or transfer by ETE or any Restricted Subsidiary of any Principal Property to a Person (other than ETE or a Restricted Subsidiary) and the taking back by ETE or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; or

(3) ETE or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of ETE or any Restricted Subsidiary that is not Subordinated Indebtedness, or (b) the purchase of Principal Property used or to be used in the ordinary course of business of ETE or the Restricted Subsidiaries.

Notwithstanding the foregoing, ETE may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not permitted by clauses (1) through (3), inclusive, of the preceding paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness secured by liens upon Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $250.0 million or (y) 10.0% of Net Tangible Assets.

Limitation on Transactions with Affiliates

ETE will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service, but excluding any cash distribution made by ETE, ETP or Regency to their respective general partners, limited partners or other equity owners in accordance with their respective partnership agreements or, in the case of any successors thereto, the respective constituent documents of any such successor entity) with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than any Affiliate Transaction that is on terms that either (i) are approved by the Conflicts Committee of the Board of Directors of ETE or (ii) taken as a whole, are fair and reasonable to ETE or the applicable Restricted Subsidiary or are no less favorable to ETE or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of ETE or such Restricted Subsidiary.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, ETE will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case ETE will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations, and will post on ETE’s website on a password-protected basis for availability solely for holders of notes):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if ETE were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if ETE were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on ETE’s consolidated financial statements by ETE’s certified independent accountants.

If, at any time, ETE is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ETE will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. ETE will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept ETE’s filings for any reason, ETE will post the reports referred to in the preceding paragraphs on its website on a password-protected basis for availability solely for holders of notes within the time periods that would apply if ETE were required to file those reports with the SEC.

Merger, Consolidation or Sale of Assets

ETE may not: (1) consolidate or merge with or into another Person (regardless of whether ETE is the surviving Person); or (2) directly or indirectly sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ETE and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is ETE or expressly assumes by supplemental indenture all of ETE’s obligations and liabilities under the indenture, the notes and any other Note Documents;

(2) the successor is organized under the laws of the United States, any state or commonwealth within the United States, or the District of Columbia;

(3) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4) ETE has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

The successor will be substituted for ETE in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of ETE under the indenture. If ETE conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets. Notwithstanding the foregoing, this “Merger, Consolidation or Sale of Assets” covenant will not apply to: (1) a merger of ETE with an Affiliate solely for the purpose of organizing ETE in another jurisdiction within the United States of America; or (2) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among ETE and its Restricted Subsidiaries that are Subsidiary Guarantors.

Events of Default and Remedies

Each of the following is an Event of Default under the indenture with respect to the notes:

(1) default for 30 days in the payment when due of interest on the notes;

(2) a default in the payment of principal or premium, if any, on such notes when due at their stated maturity, upon redemption, upon declaration or otherwise;

(3) failure by ETE to comply with any of its agreements or covenants described above under “— Covenants — Merger, Consolidation or Sale of Assets,” or in respect of its obligations to make or consummate a Change of Control Offer as described under “— Covenants — Change of Control;”

(4) a failure by ETE to comply with its other covenants or agreements in the indenture applicable to the notes for 60 days after written notice of default given by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ETE or any of its Subsidiaries (or the payment of which is guaranteed by ETE or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default both (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) certain events of bankruptcy, insolvency or reorganization of ETE or any of its Significant Subsidiaries or any group of Subsidiaries of ETE that, taken together, would constitute a Significant Subsidiary;

(7) except as permitted by the indenture, any Subsidiary Guarantee by a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; and

(8) any security interest and Lien purported to be created by any Notes Collateral Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent, for the benefit of the Holders of the notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the indenture, the Notes Collateral Documents and the Intercreditor Agreement)) in favor of the Notes Collateral Agent, for a period of 30 days after notice by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the notes then outstanding, or shall be asserted by ETE or any Subsidiary Guarantor to not be, a valid, perfected, first-priority (except as otherwise expressly provided in the indenture, the Notes Collateral Documents or the Intercreditor Agreement) security interest in or Lien on the Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent or the Trustee (or an agent or trustee on its behalf) to maintain possession of certificates actually delivered to it (or such agent or trustee) representing securities pledged under the Notes Collateral Documents.

An Event of Default for the notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for the notes. Further, an event of default under other indebtedness of ETE or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the notes. If an Event of Default (other than an Event of Default described in clause (6) above with respect to ETE) with respect to the notes occurs and is continuing, the Trustee by notice to ETE, or the Holders of at least 25% in principal amount of the outstanding notes by notice to ETE and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. The indenture provides that if an Event of Default described in clause (6) above occurs with respect to ETE, the principal of and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any Holders of notes. However, the effect of such provision may be limited by applicable law. The Holders of a majority in principal amount of the outstanding notes may, by written notice to the Trustee, rescind any acceleration with respect to the notes and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the notes, other than the nonpayment of the principal of and interest on the notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders have offered to the Trustee reasonable indemnity or security against any cost, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

(1) such Holder has previously given the Trustee notice that an Event of Default with respect to the notes is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested in writing that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any cost, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of notes or that would involve the Trustee in personal liability.

The indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the notes occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on the notes, the Trustee may withhold such notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders of notes. In addition, ETE is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants under the indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. ETE also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action ETE is taking or proposes to take in respect thereof.

Authorization of Actions to Be Taken

Each Holder of notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the indenture or the Intercreditor Agreement, to have authorized and directed the Notes Collateral Agent to enter into the Notes Collateral Documents to which it is a party, and to have authorized and empowered the Notes Collateral Agent and (through the Intercreditor Agreement) the Controlling Agent to bind the Holders of notes and other holders of Senior Obligations as set forth in the Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the indenture, the Intercreditor Agreement or the Collateral Documents.

Amendments and Waivers

Except as otherwise provided below, amendments of the indenture, the notes, the Intercreditor Agreement or the Notes Collateral Documents may be made by ETE and the Trustee with the written consent of the Holders of a majority in principal amount of the debt securities of each affected series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for notes). However, without the consent of each Holder of an affected note, no amendment may, among other things:

(1) reduce the percentage in principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) reduce the premium payable upon the redemption of any note as described above under “— Optional Redemption;” provided, however, that any purchase or repurchase of notes, including pursuant to the covenant described above under the caption “— Covenants — Change of Control;” shall not be deemed a redemption of the notes;

(5) make any notes payable in money other than U.S. dollars;

(6) impair the right of any Holder to receive payment of the principal of and premium, if any, and interest on such Holder’s note or to institute suit for the enforcement of any payment on or with respect to such Holder’s note; or

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Furthermore, without the consent of the Holders of at least two-thirds in principal amount of the notes then outstanding, an amendment or waiver may not make any change in any Notes Collateral Document, any Intercreditor Agreement or the provisions in the indenture dealing with the Collateral or the Notes Collateral Documents or the application of trust proceeds of the Collateral in any case that would release all or substantially all of the Collateral from the Liens of the Notes Collateral Documents (except as permitted by the terms of the indenture, the Notes Collateral Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral. The Holders of a majority in principal amount of the outstanding notes may waive compliance by ETE with certain restrictive covenants on behalf of all Holders of notes, including those described under “— Covenants — Limitations on Liens” and “— Covenants — Restriction on Sale-Leasebacks.” The Holders of a majority in principal amount of the outstanding notes, on behalf of all such Holders, may waive any past or existing Default or Event of Default with respect to the notes (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected. A waiver by the Holders of notes of any series of compliance with a covenant, a Default or an Event of Default will not constitute a waiver of compliance with such covenant or such Default or Event of Default with respect to any other series of debt securities issued under the indenture to which such covenant, Default or Event of Default applies.

Without the consent of any Holder of notes, ETE and the Trustee may amend the indenture, the notes, the Intercreditor Agreement or the Notes Collateral Documents to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of ETE under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes;

(4) establish any Subsidiary Guarantee or to reflect the release of any Subsidiary Guarantor from obligations in respect of its Subsidiary Guarantee, in either case, as provided in the indenture;

(5) secure the notes or any Subsidiary Guarantee;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) add to the covenants of ETE for the benefit of the Holders of notes or surrender any right or power conferred upon ETE;

(8) add any additional Events of Default with respect to the notes;

(9) make any change that does not adversely affect the rights under the indenture of any Holder of notes;

(10) confirm and evidence the release, termination or discharge of any Lien securing the notes when such release, termination or discharge is permitted by the indenture, the Notes Collateral Documents or the Intercreditor Agreement;

(11) conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes, as certified by an Officers’ Certificate delivered to the Trustee;

(12) in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any Additional Senior Secured Debt Obligations and Senior Loan Obligations to the terms of the Intercreditor Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder;

(13) provide for the issuance of additional notes in accordance with the indenture;

(14) with respect to any Notes Collateral Document, to the extent such amendment is reasonably necessary to comply with the terms of the Intercreditor Agreement; and

(15) provide for a successor Trustee in accordance with the provisions of the indenture.

In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the Bank Collateral Documents will also apply automatically to the comparable Notes Collateral Documents, as further described under “Security for the Notes — Amendments to the Notes Collateral Documents.”

The consent of the Holders of notes is not necessary under the indenture, the notes, the Intercreditor Agreement or the Notes Collateral Documents to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the Holders of the notes under the indenture becomes effective, ETE is required to mail to all Holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

ETE may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“legal defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest on such notes when such payments are due from the trust referred to below;

(2) ETE’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and ETE’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

ETE at any time may terminate its obligations under the covenants described under “— Covenants” (other than “Merger, Consolidation or Sale of Assets”) (“covenant defeasance”). ETE may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If ETE exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. In the event covenant defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3), (4), (5), (7) and (8) under the caption “— Events of Default and Remedies” and the Event of Default described under clause (6) under the caption “— Events of Default and Remedies” (but only with respect to Subsidiaries of ETE), in each case, will no longer constitute an Event of Default.

If ETE exercises its legal defeasance option, any security that may have been granted with respect to the notes will be released.

In order to exercise either defeasance option, ETE must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the notes to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel

(subject to customary exceptions and exclusions) to the effect that Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, Holders of the notes would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their notes until maturity. Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the notes at the time of their stated maturity, if ETE exercises its covenant defeasance option for the notes and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. ETE would remain liable for such payments, however. In addition, ETE may discharge all its obligations under the indenture with respect to the notes, other than its obligation to register the transfer of and exchange notes, provided that either:

•	it delivers all outstanding notes to the Trustee for cancellation; or

•	all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption or are to be called for redemption under arrangements satisfactory to the Trustee within one year, and in the case of this bullet point, it has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from DTC, but we take no responsibility for the accuracy of this information. In addition, the description in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time. The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes through DTC either as a participant in DTC or indirectly through organizations which are participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and Holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture.

Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder of notes.

Notes in certificated form will not be issued to beneficial owners in exchange for their beneficial interests in a global note unless (a) DTC notifies ETE that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by ETE within 90 days of such notice, (b) an Event of Default has occurred with respect to such series and is continuing and the registrar has received a request from DTC to issue notes in lieu of all or a portion of the global notes of such series, or (c) ETE determines not to have the notes represented by global notes.

The Depository Trust Company.  DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows: DTC is

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Indirect access to the DTC system is also available to securities brokers and dealers, banks and trust companies that maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format.  Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the underwriters and the Trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. We, the underwriters and the Trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The Trustee will not recognize you as a Holder under the indenture, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among its participants. However, DTC is under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Concerning the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the Holders of notes unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.

U.S. Bank National Association will be the Trustee under the indenture and has been appointed by ETE as registrar and paying agent with regard to the notes. The Trustee’s address is 5555 San Felipe, Suite 1150, Houston, Texas 77056. The Trustee and its affiliates maintain commercial banking and other relationships with ETE.

Non-Recourse to the General Partners; No Personal Liability of Officers, Directors, Employees or Partners

None of LE GP, LLC, our general partner, its directors, officers, employees and partners nor the limited partners of ETE will have any personal liability for our obligations under the indenture or the notes. Each Holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Separateness

Each Holder of notes, by accepting a note, will be deemed to have acknowledged and affirmed (i) the separateness of ETP and Regency from ETE and each Restricted Subsidiary, (ii) that it has purchased the notes from ETE in reliance upon the separateness of ETP and Regency from ETE and each Restricted Subsidiary, (iii) that ETP and Regency have assets and liabilities that are separate from those of ETE and any Restricted Subsidiary, (iv) that the Note Obligations have not been guaranteed by ETP, Regency or any of their respective subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee any of the Note Documents or Note Obligations, the Holders of notes shall look solely to the property and assets of ETE, and any property pledged as collateral with respect to the Note Documents, for the repayment of any amounts payable under any Note Document or the notes and for satisfaction of the Note Obligations and that none of ETP or any of its subsidiaries shall be personally liable to the Holders of notes for any amounts payable, or any other Note Obligation, under the Note Documents.

Governing Law

The indenture, the notes and the Intercreditor Agreement will be governed by the laws of the State of New York.

Definitions

“Additional Senior Secured Debt” means any Indebtedness of ETE or any Subsidiary Guarantor (other than Indebtedness constituting Senior Loan Obligations or Indebtedness under the notes and the Subsidiary Guarantees) secured by a Lien on Collateral on a pari passu basis with the Senior Loan Obligations (but without regard to control of remedies); provided, however, that such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents.

“Additional Senior Secured Debt Documents” means, with respect to any series, issue or class of Additional Senior Secured Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Secured Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Secured Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Secured Debt Obligations” means, with respect to any series, issue or class of Additional Senior Secured Debt, (1) all principal of and interest (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Obligor, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Additional Senior Secured Debt, (2) all other amounts payable to the related Additional Senior Secured Debt Parties under the related Additional Senior Secured Debt Documents and (3) any renewals, extensions or refinancings of the foregoing.

“Additional Senior Secured Debt Parties” means, with respect to any series, issue or class of Additional Senior Secured Debt, the holders of such Indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Secured Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Obligor under any related Additional Senior Secured Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless such Obligor or controlled Affiliate is a holder of such Indebtedness, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Secured Debt Document).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Authorized Representative” means (1) in the case of any Revolving Credit Agreement Obligations or the Revolving Credit Senior Secured Parties, the Revolving Credit Facility Collateral Agent, (2) in the case of any Term Loan Agreement Obligations or the Term Loan Senior Secured Parties, the Term Loan Facility Collateral Agent, (3) in the case of the notes or the Holders of the notes, the Notes Collateral Agent and (4) in the case of any Series of Additional Senior Secured Debt Obligations or Additional Senior Secured Debt Parties that become subject to the Intercreditor Agreement after the date of such agreement, the Senior Representative named for such Series in the applicable Joinder Agreement, in the case of each of clauses (1), (2), (3) and (4) hereof only so long as such Senior Obligations are secured by a Lien on the Collateral under the Collateral Documents.

“Bank Collateral Documents” means, collectively, the Term Loan Facility Collateral Documents and the Revolving Credit Facility Collateral Documents.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(4) with respect to any other Person, the individual, board or committee of such Person serving a management function similar to those described in clauses (1), (2) or (3) of this definition.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of ETE or the General Partner (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of ETE and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3) the adoption of a plan or proposal for the liquidation or dissolution of ETE.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Collateral” means any assets or property upon which there are any Liens securing Senior Loan Obligations or Additional Secured Debt Obligations (other than (i) any cash or cash equivalents collateralizing letter of credit obligations under the Credit Facilities and or (ii) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements).

“Collateral Documents” means, collectively, the Notes Collateral Documents, the Bank Collateral Documents and each of the security agreements and other instruments executed and delivered by any Obligor pursuant to either of the Credit Agreements, the indenture or any Additional Senior Secured Debt Facility for purposes of providing collateral security for any Senior Obligation (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Release Event” has the meaning given to such term under the caption “— Security for the Notes — Collateral Release Event.”

“Controlling Agent” means, with respect to any Shared Collateral, (i) until the Revolving Credit Obligation Payment Date, the Revolving Credit Facility Collateral Agent and (ii) from and after the Revolving Credit Obligation Payment Date, the Major Senior Representative.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Secured Parties whose Senior Representative is the Controlling Agent for such Shared Collateral.

“Credit Agreements” means, collectively, the Term Loan Agreement and the Revolving Credit Agreement.

“Credit Facilities” means one or more debt facilities of ETE or any Restricted Subsidiary (which may be outstanding at the same time and including, without limitation, the Credit Agreements) with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of ETE as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements, any successor or replacement agreement or agreements or any indenture or successor or replacement indenture and whether by the same or any other agent, lender, group of lenders or investors.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and its successors.

“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means LE GP, LLC, a Delaware limited partnership, and its successors as general partner of ETE.

“Hedging Contract” means (1) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (2) any option, futures or forward contract traded on an exchange, and (3) any other derivative agreement or other similar agreement or arrangement.

“Hedging Obligations” of any Person means the obligations of such Person under any Hedging Contract.

“Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof, if and to the extent such obligation would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against ETE or any Restricted Subsidiary under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of ETE or any Restricted Subsidiary, any receivership or assignment for the benefit of creditors relating to ETE or any Restricted Subsidiary or any similar case or proceeding relative to ETE or any Restricted Subsidiary or its creditors, as such, in each case whether or not voluntary; or

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to ETE or any Restricted Subsidiary, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, except for any liquidation or dissolution permitted under the Senior Debt Documents.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the Notes Collateral Agent, the Term Loan Facility Collateral Agent, the Revolving Credit Facility Collateral Agent, ETE and each Subsidiary Guarantor, as it may be amended from time to time.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of ETE’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means the first date on which notes are issued under the indenture.

“Joinder Agreement” means the documents required to be delivered by a Senior Representative to the parties to the Intercreditor Agreement in order to establish a Series of Additional Senior Secured Debt and Additional Senior Secured Debt Parties under the Intercreditor Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on, or of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Major Senior Representative” means (a) until the Term Debt Lien Release Date, the Senior Representative in respect of the Term Loan Facility and (b) from and after the Term Debt Lien Release Date, the Notes Collateral Agent if the aggregate amount of Note Obligations secured by a Lien on the Collateral is greater than the aggregate amount of Obligations in respect of each individual Series of Additional Senior Secured Debt, and otherwise, the Senior Representative in respect of the series of Additional Senior Secured Debt under which the largest principal amount of Obligations secured by a Lien on the Collateral are then outstanding.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Tangible Assets” means, at any date of determination, the total amount of assets of ETE and its Restricted Subsidiaries (including, without limitation, any assets consisting of equity securities or equity interests in any other entity) after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets;

all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of ETE and its Restricted Subsidiaries (without inclusion of assets or liabilities of any Subsidiaries that are not Restricted Subsidiaries or assets or liabilities of any equity investee) for ETE’s most recently completed fiscal quarter for which financial statements are available.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, (i) until the Revolving Credit Obligation Payment Date, the Senior Notes Parties and the Additional Senior Secured Debt Parties and (ii) from and after the Revolving Credit Obligation Payment Date, the Senior Notes Parties or the Additional Senior Secured Debt Parties not represented by the Major Senior Representative.

“Non-Recourse Indebtedness” means Indebtedness (a) as to which neither ETE nor any of its Restricted Subsidiaries nor ETP nor Regency is directly or indirectly liable (as a guarantor or otherwise), or constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ETE or any of its Restricted Subsidiaries or ETP or Regency to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Documents” means the indenture, the notes and the Notes Collateral Documents.

“Note Obligations” means all Obligations of ETE and the Subsidiary Guarantors under the Note Documents.

“notes” means the notes issued under the indenture on the Issue Date and any additional notes issued under the indenture after the Issue Date in accordance with the terms of the indenture.

“Notes Collateral Agent” means the Trustee, in its capacity as “Collateral Agent” under the indenture and under the Notes Collateral Documents, and any successor thereto in such capacity.

“Notes Collateral Documents” means, the Notes Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Notes Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Notes Security Agreement” means the Pledge and Security Agreement dated on or about the Issue Date among ETE, the Restricted Subsidiaries party thereto and U.S. Bank National Association, as Notes Collateral Agent, as amended, modified or supplemented from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligors” means ETE and each Subsidiary Guarantor, if any, and any other Person who is liable for any of the Senior Obligations.

“Permitted Holders” means (a) any of Kelcy L. Warren, Ray C. Davis, John W. McReynolds, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes), (b) ETP, Enterprise GP Holdings L.P. or any other Person under the management or control of ETP or Enterprise GP Holdings L.P. or (c) the General Partner and entities owned solely by existing and former management employees of the General Partner.

“Permitted Liens” means at any time:

(1) Prior to the occurrence of the Collateral Release Event, Liens securing Indebtedness constituting Senior Obligations, provided that the aggregate principal amount of such Indebtedness (excluding Indebtedness secured in reliance upon clause (b) of the covenant set forth under “Covenants — Limitations on Liens”) outstanding at any time does not exceed the greater of (x) 80% of Net Tangible Assets and (y) $1.8 billion;

(2) any Lien existing on any property prior to the acquisition thereof by ETE or any Restricted Subsidiary or existing on any property of any Person that becomes a Restricted Subsidiary after the Issue Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of ETE or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(3) any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by ETE or any Restricted Subsidiary;

(4) any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (2) or (3) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and that the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, refinanced, refunded or replaced and any expenses of ETE or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(5) any Lien on Capital Stock of a Project Finance Subsidiary securing Non-Recourse Indebtedness of such Project Finance Subsidiary; and

(6) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of ETE or any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Possessory Collateral” means (a) any Shared Collateral in the possession of the Controlling Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction, (b) any rights to receive payments under any insurance policy that constitute Shared Collateral and with respect to which the Controlling Agent (or any of its agents) is named as a loss payee and/or (c) any other Shared Collateral (such as motor vehicles) with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.

“Principal Property” means (a) any real property, manufacturing plant, terminal, warehouse, office building or other physical facility, and any fixtures, furniture, equipment or other depreciable assets owned or leased by ETE or any Restricted Subsidiary and (b) any Capital Stock or Indebtedness of ETP or Regency or any other Subsidiary of ETE or any other property or right, in each case, owned by or granted to ETE or any Restricted Subsidiary and used or held for use in any of the principal businesses conducted by ETE or any Restricted Subsidiaries; provided, however, that “Principal Property” shall not include any property or right that, in the opinion of the Board of Directors of ETE as set forth in a board resolution adopted in good faith, is immaterial to the total business conducted by ETE and the Restricted Subsidiaries considered as one enterprise.

“Project Finance Subsidiary” means any special purpose Subsidiary of ETE that (a) ETE designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of developing, financing and operating the infrastructure and capital projects of such Subsidiary, (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is a Person with respect to which neither ETE nor any of its Restricted Subsidiaries nor ETP nor Regency has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly provided credit support for any Indebtedness of ETE or any of its Restricted Subsidiaries or ETP or Regency.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property (including Capital Stock but only to the extent of the tangible assets in such Subsidiary being acquired) used or useful in the business of such Person and its Restricted Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall refuse to make a rating on the notes publicly available (for any reason other than the failure by ETE to pay the customary fees of such agency), any nationally recognized statistical rating agency or agencies, as the case may be, selected by ETE, which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to any Change of Control, the occurrence of:

(1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the notes by both Rating Agencies; provided that the notes did not have an Investment Grade Rating from two Rating Agencies immediately before such decrease, or

(2) a decrease in the rating of the notes by both Rating Agencies, such that the notes do not have an Investment Grade Rating from two Rating Agencies immediately after such decrease;

provided, however, that in each case such decrease occurs on, or within 60 days after the earlier of (a) such Change of Control, (b) the date of public notice of the occurrence of such Change of Control or (c) public notice of the intention by ETE to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency); and provided, further, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will disregarded in determining whether a Rating Decline has occurred for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating do not announce or publicly confirm or inform the Trustee in writing at ETE’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“Regency” means Regency Energy Partners LP, a Delaware limited partnership, and its successors.

“Regency GP” means Regency GP LP, a Delaware limited partnership, and its successors.

“Restricted Subsidiary” means any Subsidiary of ETE (other than Project Finance Subsidiaries, Regency and its Subsidiaries, and ETP and its Subsidiaries) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Revolving Credit Agreement” means the Credit Agreement dated on or about the Issue Date, among ETE, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders) that are secured by the Collateral on the same priority basis as provided pursuant to the Revolving Credit Agreement in effect prior to such refinancing.

“Revolving Credit Agreement Obligations” means all Obligations of the Obligors under the Revolving Credit Agreement, including (a) (i) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Revolving Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by ETE and the Subsidiary Guarantors under the Revolving Credit Facility in respect of any letter of credit issued under the Revolving Credit Agreement, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Revolving Credit Agreement, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and the Subsidiary Guarantors or pursuant to the Revolving Credit Agreement and (b) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Revolving Credit Agreement.

“Revolving Credit Facility” means any revolving credit facility provided pursuant to a Revolving Credit Agreement.

“Revolving Credit Facility Collateral Agent” means the administrative agent under the Revolving Credit Facility and its successors and permitted assigns that assume the role of collateral agent under the Revolving Credit Facility.

“Revolving Credit Facility Collateral Documents” means the Revolving Credit Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement executed by ETE or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Revolving Credit Facility Collateral Agent or perfect a valid, perfected security interest in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Revolving Credit Security Agreement” means the Pledge and Security Agreement dated on or about the Issue Date, among ETE, the Restricted Subsidiaries party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent for the benefit of the Revolving Credit Senior Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Revolving Credit Senior Secured Parties” means, collectively, (a) the administrative agent, each other agent, the lenders and the issuing bank, in each case, under the Revolving Credit Agreement, (b) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Revolving Credit Agreement or an Affiliate of an agent or a lender under the Revolving Credit Agreement, and (c) the successors and permitted assigns of each of the foregoing.

“Revolving Credit Obligation Payment Date” means the date on which (a) the Revolving Credit Agreement Obligations have been paid in full, (b) all lending commitments under the Revolving Credit Agreement have been terminated and (c) there are no outstanding letters of credit issued under the Revolving Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Security Agreement” means (a) with respect to the Term Loan Agreement Obligations, the Term Loan Security Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to a Term Loan Facility, (b) with respect to the Revolving Credit Agreement Obligations, the Revolving Credit Security Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to a Revolving Credit Facility, (c) with respect to the Note Obligations, the Notes Security Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to the Notes and (d) with respect to any other Additional Senior Secured Debt, the security agreement, by and among ETE, the Subsidiary Guarantors party thereto and the Senior Representative in respect of such Additional Senior Secured Debt and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to such Additional Senior Secured Debt, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Debt Documents” means (1) the Credit Agreements and the Bank Collateral Documents, (2) the Note Documents and (3) any other Additional Senior Secured Debt Documents.

“Senior Lender” means a “Lender” as defined in either of the Credit Agreements.

“Senior Loan Obligations” means, collectively, (a) all Term Loan Agreement Obligations and (b) all Revolving Credit Agreement Obligations.

“Senior Loan Parties” means, collectively, (a) the administrative agent, the collateral agent, each other agent, the lenders and the issuing bank, in each case, under any of the Credit Agreements, (b) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under any of the Credit Agreements or an Affiliate of an agent or a lender under any of the Credit Agreements, and (c) the successors and permitted assigns of each of the foregoing.

“Senior Notes Parties” means, collectively, (a) the Trustee, the Notes Collateral Agent, each other agent, the Holders of the notes, in each case, under the indenture, and (b) any other Secured Party (as defined in any Notes Collateral Document), and the successors and permitted assigns of each of the foregoing.

“Senior Obligations” means the Senior Loan Obligations, the Note Obligations and any Additional Senior Secured Debt Obligations.

“Senior Representative” means, (i) in respect of a Credit Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Credit Facility or each of their successors in such capacity, as the case may be, which Person shall also be the Authorized Representative for such Credit Facility, (ii) in respect of the indenture, the Notes Collateral Agent and (iii) in respect of any Additional Senior Secured Debt, the trustee, administrative agent, collateral agent or similar agent under any related Additional Senior Secured Debt Documents or each of their successors in such capacity, as the case may be.

“Senior Secured Parties” means the Senior Loan Parties and, unless the Collateral Release Event has occurred, the Notes Secured Parties and any Additional Senior Secured Debt Parties.

“Series” means (a) the Term Loan Agreement Obligations, (b) the Revolving Credit Agreement Obligations, (c) the Note Obligations and (d) the Additional Senior Secured Debt Obligations incurred pursuant to any Additional Senior Secured Debt Facility, which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Debt Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of Senior Obligations are outstanding at any time and the holders of fewer than all Series of Senior Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral will constitute Shared Collateral for those Series of Senior Obligations the holders of which hold a valid and perfected security interest in such Collateral at such time, and will not constitute Shared Collateral for any Series of Senior Obligations the holders of which do not have a valid and perfected security interest in such Collateral at such time. Notwithstanding the foregoing, all (1) cash and cash equivalents held by the Senior Lenders, the administrative agent under the Credit Facilities or the Revolving Credit Facility Collateral Agent, to secure letter of credit obligations under the Credit Facilities or (2) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements will not constitute “Shared Collateral.”

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of ETE or a Subsidiary Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each guarantee of the obligations of ETE under the indenture and the notes by a Subsidiary of ETE in accordance with the provisions of the indenture.

“Subsidiary Guarantor” means each Subsidiary of ETE that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

“Term Debt Lien Release Date” means the first date on which (1) all the Term Loan Agreement Obligations have been paid or discharged in full and all lending commitments, if any, for future loans under every Term Loan Facility have been terminated or (2) all Liens on Collateral securing any Term Loan Agreement Obligations have been released or terminated.

“Term Loan Agreement” means the Second Amended and Restated Credit Agreement dated as of May 19, 2010, among ETE, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, governing the term loans provided by such lenders to ETE, including any loan documents, notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time (including with the same or different lenders or investors).

“Term Loan Agreement Obligations” means all Obligations of the Obligors under the Term Loan Agreement, including (a) (i) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Term Loan Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Term Loan Agreement, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and its Restricted Subsidiaries or pursuant to the Term Loan Agreement and (b) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Term Loan Agreement.

“Term Loan Facility” means any term loan facility provided pursuant to a Term Loan Agreement.

“Term Loan Facility Collateral Agent” means the administrative agent under the Term Loan Facility and its successors and permitted assigns that assume the role of collateral agent under the Term Loan Facility.

“Term Loan Facility Collateral Documents” means the Term Loan Security Agreement, the Intercreditor Agreement and each other security document or pledge agreement executed by ETE or any Restricted Subsidiary and delivered in accordance with applicable local or foreign law to grant to the Term Loan Facility Collateral Agent or perfect a valid, perfected security interest in Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of February 8, 2006, among ETE, Energy Transfer Partners, L.L.C., and Wachovia Bank, National Association, as Administrative Agent for the benefit of the Term Loan Senior Secured Parties, as amended, modified or supplemented from time to time.

“Term Loan Senior Secured Parties” means, collectively, (1) the administrative agent, each other agent and the lenders, in each case, under the Term Loan Agreement, (2) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Term Loan Agreement or an Affiliate of an agent or a lender under the Term Loan Agreement, and (3) the successors and permitted assigns of each of the foregoing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws, under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity subject to tax as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The following discussion assumes that you have not made the election to include all interest that accrues on a note in gross income on a constant yield basis (as described below under “Stated Interest and OID on the Notes”).

Stated Interest and OID on the Notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

The notes may be issued with OID for U.S. federal income tax purposes. The amount of OID (if any) is equal to the excess of a note’s stated principal amount over its issue price (as defined above). Any OID would be considered de minimis and generally ignored if it is less than 0.0025 multiplied by the product of the note’s stated principal amount and the number of complete years to maturity. If the notes are issued with OID exceeding a de minimis amount, then regardless of your method of tax accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

Certain Additional Payments

In certain circumstances (see “Description of Notes — Optional Redemption,” and “Description of Notes — Covenants — Change of Control”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will not have to be paid. Assuming such position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of such contingencies occurred. Our position is binding on a holder unless such holder discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination, however, is not binding on the IRS, and it is possible that the

IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate plus any otherwise applicable OID and to treat as ordinary interest income any gain realized on the taxable disposition of the note.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive (excluding any proceeds attributable to accrued but unpaid stated interest which will be recognized as ordinary interest income to the extent you have not previously included such amounts in income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note, increased by the amount of any OID you have previously included in income. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest (including any OID) on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, and backup withholding (at the applicable rate) may apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and that is not a U.S. holder.

Interest and OID on the Notes

Payments to you of interest (which for purposes of this discussion, includes any OID) on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances certifications as to foreign status of trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number), or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “— Tax Consequences to Non-U.S. Holders — Income or Gain Effectively Connected with a U.S. Trade or Business.”).

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to tax as described below (See “— Tax Consequences to Non-U.S. Holders — Income or Gain Effectively Connected with a U.S. Trade or Business”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest (including any OID) on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN if a treaty exemption applies) or successor form. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

Information Reporting and Backup Withholding

Payments to you of interest and any OID on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding (at the applicable rate) generally will not apply to payments to you of interest and any OID on a note if the statement described in “Tax Consequences to Non-U.S. Holders — Interest and OID on the Notes” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note (including a retirement or redemption) effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of a disposition of a note effected outside the United States by a broker that has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

The preceding discussion of certain U.S. federal income and estate tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of acquiring, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives, the principal amount of notes indicated in the following table.

Principal
Amount of
Underwriters	Notes

Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.
UBS Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
SunTrust Robinson Humphrey, Inc.

Total	$1,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that, if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to     % of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes to the public, the underwriters may change the offering price and other selling terms.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which they may be required to make in that respect.

The notes are new issues of securities for which there currently is no established trading market, and the notes will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $300,000.

In the ordinary course of its business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they received or will receive customary fees and expenses. In particular, Credit Suisse Securities (USA) LLC is a joint lead arranger and book runner for our new revolving credit facility and is an affiliate of the administrative agent under our new revolving credit facility, and Wells Fargo Securities, LLC and UBS Securities LLC have acted as lead arrangers and book runners for our existing term loan facility and Wells Fargo Securities, LLC is an affiliate of the administrative agent under the existing term loan facility. Additionally, the underwriters, other than Morgan Stanley & Co. Incorporated, or their affiliates are lenders and agents under certain of our credit facilities for which they receive interest and fees as provided in the credit agreements related to these facilities. We will use the net proceeds of the offering of the notes to repay outstanding loans and accrued interest under our existing revolving credit and term loan facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	(A) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (B) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Partnership;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes in this offering will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Equity, L.P., the audited consolidated balance sheet of LE GP, LLC, the audited consolidated financial statements of Energy Transfer Partners, L.P., the audited consolidated financial statements of Energy Transfer Partners, L.L.C. and the audited consolidated financial statements of Energy Transfer Partners GP, L.P., all incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

The consolidated financial statements of Regency Energy Partners LP as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, and the consolidated financial statements of Regency GP LP as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, all incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

APPENDIX A — GLOSSARY OF TERMS

The following is a list of certain acronyms and terms generally used in the energy industry and throughout this prospectus supplement:

/d — per day

Btu — British thermal unit, an energy measurement. A therm factor is used by gas companies to convert the volume of gas used to its heat equivalent, and thus calculate the actual energy used.

Capacity — Capacity of a pipeline, processing plant or storage facility refers to the maximum capacity under normal operating conditions and, with respect to pipeline transportation capacity, is subject to multiple factors (including natural gas injections and withdrawals at various delivery points along the pipeline and the utilization of compression) which may reduce the throughput capacity from specified capacity levels.

Dth — Million British thermal units (“dekatherm”).

Mcf — thousand cubic feet

MMBtu — million British thermal unit

MMcf — million cubic feet

Bcf — billion cubic feet

NGL — natural gas liquid, such as propane, butane and natural gasoline

Tcf — trillion cubic feet

LIBOR — London Interbank Offered Rate

NYMEX — New York Mercantile Exchange

Reservoir — A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

A-1

Prospectus

Energy Transfer Equity, L.P.

Debt Securities

We may offer and sell debt securities described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these debt securities and the general manner in which we will offer the debt securities. The specific terms of any debt securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the debt securities.

Investing in our debt securities involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our debt securities.

We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2010.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus generally describes Energy Transfer Equity, L.P. and the debt securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

All references in this prospectus to “we,” “us,” “Energy Transfer Equity” and “our” refer to Energy Transfer Equity, L.P. and its subsidiaries, Energy Transfer Partners, L.L.C. and Energy Transfer Partners GP, L.P. All references in this prospectus to “our general partner” refer to LE GP, LLC. All references in this prospectus to “Energy Transfer Partners GP” or “ETP GP” refer to Energy Transfer Partners GP, L.P. All references in this prospectus to “Energy Transfer Partners” or “ETP” refer to Energy Transfer Partners, L.P. and its wholly owned subsidiaries and predecessors.

ENERGY TRANSFER EQUITY, L.P.

We are a publicly traded limited partnership. Our common units are publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ETE.” We were formed in September 2002 and completed our initial public offering of 24,150,000 common units in February 2006. Our only cash generating assets are our direct and indirect investments in limited partner and general partner interests in our subsidiary, Energy Transfer Partners, L.P. Our direct and indirect ownership of ETP consists of approximately 62.5 million ETP common units, the general partner interest of ETP and 100% of the incentive distribution rights of ETP. We own the general partner interests and incentive distribution rights of ETP through Energy Transfer Partners GP, L.P., ETP’s general partner and one of our subsidiaries.

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and our telephone number at that location is (214) 981-0700.

ENERGY TRANSFER PARTNERS, L.P.

ETP is a publicly traded limited partnership. ETP’s common units are publicly traded on the NYSE under the ticker symbol “ETP.” ETP owns and operates a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, an interstate pipeline, natural gas treating and processing assets located in Texas, New Mexico, Arizona, Louisiana, Utah and Colorado, and three natural gas storage facilities located in Texas. These assets include more than 17,500 miles of pipeline in service. ETP also has a 50% interest in joint ventures with approximately 500 miles of interstate pipeline in service. ETP’s intrastate and interstate pipeline systems transport natural gas from several significant natural gas producing areas, including the Barnett Shale in the Fort Worth Basin in north Texas, the Bossier Sands in east Texas, the Permian Basin in west Texas and New Mexico, the San Juan Basin in New Mexico and other producing areas in south Texas and central Texas. ETP’s gathering and processing operations are conducted in many of these same producing areas as well as in the Piceance and Uinta Basins in Colorado and Utah. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiary, ETP, to make cash distributions to us, which is dependent on the results of operations, cash flows and financial condition of ETP;

•	the actual amount of cash distributions by ETP to us, which is affected by the amount, if any, of cash reserves established by the Board of Directors of the general partner of ETP and is outside of our control;

•	the amount of natural gas transported on ETP’s pipelines and gathering systems;

•	the level of throughput in ETP’s natural gas processing and treating facilities;

•	the fees ETP charges and the margins it realizes for its gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the prices of natural gas and propane compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil, propane and natural gas production;

•	the availability of imported oil and natural gas;

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to ETP’s interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	the maturity of the propane industry and competition from other propane distributors;

•	competition from other midstream companies, interstate pipeline companies and propane distribution companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with ETP’s pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of ETP’s liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by ETP’s customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of ETP’s internal growth projects, such as ETP’s construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to ETP’s existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and ETP’s ability to access certain capital sources;

•	the further deterioration of the credit and capital markets;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to ETP’s financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, or results of operations could be adversely affected. In that case, the trading price of our debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to those securities in the prospectus supplement.

USE OF PROCEEDS

Any specific use of the net proceeds of an offering of securities will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income from equity investees, minus interest capitalized. Fixed charges consist of net interest expense (inclusive of credit facility commitment fees) on all indebtedness, capitalized interest, the amortization of deferred financing costs, and interest associated with operating leases, if any.

	Nine Months	Year	Four Months
	Ended	Ended	Ended
	September 30,	December 31,	December 31,	Year Ended August 31,
	2009	2008	2007(1)	2007	2006	2005	2004

Ratio of earnings to fixed charges	2.21	2.74	2.58	2.75	3.55	2.98	12.44

(1)	In November 2007, we changed our fiscal year end from a year ending August 31 to a year ending December 31. Accordingly, the four months ended December 31, 2007 is treated as a transition period.

DESCRIPTION OF DEBT SECURITIES

Energy Transfer Equity, L.P. may issue senior debt securities under an indenture among Energy Transfer Equity, L.P., as issuer, the Subsidiary Guarantors, if any, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “indenture.” The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete. We have filed the form of indenture with the SEC as exhibits to the registration statement, and you should read the indenture for provisions that may be important to you.

References in this “Description of Debt Securities” to “we,” “us” and “our” mean Energy Transfer Equity, L.P., and not any of our subsidiaries.

Provisions Applicable to the Indenture

Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture does not limit the amount of debt securities that may be issued under any indenture, and does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture also does not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms.  We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of our general partner, accompanied by an officers’ certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;

•	the total principal amount of the debt securities of that series;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

•	any interest rate which the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to the benefits of any guarantee of any Subsidiary Guarantor;

•	the place or places where payments on the debt securities of that series will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for our other securities or securities of any other entity; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Events of Default.  We will describe in the prospectus supplement the terms events of default with respect to a series of debt securities and all provisions relating thereto.

Modification and Waiver.  The indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. We will describe in the prospectus supplement the terms that may not be modified without the consent of the holder of each debt security affected with respect to a series of debt securities.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. We will describe in the prospectus supplement the provisions applicable to defeasance with respect to a series of debt securities.

Governing Law.  New York law will govern the indenture and the debt securities.

Trustee.  We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Form, Exchange, Registration and Transfer.  The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents.  Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

PLAN OF DISTRIBUTION

Under this prospectus, we intend to offer our securities to the public through underwriters or directly to investors.

We will fix a price or prices of our securities at negotiated prices.

We may change the price of the securities offered from time to time.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act of 1933.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Vinson & Elkins L.L.P., Houston, Texas, will pass upon the validity of the securities offered in this registration statement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Equity, L.P. and the consolidated balance sheet of LE GP, LLC, all incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.energytransfer.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	our Current Reports on Form 8-K filed January 26, 2009, March 18, 2009, July 29, 2009, October 28, 2009, December 23, 2009 and January 20, 2010.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Attention: Sonia Aubé
Telephone: (214) 981-0700